Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

UNITED RENTALS (NORTH AMERICA), INC.

and

UNITED RENTALS OF CANADA, INC.,

as Buyers,

and

LD SERVICES, LLC,

NATIONAL PUMP & COMPRESSOR, LTD.,

CANADIAN PUMP & COMPRESSOR LTD.

and

GULFCO INDUSTRIAL EQUIPMENT, L.P.

as Sellers,

and

the OWNERS

Effective as of

March 7, 2014

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A	–	List of Owners
Exhibit B	–	EBITDA
Exhibit C	–	Net Working Capital
Exhibit D	–	Budgeted Rental Capital Expenditure Amounts
Exhibit E	–	Earnout Calculation
Exhibit F	–	Form of Bill of Sale
Exhibit G	–	Form of Assignment and Assumption Agreement
Exhibit H	–	Form of Transition Services Agreement
Exhibit I	–	Form of Pioneer Pump Supply Agreement
Exhibit J	–	Form of Special Warranty Deed
Exhibit K	–	Form of Replacement Lease
Exhibit L	–	Form of Employment Agreement
Exhibit M	–	Form of Consultant Agreement
Exhibit N	–	Louisiana Non-Compete Rider
Exhibit O	–	Specified Owners
Exhibit P	–	Form of Recoupment Agreement

DISCLOSURE SCHEDULES

Disclosure Schedule 1.1(a) (Domain Names)
Disclosure Schedule 1.1(b) (Permitted Liens)
Disclosure Schedule 2.2(d) (Excluded Contracts)
Disclosure Schedule 2.2(e) (Personal Vehicles)
Disclosure Schedule 2.2(k) (Other Excluded Assets)
Disclosure Schedule 2.3(Assumed Liabilities)
Disclosure Schedule 2.4 (Retained Liabilities)
Disclosure Schedule 3.2(i) (Replacement Leases)
Disclosure Schedule 4.1(c) (Equity Interests)
Disclosure Schedule 4.1(e) (Seller Consents)
Disclosure Schedule 4.2(a) (Financial Statements)
Disclosure Schedule 4.2(b) (Conduct of Business)
Disclosure Schedule 4.3(a)(i) (Personal Property Leases)
Disclosure Schedule 4.3(a)(ii) (Inventory)
Disclosure Schedule 4.3(a)(iii)(1) (Equipment)
Disclosure Schedule 4.3(a)(iii)(2) (Nonconforming Equipment)
Disclosure Schedule 4.3(a)(v) (Accounts Receivable)
Disclosure Schedule 4.3(a)(vi) (Bank Accounts)
Disclosure Schedule 4.3(b)(i) (Owned Real Property; Assigned Leases)
Disclosure Schedule 4.3(b)(viii) (Nonconforming Facilities)
Disclosure Schedule 4.3(c) (Intellectual Property)
Disclosure Schedule 4.3(d)(iii) (Unwritten Amendments or Waivers)
Disclosure Schedule 4.3(d)(iv) (Material Contracts)
Disclosure Schedule 4.4(b)(i) (Waivers or Extensions of Filing Deadlines)

-iv-

(continued)

Disclosure Schedule 4.4(b)(ii) (Tax Return Audits)
Disclosure Schedule 4.4(c) (Litigation)
Disclosure Schedule 4.4(e)(1) (Standard Form Rental Contract)
Disclosure Schedule 4.4(e)(2) (Product Quality and Warranty Claims)
Disclosure Schedule 4.5(a) (Customers and Suppliers)
Disclosure Schedule 4.5(b) (Insurance Policies)
Disclosure Schedule 4.5(c)(i) (Employee Matters)
Disclosure Schedule 4.5(c)(ii) (90-Day Terminated Employees)
Disclosure Schedule 4.5(c)(iii) (Employees Bound by Contract)
Disclosure Schedule 4.5(d) (Workers’ Compensation Claims)
Disclosure Schedule 4.5(e) (Benefit Plans)
Disclosure Schedule 4.5(f) (Union Contracts; Labor Disputes; Compliance)
Disclosure Schedule 4.5(g) (Affiliated Transactions)
Disclosure Schedule 4.5(h)(i) (Non-Compliance with Legal Requirements)
Disclosure Schedule 4.5(h)(ii)(1) (Governmental Authorizations)
Disclosure Schedule 4.5(h)(ii)(2) (List of Governmental Authorizations)
Disclosure Schedule 4.5(i)(v) (Underground Storage Tanks)
Disclosure Schedule 4.5(i)(viii) (Environmental Disclosure)
Disclosure Schedule 4.5(j) (Territorial Restrictions)
Disclosure Schedule 6.6(e)(i) (Installation of Wash Bays and Recycling Systems)
Disclosure Schedule 6.6(e)(ii) (Drainage System Repairs)
Disclosure Schedule 6.12 (Non-Compete Agreements)
Disclosure Schedule 7.1(c) (Material Seller Consents)
Disclosure Schedule 7.2(h) (Employment Agreements)

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of March 7, 2014 (the “Effective Date”), by and among United Rentals (North America), Inc. (“URNA”), a Delaware corporation and wholly-owned subsidiary of United Rentals, Inc., a Delaware corporation (“Parent”), and United Rentals of Canada, Inc. (“URC”, and together with URNA, “Buyers”), a corporation amalgamated under the laws of the Province of Ontario and wholly-owned subsidiary of Parent, on the one hand, and LD Services, LLC, a Texas limited liability company (“LD Services”), National Pump & Compressor, Ltd., a Texas limited partnership (“National Pump”), Canadian Pump & Compressor Ltd., a corporation incorporated under the laws of the Province of Alberta (“Canadian Pump”, and together with LD Services and National Pump, the “Pump Entities”) and GulfCo Industrial Equipment, L.P., a Texas limited partnership (“GulfCo”, and together with the Pump Entities, “Sellers” or individually, a “Seller”), and the general partner and limited partners, members, shareholders or other equity holders of each Seller, as the case may be, identified in Exhibit A (collectively, “Owners”), on the other hand.

R E C I T A L S

A.	Sellers’ business operations include renting, delivering, selling and/or servicing industrial equipment (including forklifts, earthmoving equipment, compactors, aerial equipment, air tools, concrete equipment, piping equipment), industrial water pumps, industrial compressors (rental only), industrial dryers (rental only) and other equipment (including, without limitation, light towers, generators, filter pots, after coolers, fish screens and other ancillary equipment) and parts and supplies related to any such equipment (all of the foregoing, the “Business”).

B.	Subject to the terms and conditions set forth herein, Sellers desire to sell, and Buyers desire to purchase, all of the assets and rights of Sellers Related to the Business.

C.	In order to induce Buyers to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, each Owner has agreed to (i) be a party to this Agreement, (ii) make the representations and warranties contained in this Agreement and (iii) be bound by the covenants and obligations set forth herein. Each Owner acknowledges that he has received substantial and adequate consideration for entering into this Agreement and performing the obligations hereunder, and that he will benefit from the transactions contemplated herein.

D.	In order to induce Buyers to enter into and to consummate the transactions contemplated hereby, and to protect the goodwill associated with the Business, each U.S. Key Employee and each Canadian Key Employee, each of whom is also an Owner, has agreed to enter into and be bound by the terms of the Recoupment Agreement.

E.	Sellers have delivered to Buyers certain Disclosure Schedules on the Effective Date. The Disclosure Schedules and the Exhibits (herein so called) referred to in this Agreement are a part hereof.

F.	Certain capitalized terms used herein are defined throughout the provisions of this Agreement.

ARTICLE 1

DEFINITIONS AND TERMS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“401(k) Plan” has the meaning set forth in Section 6.5(d).

“Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables of the Business, including all earned, unbilled revenue, as of the Closing Date arising out of the sale, rental or other disposition of goods or services Related to the Business, except to the extent attributable to the Excluded Assets.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Intellectual Property” means all of the Intellectual Property (whether owned or licensed) that is Related to the Business.

“Active Employees” means all employees employed on the Closing Date by each Seller for the Business who are employed primarily in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Affiliate” means, with respect to any party, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

“Agreed Principles” means GAAP applying consistent principles, policies, methodologies and practices that were used in the preparation of the Financial Statements to the extent in accordance with GAAP.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Cap” means an amount equal to the Purchase Price.

“Allocation Dispute Notice” has the meaning set forth in Section 2.9.

“Allocation Schedule” has the meaning set forth in Section 2.9.

“Annual Financial Statements” means, collectively, (a) the audited balance sheets for National Pump as of December 31, 2011, December 31, 2012 and December 31, 2013,

(b) the compiled balance sheets for each of LD Services and GulfCo as of December 31, 2013, (c) the reviewed balance sheets for Canadian Pump as of December 31, 2013, (d) the compiled balance sheets for GulfCo as of December 31, 2011 and December 31, 2012, (e) the internally generated balance sheets for each of Canadian Pump and LD Services as of December 31, 2011 and December 31, 2012, and (f) all of the related statements of income, changes in equity and cash flows for the one-year periods then ended, together with the related notes to such financial statements.

“Assigned Leases” means those leases and subleases, to which any Seller and/or its Affiliates is a party, governing real property used or leased (or subleased) by the Business, owned by Persons other than Sellers or their Affiliates and listed on Disclosure Schedule 4.3(b)(i).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in the form attached hereto as Exhibit G.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bank Accounts” means the accounts of any nature maintained by any Seller and Related to the Business at any bank, trust company, savings and loan association and other financial institution.

“Benefit Plans” means (i) all “employee benefit plans” as defined by Section 3(3) of ERISA and all other bonus, incentive compensation, deferred compensation, termination, change-in-control, profit sharing, equity option, equity appreciation right, equity bonus, equity purchase, employee equity ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other formal written employee compensation or benefit plan, agreement, policy, practice, commitment or contract (whether qualified or nonqualified), which currently is sponsored, established, maintained or contributed to or required to be contributed to by each Seller or for which any Seller has any liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which each Seller or any other ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six years prior to the Closing Date or with respect to which any Seller or any ERISA Affiliate has any liability.

“Bill of Sale” means a bill of sale in substantially the form attached hereto as Exhibit F.

“Books and Records” means all files, books and records Related to the Business, excluding any Excluded Assets.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with any covenant or obligation, or any event which with the passing of time or the giving of notice, or both, would constitute such breach, inaccuracy or failure.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City or Calgary, Alberta are authorized or obligated by any Legal Requirement or executive order to close.

“Buyers” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Calculated Canadian Pump Fleet Reimbursement” has the meaning set forth in Section 2.10(a)(iii).

“Calculated Canadian Pump Indebtedness Amount” has the meaning set forth in Section 2.10(a)(ii).

“Calculated Canadian Pump Net Working Capital” has the meaning set forth in Section 2.10(a)(i).

“Calculated Closing Schedule” has the meaning set forth in Section 2.10(a).

“Calculated GulfCo Fleet Reimbursement” has the meaning set forth in Section 2.10(a)(iii).

“Calculated GulfCo Indebtedness Amount” has the meaning set forth in Section 2.10(a)(ii).

“Calculated GulfCo Net Working Capital” has the meaning set forth in Section 2.10(a)(i).

“Calculated LD Services Indebtedness Amount” has the meaning set forth in Section 2.10(a)(ii).

“Calculated National Pump Fleet Reimbursement” has the meaning set forth in Section 2.10(a)(iii).

“Calculated National Pump Indebtedness Amount” has the meaning set forth in Section 2.10(a)(ii).

“Calculated National Pump Net Working Capital” has the meaning set forth in Section 2.10(a)(i).

“Canadian Key Employees” means Owen Myhre and Brian Hardy.

“Canadian Pump” has the meaning set forth in the Preamble.

“Canadian Pump Closing Cash Payment” has the meaning set forth in Section 2.8(b)(ii).

“Canadian Pump Fleet Reimbursement” means (i) the amount by which the Rental Capital Expenditures of Canadian Pump exceeds or is less than the budgeted amounts set forth in Exhibit D for Canadian Pump, as the case may be, from and after September 1, 2013, less (ii) the aggregate amount of proceeds received from any and all sales or other dispositions of Rental Equipment in any arms-length transaction by Canadian Pump from and after September 1, 2013.

“Canadian Pump Holdback Amount” means CAN$8,700,000.00.

“Canadian Pump Negative Amount” has the meaning set forth in Section 2.10(d)(ii).

“Canadian Pump Positive Amount” has the meaning set forth in Section 2.10(d)(ii).

“Canadian Pump Replacement Cost” has the meaning set forth in Section 2.10(a)(iv).

“Canadian Pump Target Working Capital” means CAN$2,500,000.00.

“Cap” means $100,000,000.00.

“Cash” means, without duplication, (x) the amount of cash and bank deposits as reflected in bank statements and certificates of deposits minus (A) amounts of unpaid checks, drafts and wire transfers issued on or prior to the time of determination, plus (B) amounts of undeposited or uncredited checks, drafts, credit card receipts, customer credit card payments in transit to Sellers and wire transfers received or in transit prior to the time of determination, but solely to the extent not included in Sellers’ Accounts Receivables in calculating Net Working Capital, plus (y) the fair market value, calculated as of the Closing Date in accordance with GAAP applied on a basis consistent with the preparation of the Annual Financial Statements, of all cash equivalents (including marketable securities and short term investments). For the avoidance of doubt, Cash (i) shall be calculated net of issued but uncleared checks and drafts, (ii) shall include checks and drafts deposited or received for deposit or credit for the accounts of Sellers, (iii) shall be calculated net of overdrawn accounts and (iv) shall be calculated without duplication or omission of any items included in or excluded from (as the case may be) Net Working Capital that would otherwise be Cash.

“Chosen Courts” means the United States District Court for the Southern District of New York or any New York State court sitting in New York City.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Cash Payment” has the meaning set forth in Section 2.8(b).

“Closing Date” means the fifth Business Day following the date on which the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived.

“Closing Price” has the meaning set forth in Section 2.6(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, including the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

“Competition Act (Canada)” means the Competition Act (Canada), as amended from time to time, including the rules and regulations promulgated thereunder.

“Compressor Assets” means (i) the three National Pump compressor branches located in Dallas, Texas, Fort Worth, Texas, and Deer Park, Texas, and (ii) the compressor-related assets (excluding rental assets) in the dual branches located in Beaumont, Texas; Oyster Creek, Texas; Tyler, Texas; Sulphur, Louisiana; and Mobile, Alabama.

“Confidential Information” means the data and information Related to the Business, including without limitation, Trade Secrets, details of contracts, pricing and pricing policies, information regarding cost, expense and profit margins, financial information, customer information, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by any Buyer (after Closing), any Seller, any Owner or any of their Affiliates in violation of this Agreement, (ii) is general knowledge in the equipment rental business and not specifically Related to the Business or (iii) the disclosure of which is required by Legal Requirement; provided that, to the extent practicable without violating applicable Legal Requirements, the applicable Seller immediately notifies Buyers of such disclosure requirement and Buyers have an opportunity to, at their own request and expense, contest or obtain a court order preventing such disclosure.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 4, 2013, between Parent and National Pump.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement and the Related Agreements) that are Related to the Business, or to which any of the Acquired Assets are subject, whether written or oral, except to the extent included in Excluded Assets.

“Current Assets” means, as of the Closing, the total current assets of the Business included in the line items set forth on Exhibit C, as determined in accordance with the Agreed Principles, excluding (i) Cash, (ii) any current Tax assets, (iii) any Intracompany Receivables, (iv) any Uncollected Accounts Receivable and (v) any Excluded Assets.

“Current Liabilities” means, as of the Closing, the total current liabilities of the Business included in the line items set forth on Exhibit C, as determined in accordance with the Agreed Principles, excluding (i) any Intracompany Payables, (ii) any current Tax Liabilities and (iii) any Retained Liabilities.

“Data Room Expense” has the meaning set forth in Section 2.8(c).

“Debt Financing” has the meaning set forth in Section 6.18(b).

“Disbursement Schedule” has the meaning set forth in Section 2.6(b).

“Dispute Notice” has the meaning set forth in Section 2.10(b).

“Domain Names” means the domain names set forth on Disclosure Schedule 1.1(a).

“Earnout Payment” has the meaning set forth in Section 2.12(a).

“Earnout Statement” has the meaning set forth in Section 2.12(d).

“Earnout Statement Objection Notice” has the meaning set forth in Section 2.12(e).

“EBITDA” means, for purposes of Section 2.12 and for any referenced fiscal period, the earnings before interest, taxes, depreciation and amortization, subject to other adjustments as set forth in Exhibit B. For the avoidance of doubt, the parties acknowledge and agree that any component of the EBITDA calculation related to the Compressor Assets historically recorded as such by Sellers will be eliminated to reflect the exclusion of the Compressor Assets from the Acquired Assets.

“EEOC” means the Equal Employment Opportunity Commission and any similar entities in other jurisdictions enforcing human rights codes or other employment standards, including provincial and territorial human rights tribunals.

“Effective Date” has the meaning set forth in the Preamble.

“Environment” means ambient air, soil, surface water, sediment, ground water, wetlands, land or subsurface strata, and natural resources.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or written notices of compliance or violation by any Person (including any governmental authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Environmental Release or threatened Environmental Release into the environment, of any Hazardous Material at any location presently or owned, operated, utilized, leased or managed by any Seller with respect to the Business; or (ii) circumstances reasonably forming the basis of any violation or alleged violation of Environmental Law, or other liability arising under, any Environmental Law or the common law; or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the current or former presence or Environmental Release of any Hazardous Materials.

“Environmental Condition” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Environmental Release, or emission of any Hazardous Materials.

“Environmental Laws” mean all federal, state, provincial, territorial or local statutes, regulations, ordinances, orders or requirements of any Governmental Authority relating to the regulation or protection of public health, safety or the Environment, including without limitation, statutes and regulations relating to Environmental Releases, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials, and to the protection of environmentally sensitive areas.

“Environmental Permits” means environmental, health and safety permits and governmental authorizations relating to the Environment.

“Environmental Releases” means releases, spills, emissions, leaks, injections, deposits, disposals, discharges, dispersals, leachings or migrations into the Environment.

“Equipment” means the items of furniture, fixtures, furnishings, machinery, automobiles, trucks, vehicles, spare parts, computers, tools, supplies, rental and other equipment (excluding Inventory) and other tangible personal property owned or leased by each Seller and Related to the Business.

“Equity Interests” means, with respect to any and all Sellers, all of the issued and outstanding capital stock or other equity interests of any and all Sellers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation or trade or business controlled by, controlling, or under common control with any Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Estimated Canadian Pump Fleet Reimbursement” has the meaning set forth in Section 2.8(a)(iii).

“Estimated Canadian Pump Indebtedness Amount” has the meaning set forth in Section 2.8(a)(ii).

“Estimated Canadian Pump Net Working Capital” has the meaning set forth in Section 2.8(a)(i).

“Estimated Closing Schedule” has the meaning set forth in Section 2.8(a).

“Estimated GulfCo Fleet Reimbursement” has the meaning set forth in Section 2.8(a)(iii).

“Estimated GulfCo Indebtedness Amount” has the meaning set forth in Section 2.8(a)(ii).

“Estimated GulfCo Net Working Capital” has the meaning set forth in Section 2.8(a)(i).

“Estimated LD Services Indebtedness Amount” has the meaning set forth in Section 2.8(a)(ii).

“Estimated National Pump Fleet Reimbursement” has the meaning set forth in Section 2.8(a)(iii).

“Estimated National Pump Indebtedness Amount” has the meaning set forth in Section 2.8(a)(ii).

“Estimated National Pump Net Working Capital” has the meaning set forth in Section 2.8(a)(i).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Exemption Certificates” has the meaning set forth in Section 6.4(c).

“Existing Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of December 11, 2013, by and among National Pump, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as syndication agent and administrative agent, as in effect on the date of this Agreement.

“Final Canadian Pump Fleet Reimbursement” means the Calculated Canadian Pump Fleet Reimbursement as finally determined pursuant to Section 2.10.

“Final Canadian Pump Payment” means an amount equal to (i) CAN$97,820,000.00, minus (ii) the Canadian Pump Holdback Amount, plus or minus (iii) the amount by which the Calculated Canadian Pump Net Working Capital, as finally determined pursuant to Section 2.10, exceeds or is less than the Canadian Pump Target Working Capital, as applicable, minus (iv) the Calculated Canadian Pump Indebtedness Amount as finally determined pursuant to Section 2.10, minus (v) the Canadian Pump Replacement Cost, plus or minus (vi) the Final Canadian Pump Fleet Reimbursement, as applicable.

“Final Closing Schedule” has the meaning set forth in Section 2.10(c).

“Final GulfCo Fleet Reimbursement” means the Calculated GulfCo Fleet Reimbursement as finally determined pursuant to Section 2.10.

“Final GulfCo Payment” means an amount equal to (i) $34,500,000.00, minus (ii) the GulfCo Holdback Amount, plus or minus (iii) the amount by which the Calculated GulfCo Net Working Capital, as finally determined pursuant to Section 2.10, exceeds or is less than the GulfCo Target Working Capital, as applicable, minus (iv) the Calculated GulfCo Indebtedness Amount as finally determined pursuant to Section 2.10, minus (v) the GulfCo Replacement Cost, plus or minus (vi) the Final GulfCo Fleet Reimbursement, as applicable.

“Final LD Services Payment” means an amount equal to (i) $26,767,000.00, minus (ii) the LD Services Holdback Amount, minus (iii) the Calculated LD Services Indebtedness Amount as finally determined pursuant to Section 2.10.

“Final National Pump Fleet Reimbursement” means the Calculated National Pump Fleet Reimbursement as finally determined pursuant to Section 2.10.

“Final National Pump Payment” means an amount equal to (i) $605,413,000.00, minus (ii) the National Pump Holdback Amount, plus or minus (iii) the amount by which the Calculated National Pump Net Working Capital, as finally determined pursuant to Section 2.10, exceeds or is less than the National Pump Target Working Capital, as applicable, minus (iv) the Calculated National Pump Indebtedness Amount, as finally determined pursuant to Section 2.10, minus (v) the National Pump Replacement Cost, plus or minus (vi) the Final National Pump Fleet Reimbursement, as applicable.

“Financial Statements” has the meaning set forth in Section 4.2(a).

“First Calculation Period” means the period beginning on the Closing Date and ending on the day before the date that is the first anniversary of the Closing Date.

“First Earnout Amount” has the meaning set forth in Section 2.12(b).

“Form 8594” means Internal Revenue Service Form 8594, Asset Acquisition Statement Under Section 1060.

“Fundamental Representations” means Sections 4.1(a), 4.1(b), 4.1(c), 4.4(b), 4.5(e), 4.5(i) and 4.7.

“GAAP” means those generally accepted accounting principles and practices which are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, results of operations and operating cash flow on a consolidated basis of each Seller, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government (including Canadian federal, provincial, territorial and local governments), political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court or other governmental or quasi-governmental entity with competent jurisdiction.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals Related to the Business and issued by or obtained from a Governmental Authority.

“GST” means the goods and services tax pursuant to the Excise Tax Act (Canada).

“GulfCo” has the meaning set forth in the Preamble.

“GulfCo Closing Cash Payment” has the meaning set forth in Section 2.8(b)(iv).

“GulfCo Fleet Reimbursement” means (i) the amount of Rental Capital Expenditures of GulfCo from and after September 1, 2013, less (ii) the aggregate amount of proceeds received from any and all sales or other dispositions of Rental Equipment in any arms-length transaction by GulfCo from and after September 1, 2013.

“GulfCo Holdback Amount” means $2,000,000.00.

“GulfCo Negative Amount” has the meaning set forth in Section 2.10(d)(iv).

“GulfCo Positive Amount” has the meaning set forth in Section 2.10(d)(iv).

“GulfCo Replacement Cost” has the meaning set forth in Section 2.10(a)(iv).

“GulfCo Target Working Capital” means $2,000,000.00.

“Hazardous Materials” means any “hazardous substance,” “pollutant or contaminant,” and “petroleum” and “natural gas liquids” as those terms are defined or used in Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, and any other substances regulated because of their effect or potential effect on public health and/or the Environment including, without limitation, polychlorinated biphenyls, lead paint, asbestos, and radioactive materials.

“Holdback Amount” means $51,300,000.00 and CAN$8,700,000.00, collectively.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulations promulgated thereunder.

“Income Tax Act (Canada)” means the Income Tax Act (Canada), as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) all debt, Liabilities for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and other monetary obligations similar to the foregoing, whether direct or indirect, current or non-current, and all Liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases, all Liabilities for installment purchases (or the deferred purchase price) of property and all Liabilities secured by any mortgage, pledge, security interest, lien, pledge, security interest, charge or other encumbrance, whether or not the Liability secured by the mortgage, pledge, security interest, lien charge or other encumbrance was assumed; (iii) all guaranties, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by the owner or otherwise; (iv) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (vi) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (vii) all accrued but unpaid interest (or interest equivalent) to the date of determination, related to any items of Indebtedness referred to in clauses (i) through (vi); and (viii) all fees, expenses, prepayment penalties, premiums and other amounts payable in connection with any redemption or prepayment of any item described in clauses (i) through (vii).

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Independent Accounting Firm” has the meaning set forth in Section 2.10(c).

“Initial Consideration” means the total consideration transferred by Buyers to each Seller or its Affiliates pursuant to this Agreement, other than the Earnout Payment paid pursuant to Section 2.12.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 4.2(a).

“Interim Financial Statements” has the meaning set forth in Section 4.2(a).

“Intracompany Payables” means all account, note or loan payables recorded on the books of each Seller, each Owner or any of their Affiliates for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from each Seller, each Owner or any of their Affiliates, whether current or non-current.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of each Seller, each Owner or any of their Affiliates for goods or services sold or provided by the Business to each Seller, each Owner or any of their Affiliates or advances (cash or otherwise) or any other extensions of credit made by the Business to each Seller, each Owner or any of their Affiliates, whether current or non-current.

“Invasive Activity” has the meaning set forth in Section 6.6(b).

“Inventory” means the inventory of equipment, parts and supplies held for sale or use in the Business.

“Investment Canada Act” means the Investment Canada Act, as amended from time to time, including the rules and regulations promulgated thereunder.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipments and all associated documentation, in each case, Related to the Business.

“Knowledge” has the meaning set forth in Section 10.10.

“Knowledge Individuals” has the meaning set forth in Section 10.10.

“LD Services” has the meaning set forth in the Preamble.

“LD Services Closing Cash Payment” has the meaning set forth in Section 2.8(b)(iii).

“LD Services Holdback Amount” means $2,900,000.00.

“LD Services Negative Amount” has the meaning set forth in Section 2.10(d)(iii).

“LD Services Positive Amount” has the meaning set forth in Section 2.10(d)(iii).

“Leased Premises” means all real property that is the subject of the Assigned Leases.

“Legal Requirements” means all judgments, writs, injunctions, decrees, orders, laws, statutes, ordinances, rules, regulations or codes enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in audited financial statements or disclosed in the notes thereto.

“Liens” means security interests, liens (choate or inchoate), encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other encumbrances, whether arising by contract or under law, other than inchoate statutory liens for amounts not yet payable.

“Losses” means any losses, expenses, damages, deficiencies, liabilities, claims or obligations, including investigative costs, costs of defense, settlement costs (subject to approval as provided below) and reasonable attorneys’ and accountants’ fees; it being understood that Losses include consequential, punitive, special, incidental and indirect damages, including lost profits.

“Material Adverse Effect” means any circumstance, fact, development, change or effect that, individually or in the aggregate, (x) is or would reasonably be expected to be materially adverse to (A) the business, assets, operations or financial condition of the Business or (B) the value of the Acquired Assets, or (y) does or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Legal Requirements or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures shall not be excluded); or (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, that with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv) and (vi) above, the impact of such events, occurrences, facts, conditions or changes may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such events, occurrences, facts, conditions or changes have a disproportionate adverse effect on the Business as compared to other participants in the industry in which the Business operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 4.3(d)(iv).

“Minimum Threshold” means $3,500,000.00.

“National Fittings & Hose” means National Fittings & Hose L.P., a Texas limited partnership.

“National Pump” has the meaning set forth in the Preamble.

“National Pump Closing Cash Payment” has the meaning set forth in Section 2.8(b)(i).

“National Pump Fleet Reimbursement” means (i) the amount by which the Rental Capital Expenditures of National Pump exceeds or is less than the budgeted amounts set forth in Exhibit D for National Pump, as the case may be, from and after September 1, 2013, less (ii) the aggregate amount of proceeds received from any and all sales or other dispositions of Rental Equipment in any arms-length transaction by National Pump from and after September 1, 2013.

“National Pump Holdback Amount” means $46,400,000.00.

“National Pump Negative Amount” has the meaning set forth in Section 2.10(d)(i).

“National Pump Positive Amount” has the meaning set forth in Section 2.10(d)(i).

“National Pump Replacement Cost” has the meaning set forth in Section 2.10(a)(iv).

“National Pump Target Working Capital” means $28,000,000.00.

“Net Working Capital” means the amount that is equal to the Current Assets minus the Current Liabilities. An illustrative example of the Net Working Capital is attached hereto as Exhibit C.

“Non-Compete Agreements” has the meaning set forth in Section 6.12.

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals, other than Governmental Authorizations, that are (i) held by any Seller or any of its Affiliates and (ii) Related to the Business.

“Notice Period” has the meaning set forth in Section 8.6(a).

“Offering Documentation” has the meaning set forth in Section 6.18(b)(iii).

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business generally in accordance with the Sellers’ normal day-to-day customs, practices and procedures. Solely for purposes of determining the amount of Rental Capital Expenditures in connection with the calculation of each of the First Earnout Amount and the Second Earnout Amount, reference to “Seller” in this definition of “Ordinary Course” or “Ordinary Course of Business” shall be replaced with “Pump Business”.

“OSHA” means the Occupational Safety and Health Administration and any similar entities in other jurisdictions enforcing employment, labor and occupational health and safety legislation, including provincial and territorial labor relations boards.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Intellectual Property” means the Acquired Intellectual Property that is owned by any Seller or any Affiliate thereof.

“Owned Real Property” has the meaning set forth in Section 4.3(b)(i).

“Owners” has the meaning set forth in the Preamble.

“Parent” has the meaning set forth in the Preamble.

“Permitted Liens” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar Liens imposed by Legal Requirement incurred in the Ordinary Course of Business for amounts not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, in each case, in an amount that would not be material; (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and are specifically listed on Disclosure Schedule 1.1(b), in each case, in an amount that would not be material; and (iii) with respect to real property: (A) minor defects and irregularities in title, easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar Ordinary Course restrictions, including any other agreements, conditions or restrictions evidencing a landlord’s interest in leased properties or a tenant’s interest in leased properties that would be shown by a current title report or other similar report or listing, (B) any encroachments, protusions or conditions that may be shown by a current survey or physical inspection, (C) all matters that would be disclosed on a current survey or title policy, title commitment or report, and (D) zoning, building, subdivision, planning, land use or other similar requirements or restrictions, in each case, that do not materially detract from the value of the real property affected thereby and do not materially interfere with the use of such property in the Ordinary Course of Business.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“Personal Property” means the Acquired Assets that are personalty, including without limitation, Inventory and Equipment.

“Phase I Assessments” has the meaning set forth in Section 6.6(b).

“Pioneer Pump” means Pioneer Pump, Inc., a Texas corporation.

“Pioneer Pump Equity Interest” means the 5.65% equity interest in Pioneer Pump owned by Mr. Walter “Loddie” Naymola.

“Pioneer Pump Supply Agreement” means an agreement to be executed by and between Pioneer Pump and Buyers in the form attached hereto as Exhibit I.

“Policies” has the meaning set forth in Section 4.5(b).

“Proceedings” has the meaning set forth in Section 4.4(c)(i).

“Product(s)” means any product, designed, formulated, manufactured, processed, rented, leased, delivered, serviced, sold or placed in the stream of commerce by the Business or any services provided by the Business.

“Property Taxes” has the meaning set forth in Section 6.4(d).

“Pump Business” means the Business (solely with respect to the business of each of National Pump, Canadian Pump and LD Services) as operated by Buyers and/or their Affiliates after the Closing.

“Pump Entities” has the meaning set forth in the Preamble.

“Pump Reimbursement Cap” means $25,000,000.00; provided that if the Closing does not occur on or prior to April 1, 2014, the Pump Reimbursement Cap shall be increased by up to an amount equal to the budgeted capital expenditure amount set forth in Exhibit D for the month of April 2014 plus $2,500,000.00; provided further that, if the Closing occurs prior to the last day of the month of April 2014, the amount by which the Pump Reimbursement Cap is increased shall be pro-rated.

“Purchase Price” has the meaning set forth in Section 2.6(a).

“Qualified Plan” means any Benefit Plan and related trust intended to be “qualified” within the meaning of Section 401(a) of the Code.

“Real Property” means, collectively, the Leased Premises, the real property subject to the Replacement Leases and the Owned Real Property.

“Recoupment Agreement” means the agreement in the form attached hereto as Exhibit P, to recoup the Restricted Stock Consideration upon the occurrence of certain events as set forth in such agreement.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Related Agreements” means each Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Replacement Leases and all other documents executed in connection with the consummation of the transactions contemplated by this Agreement.

“Related Party” means, with respect to a Person, any of the following Persons: (i) any executive officer, director, trustee or employee of such Person (including any immediate family member of any such executive officer, director or employee of such Person); (ii) any Affiliate of such Person; (iii) any 10% or greater stockholder or equity holder of such Person (including any executive officer, director, trustee or employee of such stockholder or equity holder); (iv) any trust or other similar entity created or operating for the benefit of such Person or such Person’s immediate family or any trust beneficiaries or other similar beneficiaries (or immediate family of such beneficiaries) of such Person; or (v) or any immediate family member of such Person. For purposes of this Agreement, each Owner will be deemed to be a Related Party with respect to any other Owner and any Seller.

“Related to the Business” means required for, related to, or used in connection with, the operation of the Business as conducted by Sellers and their Affiliates in the Ordinary Course prior to Closing.

“Remediation” or “Remedial Action” shall mean the removal, abatement, response, investigative, cleanup, and/or monitoring activities undertaken to address any Environmental Conditions, or Environmental Release of Hazardous Materials, including without limitation excavation, transportation and disposal of Hazardous Materials, and installation and operation of remediation systems.

“Rental Capital Expenditures” means the total cost of any items of Rental Equipment purchased and/or fabricated and placed in service in the Ordinary Course of the Business; provided that such items of Rental Equipment actually have been delivered to the applicable Seller and are Rental Ready or rented (pursuant to a bona fide arms-length rental for which the customer actually is being charged substantially full rates and is not materially overdue) or available for rental to customers. Solely for purposes of calculating each of the First Earnout Amount and the Second Earnout Amount, the reference to “Seller” in this definition of “Rental Capital Expenditures” shall be replaced with “Pump Business”.

“Rental Equipment” means any new and/or used industrial equipment (including forklifts, earthmoving equipment, compactors, aerial equipment, air tools, concrete equipment, piping equipment), industrial water pumps, industrial compressors (rental only), industrial dryers (rental only) and other equipment (including, without limitation, light towers, generators, filter pots, after coolers, fish screens and other ancillary equipment) and accessories related to such equipment that Sellers hold for rent in connection with the Business.

“Rental Ready” means, with respect to each item of Rental Equipment and each item of Equipment that is an Acquired Asset and is Related to the Business (including without limitation trucks, trailers, forklifts, machine shop and repair shop equipment, tools, office equipment and similar items), whether or not held for rental, that all maintenance has been performed in the Ordinary Course of Business with respect to such item and that such item does not require repairs; provided, however, that notwithstanding the foregoing, any Acquired Asset that is actually being rented by an independent third party pursuant to a bona fide arms-length rental agreement for which the customer actually is being charged will be deemed Rental Ready.

“Reparation Period” means the period starting on the Effective Date and ending on September 30, 2016, at 11:59 P.M., New York City time; provided that in the event an installation of a wash bay and/or recycling system has been commenced prior to, but not yet completed by, the end of the Reparation Period, such period shall be extended until the completion of such installation.

“Replacement Cost” means an amount equal to the sum of (i) the aggregate cost of replacing any item of Rental Equipment that is determined after the Closing Date to be missing or non-existing for any reason (other than in connection with (A) sales, leases, licenses and rentals in the Ordinary Course of Business or (B) dispositions of used, worthless or obsolete Rental Equipment in the Ordinary Course of Business) and (ii) the aggregate cost (excluding routine maintenance) incurred by Buyers in repairing any item of Rental Equipment that is determined by Buyers, using commercially reasonable business standards, to be not Rental Ready (or the aggregate costs incurred by Buyers in replacing any such non-Rental Ready item of Rental Equipment if such replacement is determined to be appropriate by Buyers using commercially reasonable business standards based on practices in the Business industry, but limited in such case to the lesser of the cost of such repair (if repair is practicable) or the cost of such replacement item of Rental Equipment; it being understood that the “aggregate cost” referenced in clauses (i) and (ii) above shall be equal to the greater of (x) 1.55 multiplied by the net book value of each such item of Rental Equipment and (y) 55% of the replacement cost of such item of Rental Equipment; provided, however, that the Replacement Cost of any item of Rental Equipment shall not exceed the gross rental revenue represented by such item of Rental Equipment during the fiscal year 2013.

“Replacement Leases” has the meaning set forth in Section 3.2(i).

“Representatives” has the meaning set forth in Section 6.18(b).

“Restricted Owner” means an Owner that holds 1% or more of the Equity Interests in any Seller.

“Restricted Period” means the period commencing on the day after the Closing Date and terminating on the five-year anniversary of the Closing Date; provided that for Sellers and Mr. Walter “Loddie” Naymola, the Restricted Period shall mean the period commencing on the day after the Closing Date and terminating on the six-year anniversary of the Closing Date.

“Restricted Stock” means the shares of common stock, par value $0.01 per share, of Parent issued in the form of legended restricted stock subject to a stop transfer instruction, which stop transfer instruction shall be withdrawn by Buyers and their designated transfer agent at six months following Closing; it being understood that, after such withdrawal at six months following Closing, transfer of such restricted stock shall be subject to compliance with applicable securities Legal Requirements.

“Restricted Stock Consideration” has the meaning set forth in Section 2.6(a).

“Restrictive Covenants” means the provisions of Section 6.9.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Second Calculation Period” means the period beginning on the date that is six (6) months after the Closing Date and ending on the date that is eighteen (18) months after the Closing Date. For example, if the Closing Date is April 1, 2014, then the Second Calculation Period begins on October 1, 2014, and ends on September 30, 2015.

“Second Earnout Amount” has the meaning set forth in Section 2.12(c).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Seller Consents” means the consents, approvals, waivers, authorizations, notices or filings required or advisable in connection with each Seller’s execution, delivery or performance of this Agreement and the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby on the part of any of them.

“Seller Indemnitees” has the meaning set forth in Section 8.3(a).

“Seller Representative” has the meaning set forth in Section 10.17(a).

“Sellers” has the meaning set forth in the Preamble.

“Significant Customer” means any customer accounting for $50,000.00 or greater of the total dollar sales volume of the Business for the one-year period ended on December 31, 2013.

“Significant Supplier” means any supplier providing $50,000.00 or greater of the total dollar value of goods purchased by the Business for the one-year period ended on December 31, 2013.

“Specified Owner” has the meaning set forth in Section 6.19.

“Target Area” means, (1) with regard to the Restricted Owners, the geographic areas consisting of: (i) the states of (A) Alabama, (B) Alaska, (C) Arizona, (D) Arkansas, (E) California, (F) Colorado, (G) Connecticut, (H) Delaware, (I) Florida, (J) Georgia, (K) Hawaii, (L) Idaho, (M) Illinois, (N) Indiana, (O) Iowa, (P) Kansas, (Q) Kentucky, (R) Louisiana, (S) Maine, (T) Maryland (including the District of Columbia), (U) Massachusetts, (V) Michigan, (W) Minnesota, (X) Mississippi, (Y) Missouri, (Z) Montana, (AA) Nebraska, (BB) Nevada, (CC) New Hampshire, (DD) New Jersey, (EE) New Mexico, (FF) New York, (GG) North Carolina, (HH) North Dakota, (II) Ohio, (JJ) Oklahoma, (KK) Oregon, (LL) Pennsylvania, (MM) Rhode Island, (NN) South Carolina, (OO) South Dakota, (PP) Tennessee, (QQ) Texas, (RR) Utah, (SS) Vermont, (TT) Virginia, (UU) Washington, (VV) West Virginia, (WW) Wisconsin, and (XX) Wyoming; and (ii) the Canadian Provinces of (A) New Brunswick, (B) Newfoundland and Labrador, (C) Nova Scotia, (D) Ontario, (E) Prince Edward Island, (F) Quebec, (G) Manitoba, (H) Saskatchewan, (I) Alberta, and (J) British Columbia, and (2) with regard to Brandon James Fontenot and Samuel Lee Smith, Jr., the geographic area consisting of the 150-mile radius from each of (i) Beaumont, Texas and (ii) Sulphur, Louisiana.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

“Tax” or “Taxes” means all federal, state, provincial, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem (including indirect taxes such as the GST and the Harmonized Sales Tax in Canada), transfer, franchise, profits, capital, capital gains, license, lease, service, service use, withholding, payroll, employment, unemployment, health, Canada pension plan contributions, excise, severance, stamp, occupation, heavy equipment dealer tax, premium, property, windfall profits, customs, duties, surtaxes or other taxes of any kind whatever imposed upon any Seller, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Trade Secrets” means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Transfer Taxes” means all sales, use, transfer, documentary and other similar Taxes which may be imposed or assessed as a result of Buyers’ purchase of the Acquired Assets.

“Transition Employees” has the meaning set forth in Section 6.5(a)(i).

“Transition Services Agreement” means a transition services agreement in the form attached as Exhibit H.

“Uncollected Accounts Receivable” means Accounts Receivable not collected within 180 days after the Closing Date.

“URC” has the meaning set forth in the Preamble.

“URNA” has the meaning set forth in the Preamble.

“U.S. Key Employees” means William A. Kiker, Matthew H. Ashabranner, Michael Nix, Ross T. Derouen, Matthew W. Adams, Jason R. Pyle and Rhett Lasserre.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended from time to time, including the rules and regulations promulgated thereunder, and any similar employment or labor legislation in applicable jurisdictions.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars, and the term “CAN$” means Canadian dollars;

(d) references herein to a specific Section, subsection or Disclosure Schedule shall refer, respectively, to Sections, subsections or Disclosure Schedules of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender includes each other gender; and

(g) the term “days” shall refer to calendar days.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement, and based on the representations, warranties, covenants and agreements set forth herein, at the Closing, each of National Pump, GulfCo and LD Services shall sell, convey, transfer, assign and deliver to URNA, and Canadian Pump shall sell, convey, transfer, assign and deliver to URC, and URNA shall purchase from each of National Pump, GulfCo and LD Services, and URC shall purchase from Canadian Pump, each such Seller’s right, title and interest in and to all of the Sellers’ assets, properties, rights and claims Related to the Business, whether tangible or intangible, real, personal or mixed, except for Excluded Assets (collectively, the “Acquired Assets”) free and clear of Liens (other than Permitted Liens), including all of such right, title and interest in and to: (a) the Accounts Receivable; (b) the Inventory; (c) the Contracts; (d) the Acquired Intellectual Property; (e) the Books and Records; (f) the Equipment; (g) the Leased Premises; (h) the Owned Real Property; (i) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any Seller or any of its Affiliates to the extent related to the Acquired Assets, the Assumed Liabilities or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise; (j) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to an Acquired Asset; (k) to the extent their transfer is permitted by applicable Legal Requirements, all Governmental Authorizations and Non-Governmental Authorizations and all applications therefor; (l) the Non-Compete Agreements; and (m) all guaranties, warranties, indemnities and similar rights in favor of any Seller or any of its Affiliates to the extent related to any Acquired Asset.

2.2 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Sellers and their respective Affiliates shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyers hereunder, and the Acquired Assets shall not include, the following (collectively, the “Excluded Assets”): (a) any asset or class of assets excluded from the defined terms set forth in Sections 2.1(a) through 2.1(m) by virtue of the limitations expressed or implied therein; (b) all Cash as of the Closing Date; (c) all Intracompany Receivables; (d) all Contracts set forth on Disclosure Schedule 2.2(d); (e) all assets, properties, rights and claims relating to each of (1) the Compressor Assets, (2) the two aircraft owned by LD Services and described on Disclosure Schedule 2.2(e) and (3) the vehicles driven by Mr. Walter “Loddie” Naymola,

Mr. Don S. Shaver and Mr. Matthew H. Ashabranner that are owned by LD Services and described on Disclosure Schedule 2.2(e); (f) the rights of Sellers and Owners under this Agreement and the Related Agreements; (g) each Seller’s corporate seals, organizational documents (including bylaws, limited partnership agreements and limited liability agreements), minute books, stock books, Tax Returns filed by the Sellers and associated files and records, books of account or other records having to do with the organization of Seller, and any other books and records (other than the Books and Records) which any Seller is prohibited from disclosing or transferring to Buyers under applicable Legal Requirements and is required by applicable Legal Requirements to retain, or otherwise determines are necessary or advisable to retain; (h) Tax assets relating in whole or part to taxable periods ending on or before the Closing Date, including refunds, credits, and net operating losses; (i) the Policies listed on Disclosure Schedule 4.5(b); (j) all assets related to any and all Benefit Plans; and (k) any other assets, properties, rights and/or claims set forth on Disclosure Schedule 2.2(k).

2.3 Buyers’ Assumption of Liabilities and Contracts. On the terms and subject to the conditions set forth herein, at the Closing, Sellers shall assign and Buyers shall only assume, and agree to pay, perform and discharge when due, (a) the Liabilities (or any portion thereof) of the Acquired Assets arising out of, relating to or in connection with events or circumstances first occurring on or after Closing, (b) the trade accounts payables and accrued expenses of Sellers (other than the Intracompany Payables) in connection with the Acquired Assets that remain unpaid at Closing, (c) all Liabilities of Buyers or their Affiliates relating to employee benefits, compensation or other terms and conditions of employment arising on or after Closing with respect to any Transition Employee who actually accepts an offer of employment with and becomes employed by either Buyer or either Buyer’s Affiliates, and (d) the Liabilities set forth on Disclosure Schedule 2.3 (collectively, the “Assumed Liabilities”). For the avoidance of doubt, Buyers shall not assume or have any responsibility of any nature with respect to any Liability Related to the Business, the Acquired Assets or the current or former Active Employees or Transition Employees that exists, or arises out of the operation or ownership of the Acquired Assets or the Business or the employment of the current or former Active Employees or Transition Employees, prior to the Closing and that is not an Assumed Liability.

2.4 Sellers’ Retention of Liabilities. Notwithstanding any other provision of this Agreement, Buyers shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Acquired Assets be subject to, any Liabilities that any Seller is, or could become, subject to or liable for, other than the Assumed Liabilities, including without limitation: (a) any and all Liabilities arising out of, relating to, or in connection with any Excluded Asset; (b) any and all Liabilities arising out of, relating to, or in connection with any Proceeding (including the Proceedings set forth on Disclosure Schedule 4.4(c)); (c) any and all Liabilities arising out of, relating to, or in connection with any of any Seller’s or any Owner’s obligations under this Agreement and the Related Agreements; (d) any and all Liabilities of any Seller for any claims for bodily injury, death or property damage arising out of, relating to, or in connection with events or circumstances first occurring prior to Closing, including without limitation employee injuries, workers’ compensation claims and third-party general liability claims arising from vehicular accidents or from the operation of the Acquired Assets; (e) any and all Liabilities relating to each Seller’s employment of and provision of compensation and benefits to its employees, former employees, independent contractors and any other Person who provides or provided services to such Seller; and (f) those Liabilities set forth on Disclosure Schedule 2.4 (collectively, the “Retained Liabilities”).

2.5 Non-Assignability of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Buyers of any asset that would be an Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Legal Requirement or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Article 7, in which event the Closing shall proceed only if the failed condition is waived by the party or parties entitled to the benefit thereof. In the event that the failed condition is waived and the Closing proceeds without the transfer, sublease or assignment of any such asset, then (i) such asset shall be regarded as an Acquired Asset for purposes of the calculations required under Section 2.6 if such asset is a Current Asset and (ii) following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to promptly obtain such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyers the benefits of use of such asset and to Sellers or their Affiliates the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Buyers at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Sellers shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such asset to the applicable Buyer at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to the applicable Buyer following the Closing pursuant to this Section 2.5, then Buyers and Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyers of the obligations thereunder. Sellers shall remit to Buyers upon receipt thereof, all income, proceeds and other monies received by Sellers or any of their Affiliates in connection with its use of any asset (net of any Taxes and any other costs imposed upon Sellers or any of their Affiliates) in connection with the arrangements under this Section 2.5.

2.6 Purchase Price.

(a) In consideration of the sale to Buyers of the Acquired Assets and the other transactions contemplated under this Agreement and the Related Agreements, and provided that all of the conditions precedent to the obligations of each Buyer and each Seller set forth in Article 7 of this Agreement have been satisfied or waived before or at the Closing as described in Article 7, Buyers will pay or cause to be paid to or on behalf of Sellers and/or Owners, as the case may be, an aggregate purchase price (the “Purchase Price”) of (1) the aggregate amount equal to the sum of $653,056,783.00 and CAN$96,757,500.00 in cash at the Closing, plus (2) an amount of shares of Restricted Stock (the “Restricted Stock Consideration”) equal to the sum of (A) the quotient of (x) $13,623,217.00, divided by (y) the closing price of the shares of common stock, par value $0.01 per share, of Parent, at the close of business of the New York Stock Exchange on the Business Day immediately prior to the Closing Date (the “Closing Price”), plus (B) the quotient of (x) CAN$1,062,500.00, divided by (y) the Closing Price, plus (3) any Earnout Payment in connection with Section 2.12, plus or minus (4) any adjustments in accordance with the terms of this Article 2.

(b) At least five Business Days prior to the Closing, Sellers shall deliver to Buyers a schedule (the “Disbursement Schedule”) which shall set forth (i) the portion of the Closing Cash Payment to be paid to each Seller by Buyers and to each Owner by either Buyers or the applicable Seller, and the wire transfer instructions for the accounts into which such payments shall be made; (ii) the portion of the Restricted Stock Consideration to be issued to each U.S. Key Employee and to Canadian Pump; and (iii) the wire transfer instructions for the accounts for the payment of the aggregate amount of the Indebtedness of each of National Pump, Canadian Pump, LD Services and GulfCo.

2.7 Payment. At the Closing, (a) Buyers shall pay to or on behalf of Sellers and/or Owners, as the case may be, (i) the Closing Cash Payment to each Seller and each Owner by wire transfer in immediately available funds to the applicable account(s) designated for such Seller and such Owner on the Disbursement Schedule, in the amount set forth opposite such Seller and such Owner on the Disbursement Schedule; and (ii) the Estimated National Pump Indebtedness Amount, the Estimated Canadian Pump Indebtedness Amount, the Estimated LD Services Indebtedness Amount and the Estimated GulfCo Indebtedness Amount by wire transfer in immediately available funds to the applicable account(s) set forth on the Disbursement Schedule; and (b) Parent shall issue the Restricted Stock Consideration to each U.S. Key Employee and to Canadian Pump.

2.8 Adjustments to the Purchase Price.

(a) Estimated Closing Schedule. Sellers shall deliver to Buyers at least five (5), but not more than ten (10), Business Days prior to the Closing Date, a schedule (the “Estimated Closing Schedule”) prepared in good faith by Sellers and reasonably satisfactory to Buyers, which shall set forth each Seller’s reasonable estimated calculation, as of 12:01 A.M., New York City time, on the Closing Date, of:

(i) the Net Working Capital (including each component thereof) of each of National Pump (the “Estimated National Pump Net Working Capital”), Canadian Pump (the “Estimated Canadian Pump Net Working Capital”) and GulfCo (the “Estimated GulfCo Net Working Capital”);

(ii) the aggregate amount (including each component thereof) of Indebtedness of each of National Pump (the “Estimated National Pump Indebtedness Amount”), Canadian Pump (the “Estimated Canadian Pump Indebtedness Amount”), LD Services (the “Estimated LD Services Indebtedness Amount”) and GulfCo (the “Estimated GulfCo Indebtedness Amount”); and

(iii) the aggregate amount (including each component thereof) of the National Pump Fleet Reimbursement (such estimate thereof, the “Estimated National Pump Fleet Reimbursement”), the Canadian Pump Fleet Reimbursement (such estimate thereof, the “Estimated Canadian Pump Fleet Reimbursement”) and the GulfCo Fleet Reimbursement (such estimate thereof, the “Estimated GulfCo Fleet Reimbursement”).

Sellers will prepare each of the amounts referenced in this Section 2.8(a) in good faith and in accordance with this Section 2.8(a), Exhibit C and the Agreed Principles, and deliver the Estimated Closing Schedule accompanied by a certification to such effect from the Seller Representative. Sellers will provide reasonable documentation detailing the calculations and other information required to be included in the Estimated Closing Schedule and its components, together with such additional information as Buyers may reasonably request. The Estimated Closing Schedule shall control solely for purposes of determining the amounts to be paid at the Closing and shall not limit or otherwise affect any party’s remedies under this Agreement or the Related Agreements or otherwise or constitute an acknowledgment by any party of the accuracy thereof.

(b) At the Closing, Buyers shall pay the following amounts (such amounts to be referred to collectively as the “Closing Cash Payment”) to or on behalf of Sellers and/or Owners, as the case may be, in accordance with Section 2.7:

(i) An aggregate of $591,789,783.00 in cash, adjusted as follows (as adjusted in accordance with this Section 2.8(b)(i), the “National Pump Closing Cash Payment”):

(A) plus the amount by which the Estimated National Pump Net Working Capital exceeds the National Pump Target Working Capital or minus the amount by which the National Pump Target Working Capital exceeds the Estimated National Pump Net Working Capital, as applicable,

(B) minus the Estimated National Pump Indebtedness Amount,

(C) minus the National Pump Holdback Amount,

(D) plus or minus the Estimated National Pump Fleet Reimbursement, as applicable,

as set forth on the Estimated Closing Schedule (which schedule Sellers will complete and deliver to Buyers as described in Section 2.8(a)).

(ii) An aggregate of CAN$96,757,500.00 in cash, adjusted as follows (as adjusted in accordance with this Section 2.8(b)(ii), the “Canadian Pump Closing Cash Payment”):

(A) plus the amount by which the Estimated Canadian Pump Net Working Capital exceeds the Canadian Pump Target Working Capital or minus the amount by which the Canadian Pump Target Working Capital exceeds the Estimated Canadian Pump Net Working Capital, as applicable,

(B) minus the Estimated Canadian Pump Indebtedness Amount,

(C) minus the Canadian Pump Holdback Amount,

(D) plus or minus the Estimated Canadian Pump Fleet Reimbursement, as applicable,

as set forth on the Estimated Closing Schedule (which schedule Sellers will complete and deliver to Buyers as described in Section 2.8(a)).

(iii) An aggregate of $26,767,000.00 in cash, adjusted as follows (as adjusted in accordance with this Section 2.8(b)(iii), the “LD Services Closing Cash Payment”):

(A) minus the Estimated LD Services Indebtedness Amount,

(B) minus the LD Services Holdback Amount,

as set forth on the Estimated Closing Schedule (which schedule Sellers will complete and deliver to Buyers as described in Section 2.8(a)).

(iv) An aggregate of $34,500,000.00 in cash, adjusted as follows (as adjusted in accordance with this Section 2.8(b)(iv), the “GulfCo Closing Cash Payment”):

(A) plus the amount by which the Estimated GulfCo Net Working Capital exceeds the GulfCo Target Working Capital or minus the amount by which the GulfCo Target Working Capital exceeds the Estimated GulfCo Net Working Capital, as applicable,

(B) minus the Estimated GulfCo Indebtedness Amount,

(C) minus the GulfCo Holdback Amount,

(D) plus the Estimated GulfCo Fleet Reimbursement, if any,

as set forth on the Estimated Closing Schedule (which schedule Sellers will complete and deliver to Buyers as described in Section 2.8(a)).

(c) The Closing Cash Payment paid by Buyers to Sellers pursuant to this Article 2 shall be reduced by an amount equal to one-half (1/2) of all costs, expenses and charges incurred in connection with the establishment and maintenance of the virtual data room used in connection with Buyers’ due diligence review of Sellers and the Business (the “Data Room Expense”); provided that the Data Room Expense shall be included in the Estimated Closing Schedule (which schedule Sellers will complete and deliver to Buyers as described in Section 2.8(a)), which shall set forth the allocation of the Data Room Expense among each Seller.

(d) All adjustments to the Purchase Price set forth in this Agreement shall be made by adjusting the Closing Cash Payment.

2.9 Allocation of Purchase Price. Contemporaneous with the delivery of the Calculated Closing Schedule, Buyers shall deliver to each Seller a written schedule prepared in good faith by Buyers that allocates the portion of the Purchase Price paid to each Seller among the Acquired Assets sold by such Seller to the applicable Buyer (setting forth, among other things, the allocation of the Purchase Price payable to Canadian Pump for Canadian federal, provincial and local Tax purposes) for Sellers’ review and approval (with respect to each Seller, an “Allocation Schedule”). Such Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. Sellers shall have thirty (30) days after Buyers’ delivery to Sellers of the Allocation Schedule during which to notify Buyers in writing of any dispute of any allocation, item, calculation or other matter contained in the Allocation Schedule, which Allocation Dispute Notice shall set forth a description of the dispute and the adjustments to the Allocation Schedule that Sellers believe should be made (an “Allocation Dispute Notice”). If Sellers do not deliver an Allocation Dispute Notice to Buyers within such 30-day period or if Sellers at any time during such 30-day period notify Buyers in writing that Sellers agree with the Allocation Schedule in its entirety, then the Allocation Schedule shall become final and binding on all parties hereto. In the event that Sellers deliver an Allocation Dispute Notice to Buyers within such 30-day period, Sellers and Buyers shall cooperate in good faith to resolve any dispute(s) specified therein as promptly as possible, and any resolution by them as to any item, calculation or other matter specified in the Dispute Notice shall be final and binding on the parties hereto. If an Allocation Schedule becomes final, Sellers and Buyers shall prepare jointly a Form 8594, in conformity with such final Allocation Schedule. Buyers and Sellers shall attach such Form 8594 to their respective tax returns for the 2014 tax year, and to the extent that the Purchase Price is adjusted, revise and amend the Allocation Schedule and Form 8594 as necessary. A final Allocation Schedule shall be binding on Sellers and Buyers for all Tax reporting purposes and neither Buyers nor Sellers (or any of their respective Affiliates) shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable Legal Requirements; provided, that nothing contained herein shall prevent Buyers or Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule, and neither Buyers nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation Schedule. Notwithstanding the foregoing, if Sellers and Buyers do not finalize an Allocation Schedule by agreement (or agree to revise and amend an Allocation Schedule), neither Buyers nor Sellers shall be bound by any Allocation Schedule, and each may prepare, revise and file its own Form 8594.

2.10 Post-Closing Adjustments to the Purchase Price.

(a) Within 150 days following the Closing Date, Buyers shall prepare and deliver to Sellers a schedule prepared in good faith by Buyers (the “Calculated Closing Schedule”), which shall set forth Buyers’ calculation, as of 12:01 A.M., New York City time, on the Closing Date, of:

(i) the Net Working Capital (including each component thereof) of each of National Pump (the “Calculated National Pump Net Working Capital”), Canadian Pump (the “Calculated Canadian Pump Net Working Capital”) and GulfCo (the “Calculated GulfCo Net Working Capital”);

(ii) the aggregate amount (including each component thereof) of Indebtedness of each of National Pump (the “Calculated National Pump Indebtedness Amount”), Canadian Pump (the “Calculated Canadian Pump Indebtedness Amount”), LD Services (the “Calculated LD Services Indebtedness Amount”) and GulfCo (the “Calculated GulfCo Indebtedness Amount”);

(iii) the aggregate amount (including each component thereof) of each of the National Pump Fleet Reimbursement (such calculation thereof, the “Calculated National Pump Fleet Reimbursement”), the Canadian Pump Fleet Reimbursement (such calculation thereof, the “Calculated Canadian Pump Fleet Reimbursement”) and the GulfCo Fleet Reimbursement (such calculation thereof, the “Calculated GulfCo Fleet Reimbursement”); and

(iv) the Replacement Cost with respect to each of National Pump (the “National Pump Replacement Cost”), Canadian Pump (the “Canadian Pump Replacement Cost”) and GulfCo (the “GulfCo Replacement Cost”), if any.

Buyers will prepare calculations of each of the amounts referenced in this Section 2.10(a) in good faith and in accordance with this Section 2.10(a), Exhibit C and the Agreed Principles. Buyers will provide to Sellers and their accountants and/or representatives, at Buyers’ expense and subject to the reasonable rules and regulations of Buyers, reasonable documentation detailing the calculations and other information required to be included in the Calculated Closing Schedule and its components, together with such additional information as Sellers may reasonably request; provided that Sellers shall and shall cause any of their accountants and/or representatives to treat any information gained thereby as confidential.

(b) Sellers shall have thirty (30) days after Buyers’ delivery to Sellers of the Calculated Closing Schedule during which to notify Buyers in writing (a “Dispute Notice”) of any dispute of any item, calculation or other matter contained in the Calculated Closing Schedule, which Dispute Notice shall set forth a description of the dispute and the adjustments to the Calculated Closing Schedule that Sellers believe should be made. If Sellers deliver a Dispute Notice during such 30-day period, then only those items, calculations or other matters that are specified in such Dispute Notice shall be deemed in dispute and all other items, calculations or other matters shall be final and binding upon the parties hereto. If Sellers fail to deliver a Dispute Notice to Buyers within such 30-day period or if Sellers at any time during such 30-day period notify Buyers in writing that Sellers agree with the Calculated Closing Schedule in its entirety, then the Calculated Closing Schedule shall become final and binding on all parties hereto and shall be deemed to be the Final Closing Schedule. In the event that Sellers deliver a Dispute Notice to Buyers within such 30-day period, Sellers and Buyers shall cooperate in good faith to resolve any dispute(s) specified therein as promptly as possible, and any resolution by them as to any item, calculation or other matter specified in the Dispute Notice shall be final and binding on the parties hereto. Buyers and their accountants and/or representatives shall be provided full access to all information used by Sellers in preparing a Dispute Notice, including the work papers of the accountants of Sellers.

(c) If Buyers and Sellers are unable to resolve any dispute specified in a Dispute Notice within thirty (30) days of Sellers’ delivery of such Dispute Notice, such dispute shall be resolved by a jointly selected nationally recognized accounting firm (the “Independent

Accounting Firm”) retained by Sellers and Buyers to resolve any remaining disputes between Buyers and Sellers specified in the Dispute Notice. The Independent Accounting Firm, acting as experts and not as arbitrators, shall determine, in accordance with the Agreed Principles, and only with respect to the remaining disputed items, calculations or other matters specified in the Dispute Notice, whether and to what extent, if any, the Calculated Closing Schedule requires adjustment. In resolving any disputed item or other matter specified in a Dispute Notice, the Independent Accounting Firm may not assign a value to any item or matter greater than the greatest value for such item or matter claimed by either party or less than the smallest value for such item or matter claimed by either party. If Sellers and Buyers cannot jointly agree on an Independent Accounting Firm, Sellers and Buyers shall each submit to their respective accountants the name of an accounting firm (which shall not be either of their respective accounting firms), and the Independent Accounting Firm shall be selected by lot from these two firms by the respective accountants of the two parties. The Independent Accounting Firm shall be instructed by Buyers and Sellers to use every reasonable effort to perform its services within thirty (30) days after submission of the Calculated Closing Schedule and the Dispute Notice to it and, in any case, as soon as practicable after submission. The Independent Accounting Firm’s determination shall be final and binding upon the parties hereto. Sellers and Buyers shall make readily available to the Independent Accounting Firm all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Estimated Closing Schedule and Dispute Notice and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The “Final Closing Schedule” shall be deemed to be (i) the Calculated Closing Schedule if no Dispute Notice is delivered by Sellers within the 30-day period specified in Section 2.10(b), (ii) the Calculated Closing Schedule if Sellers notify Buyers in writing that Sellers agree with the Calculated Closing Schedule in its entirety at any time during the 30-day period specified in Section 2.10(b), or (iii) if a Dispute Notice is delivered by Sellers within the 30-day period specified in Section 2.10(b), the Calculated Closing Schedule as adjusted by (A) the written agreement of Sellers and Buyers and/or (B) the written determination of the Independent Accounting Firm. The Final Closing Schedule shall be final and binding on the parties hereto. One-half (1/2) of any fees and expenses relating to the engagement of the Independent Accounting Firm shall be borne by each of Buyers, on the one hand, and Sellers, on the other hand.

(d) Within five (5) Business Days after the date on which the Calculated Closing Schedule becomes the Final Closing Schedule in accordance with Section 2.10(c), a cash adjustment to each of the National Pump Closing Cash Payment, the Canadian Pump Closing Cash Payment, the LD Services Closing Cash Payment and the GulfCo Closing Cash Payment shall be made, on a dollar-for-dollar basis, as follows:

(i) In the event that the Final National Pump Payment exceeds the National Pump Closing Cash Payment (the amount of such difference, the “National Pump Positive Amount”), Buyers shall pay, by wire transfer of immediately available funds to the applicable account(s) set forth on the Disbursement Schedule, an aggregate amount equal to the National Pump Positive Amount. In the event the Final National Pump Payment is less than the National Pump Closing Cash Payment (the amount of such difference, the “National Pump Negative Amount”), then Sellers shall pay, by wire transfer of immediately available funds, to Buyers an aggregate amount equal to the National Pump Negative Amount.

(ii) In the event that the Final Canadian Pump Payment exceeds the Canadian Pump Closing Cash Payment (the amount of such difference, the “Canadian Pump Positive Amount”), Buyers shall pay, by wire transfer of immediately available funds to the applicable account(s) set forth on the Disbursement Schedule, an aggregate amount equal to the Canadian Pump Positive Amount. In the event the Final Canadian Pump Payment is less than the Canadian Pump Closing Cash Payment (the amount of such difference, the “Canadian Pump Negative Amount”), then Sellers shall pay, by wire transfer of immediately available funds, to Buyers an aggregate amount equal to the Canadian Pump Negative Amount.

(iii) In the event that the Final LD Services Payment exceeds the LD Services Closing Cash Payment (the amount of such difference, the “LD Services Positive Amount”), Buyers shall pay, by wire transfer of immediately available funds to the applicable account(s) set forth on the Disbursement Schedule, an aggregate amount equal to the LD Services Positive Amount. In the event the Final LD Services Payment is less than the LD Services Closing Cash Payment (the amount of such difference, the “LD Services Negative Amount”), then Sellers shall pay, by wire transfer of immediately available funds, to Buyers an aggregate amount equal to the LD Services Negative Amount.

(iv) In the event that the Final GulfCo Payment exceeds the GulfCo Closing Cash Payment (the amount of such difference, the “GulfCo Positive Amount”), Buyers shall pay, by wire transfer of immediately available funds to the applicable account(s) set forth on the Disbursement Schedule, an aggregate amount equal to the GulfCo Positive Amount. In the event the Final GulfCo Payment is less than the GulfCo Closing Cash Payment (the amount of such difference, the “GulfCo Negative Amount”), then Sellers shall pay, by wire transfer of immediately available funds, to Buyers an aggregate amount equal to the GulfCo Negative Amount.

(v) Notwithstanding any provision to the contrary in this Agreement, if: (A) the aggregate amount of (x) the Final National Pump Fleet Reimbursement, plus (y) the Final Canadian Pump Fleet Reimbursement, exceeds the Pump Reimbursement Cap, any portion of such amount in excess of the Pump Reimbursement Cap shall be disregarded for purposes of the adjustment to the Purchase Price; and (B) the Final GulfCo Fleet Reimbursement exceeds $2,500,000.00, any portion of such amount in excess of $2,500,000.00 shall be disregarded for purposes of the adjustment to the Purchase Price.

(vi) For the avoidance of doubt and notwithstanding anything to the contrary herein, any amount of the Holdback Amount may be used to satisfy any amount due to Buyers under Section 8.2, without regard to the allocation of the Holdback Amount among Sellers for purposes of the Closing Cash Payment.

(vii) No single item will be given duplicative effect when calculating the various adjustments to the Purchase Price under this Section 2.10(d).

2.11 Holdback.

(a) As provided in Section 2.8(b), the Holdback Amount is being withheld by Buyers for the purpose of allowing Buyers to recover therefrom the amount of any claims for indemnification Buyers or any Buyer Indemnitee may have against Sellers pursuant to Section 8.2.

(b) Buyers shall pay, by wire transfer of immediately available funds, the balance of the Holdback Amount, if any, to the accounts designated for each Seller on the Disbursement Schedule for payment of the Closing Cash Payment on the date that is twelve (12) months after the Closing Date; provided that in the event Buyers or any Buyer Indemnitee has any claims for indemnification against Sellers under Section 8.2 for which Buyers have given notice to Sellers in accordance with the terms herein, Buyers shall continue to withhold the portion of the Holdback Amount subject to such claims until the parties fully and finally resolve such claims.

2.12 Earnout.

(a) Earnout Payment. As part of the Purchase Price, Buyers shall pay or cause to be paid to each of the Pump Entities the First Earnout Amount and the Second Earnout Amount as determined in accordance with this Section 2.12 (such aggregate payment, the “Earnout Payment”) by wire transfer of immediately available funds to the account(s) designated by each respective Pump Entity to Buyers at least two Business Days prior to the date the Earnout Payment is required to be paid. If a Pump Entity does not designate an account in accordance with this Section 2.12(a), such wire transfer shall be made to the account(s) designated for such Pump Entity on the Disbursement Schedule. Each of the First Earnout Amount and the Second Earnout Amount shall be allocated among the Pump Entities as follows: (x) 82.933% to National Pump, (y) 13.400% to Canadian Pump and (z) 3.667% to LD Services.

(b) First Earnout Amount. With respect to the First Calculation Period, Buyers shall pay or cause to be paid to the Pump Entities an amount (such aggregate amount, the “First Earnout Amount”) equal to the greater of (i) the amount that is equal to (A) the product of (1) the difference of (x) the EBITDA of the Pump Business during the First Calculation Period minus (y) $100,000,000.00, times (2) 4.116, minus (B) the amount that is equal to (1) the sum of the Final National Pump Fleet Reimbursement plus the Final Canadian Pump Fleet Reimbursement, plus (2) the difference between the aggregate amount of Rental Capital Expenditures by the Pump Business during the First Calculation Period minus the aggregate amount of the original equipment cost with respect to any and all Rental Equipment sold by the Pump Business in an arms-length transaction during the First Calculation Period, and (ii) $0; provided, however, that the First Earnout Amount shall be $0 unless the EBITDA of the Pump Business during the First Calculation Period is equal to or greater than $110,000,000.00; provided further, that under no circumstances shall the First Earnout Amount exceed $75,000,000.00. An illustrative example of the calculation of the First Earnout Amount is attached hereto as Exhibit E. The First Earnout Amount, if any, shall be paid to each Pump Entity pursuant to Section 2.12(a) upon the later to occur of (i) forty-five (45) days following the date that is twelve (12) months after the date of the Closing and (ii) two Business Days following the resolution of all disputed matters properly included in an Earnout Statement Objection Notice in accordance with Section 2.12(f).

(c) Second Earnout Amount. With respect to the Second Calculation Period, Buyers shall pay or cause to be paid to the Pump Entities an amount (the “Second Earnout

Amount”) equal to the greater of (i) the amount that is equal to (A) the product of (1) the difference of (x) the EBITDA of the Pump Business during the Second Calculation Period, minus (y) $142,000,000.00, times (2) 4.0, minus (B) the amount that is equal to (1) the sum of Final National Pump Fleet Reimbursement plus the Final Canadian Pump Fleet Reimbursement, plus (2) the difference between the aggregate amount of Rental Capital Expenditures by the Pump Business during the 18-month period following the Closing Date minus the aggregate amount of the original equipment cost with respect to any and all Rental Equipment sold by the Pump Business in an arms-length transaction during such 18-month period, minus (3) $60,000,000.00, and (ii) $0; provided, however, that the Second Earnout Amount shall be $0 unless the EBITDA of the Pump Business during the Second Calculation Period is equal to or greater than $143,000,000.00; provided further, that under no circumstances shall the Second Earnout Amount exceed $50,000,000.00; provided further, that in the event the amount referenced in Section 2.12(c)(i)(B)(2) exceeds $60,000,000.00, prior to any further purchases of Rental Equipment, the Seller Representative and Buyers shall mutually agree to any such further purchases and shall discuss in good faith adjustments to the calculation of the Second Earnout Amount as set forth in this Section 2.12(c), so as to not unfairly penalize either party due to the timing of such purchases. An illustrative example of the calculation of the Second Earnout Amount is attached hereto as Exhibit E. The Second Earnout Amount, if any, shall be paid to the applicable Pump Entity pursuant to Section 2.12(a) in the first quarter of the year 2016 on a date mutually agreed to between Buyers and the Seller Representative in writing (provided that under no circumstances shall such payment of the Second Earnout Amount, if any, be paid prior to the resolution of any and all disputed matters with respect thereto).

(d) Within fifteen (15) days following each of the First Calculation Period and the Second Calculation Period, Buyers shall prepare and deliver to the Seller Representative a statement (an “Earnout Statement”) setting forth their good faith calculation of the First Earnout Amount or the Second Earnout Amount, as the case may be, including each component thereof. The calculations made pursuant to this Section 2.12(d) shall be prepared in accordance with this Agreement and the Agreed Principles and shall be accompanied by any financial statements of the Business used in calculating EBITDA.

(e) The Seller Representative must give written notice to Buyers (an “Earnout Statement Objection Notice”) specifying in reasonable detail Sellers’ objections to any amount reflected on the applicable Earnout Statement within fifteen (15) days after receipt of such Earnout Statement. Any item on an Earnout Statement to which the Seller Representative does not timely object in an Earnout Statement Objection Notice will be deemed to be accepted by Sellers, and any amounts included within such item will be deemed to be final, binding and conclusive on the parties hereto. If the Seller Representative does not deliver to an Earnout Statement Objection Notice within such 15-day period, then Buyers’ determinations of the amounts on the applicable Earnout Statement will be final, binding and conclusive on the parties hereto.

(f) If the Seller Representative delivers to Buyers an Earnout Statement Objection Notice within fifteen (15) days after receipt of an Earnout Statement, then Buyers and the Seller Representative shall negotiate in good faith to resolve any disputed items concerning such Earnout Statement for the fifteen (15) days after receipt of the Earnout Statement Objection Notice, and any such items (and any amounts included within such items) resolved during such negotiations will be final, binding and conclusive on the parties hereto.

(g) If Buyers and the Seller Representative are unable to resolve all disputed items within the 15-day period set forth in Section 2.12(f), then Buyers and the Seller Representative will submit only those items remaining in dispute for resolution to the Independent Accounting Firm. Buyers and the Seller Representative will, and will cause their respective accountants to, cooperate fully with the Independent Accounting Firm and to facilitate its resolution of the dispute, including by providing and explaining as requested the information, data and work papers (including those of the parties’ respective accountants) used to prepare the applicable Earnout Statement, the applicable Earnout Statement Objection Notice and their interpretation of the dispute. The Independent Accounting Firm will determine and report to Buyers and the Seller Representative its determination on the remaining disputed items submitted for resolution (and only such remaining disputed items submitted for resolution) within fifteen (15) Business Days after the dispute is submitted to the Independent Accounting Firm, and the Independent Accounting Firm’s determination will be final, binding and conclusive on the parties hereto. One-half (1/2) of any fees, costs and expenses of the Independent Accounting Firm shall be borne by each of Buyers, on the one hand, and Sellers, on the other hand.

(h) After delivery of an Earnout Statement, each of Buyers, on the one hand, and the Seller Representative, on the other hand, will provide the other party and its accountants and/or representatives reasonable access during normal business hours and without significant disruption to their respective business (i) to the books and records containing information directly relevant to such Earnout Statement or an Earnout Statement Objection Notice, as applicable, and (ii) to its employees, accountants or other representatives responsible for preparing such Earnout Statement or the Earnout Statement Objection Notice, as applicable, provided that in no event shall either party be required to provide access to, or be deemed to have waived any privilege with respect to, any books, records or other information that it reasonably believes is privileged.

2.13 Accounts Receivable. Notwithstanding any provision to the contrary in this Agreement, in the event that Buyers accept payments, during the period of time extending 180 days following the date on which the Calculated Closing Schedule becomes the Final Closing Schedule in accordance with Section 2.10(c), in connection with any Uncollected Accounts Receivable which have been excluded from Current Assets in the calculation of Net Working Capital, Buyers shall promptly submit any such payments to Sellers. Buyers and Sellers agree to discuss the assignment of any Uncollected Accounts Receivable for collection to the applicable Seller(s), including the timing of any such assignment and the circumstances under which any such assignment shall be made.

2.14 Withholding. Buyers may deduct and withhold from any consideration deliverable pursuant to this Agreement to any Seller or any Owner such amounts as are required to be deducted or withheld from such consideration under the Code, the Income Tax Act (Canada) or any provision of any Tax-related Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.15 Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Buyers may elect to have any or all of the Acquired Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of their Affiliates; provided, however, that no such election shall relieve Buyers of any of their liabilities and obligations to Sellers hereunder. The Purchase Price shall be allocated among those Acquired Assets to be conveyed to Buyers and those Acquired Assets to be conveyed to the respective Affiliate(s) of Buyers, but in no event shall the amount of the Purchase Price or any other items to be paid for the Acquired Assets, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes or Transfer Taxes or the allocation of risk and responsibility between Sellers and Buyers hereunder be modified.

2.16 Securities Act Compliance.

(a) The shares of Restricted Stock to be issued pursuant to this Agreement shall not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof.

(b) The shares of Restricted Stock to be issued pursuant to this Agreement shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such share shall, until such time that the shares of Restricted Stock are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any): “THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

ARTICLE 3

CLOSING

3.1 Closing. The Closing shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 A.M., New York City time, on the Closing Date, or at such other time and place as the parties hereto may mutually agree.

3.2 Sellers’ Deliveries at Closing. At the Closing, Sellers shall deliver to Buyers the following items:

(a) Each Related Agreement not otherwise specifically referred to in this Section 3.2 to which any Seller(s) or any Owner(s) are party, duly executed by such Seller(s), such Owner(s) and/or their respective Affiliates or any third party, as applicable;

(b) The Estimated Closing Schedule and the Disbursement Schedule, each of which will be delivered to Buyers at least five Business Days prior to the Closing Date;

(c) Bill of Sale, dated as of the Closing Date, evidencing the transfer to Buyers of the Acquired Assets, duly executed by Sellers;

(d) The Assignment and Assumption Agreement, duly executed by Sellers;

(e) Assignments, in form and substance reasonably acceptable to Buyers and, if applicable, as required by any Governmental Authority with which each Seller’s or any of its Affiliates’ rights to any Acquired Intellectual Property have been filed, assigning to Buyers the Acquired Intellectual Property;

(f) All Seller Consents listed on Disclosure Schedule 7.1(c);

(g) Assuming compliance by Buyers with their obligations under Section 2.7, customary pay-off letters from the applicable agent(s) for all existing Indebtedness and evidence of release (or agreement to release concurrently with the Closing) of all Liens (other than Permitted Liens) on the assets and properties of the Business that secure Indebtedness Related to the Business or directly or indirectly encumbering the Acquired Assets (including UCC-3 termination statements or similar provincial filings in Canada, together with the return of any collateral in the possession of any agent or lender);

(h) Special Warranty Deed, in substantially the form attached hereto as Exhibit J, conveying the Owned Real Property to URNA;

(i) Leases replacing or amending (“Replacement Leases”) those leases set forth on Disclosure Schedule 3.2(i) to which any Seller is a party as of the date of this Agreement for real property and/or facilities owned by any Owner(s) or any of their Affiliates in substantially the form attached hereto as Exhibit K;

(j) Assignments of the Assigned Leases, in form and substance reasonably acceptable to Buyers and Sellers, duly executed by the applicable Seller(s);

(k) A copy of the articles of incorporation, certificate of formation, or certificate of limited partnership of each Seller, as the case may be, certified by the applicable Secretary of State or Governmental Authority; a copy of the bylaws, limited partnership agreement or limited liability company agreement or other organizational documents of each Seller, as the case may be, certified by the secretary of such Seller, the secretary of such Seller’s general partner on behalf of such Seller or other applicable person, as the case may be; and a copy of all consents, resolutions or similar actions of (i) each Seller or such Seller’s general partner on behalf of such Seller, as the case may be, certified by the secretary of such Seller or the secretary of such Seller’s general partner on behalf of such Seller, as the case may be, and (ii) each Owner that is not a natural person, certified by the respective Owner, in each case (i) and (ii) approving the transaction contemplated by this Agreement and the Related Agreements;

(l) A reasonably current Certificate of Fact from the Secretary of State of the State of Texas evidencing that each Seller (other than Canadian Pump) is in existence in the State of Texas;

(m) A Franchise Tax Account Status from the Texas Comptroller of Public Accounts issued to each Seller (other than Canadian Pump) evidencing that such Seller’s right to transact business in the State of Texas is active;

(n) The Books and Records belonging to each Seller;

(o) The Transition Services Agreement, duly executed by LD Services;

(p) Assignment agreements and other instruments, duly executed by each Seller, if appropriate, transferring the Domain Names to Buyers, dated as of the Closing Date;

(q) A certificate of non-foreign status of each Seller (other than Canadian Pump) that meets the requirements of Treasury Regulation Sections 1.1445-2(b)(2), duly executed by such Seller;

(r) a certificate issued under Section 187 of the Provincial Sales Tax Act (British Columbia), as amended from time to time, and a similar certificate under similar laws of any other province in which any Seller carries on the Business;

(s) The certificate to be delivered pursuant to Section 7.2(e);

(t) Employment agreements duly executed by each U.S. Key Employee and each Canadian Key Employee in substantially the form attached hereto as Exhibit L, and the Recoupment Agreement duly executed by each U.S. Key Employee and each Canadian Key Employee in substantially the form attached hereto as Exhibit P;

(u) Employment agreements duly executed by each of certain other employees of Sellers, as determined in Buyers’ discretion and listed on Disclosure Schedule 7.2(h);

(v) Consulting agreements duly executed by each of Mr. Walter “Loddie” Naymola and Mr. Don S. Shaver, in substantially the form attached hereto as Exhibit M; and

(w) Such other instruments, documents or information that Buyers reasonably request in connection with this Agreement, the Related Agreements and the transactions contemplated hereby or thereby, in form and substance reasonably satisfactory to Buyers.

3.3 Buyers’ Deliveries at Closing. At the Closing, Buyers shall deliver to Sellers the following items:

(a) The Closing Cash Payment, by wire transfer of immediately available funds;

(b) Certificates representing the Restricted Stock Consideration, in such amounts and registered in such names as designated by the Disbursement Schedule;

(c) The Assignment and Assumption Agreement, duly executed by Buyers;

(d) The Transition Services Agreement, duly executed by Buyers;

(e) The Replacement Leases, duly executed by URNA, dated on or before the Closing Date;

(f) Assignments of the Assigned Leases, in form and substance reasonably acceptable to Buyers and Sellers, duly executed by the applicable Buyer;

(g) A sale for resale certificate, duly executed by URNA;

(h) The Exemption Certificates to be delivered at Closing pursuant to Section 6.4(c);

(i) The certificate to be delivered pursuant to Section 7.3(d); and

(j) Such other instruments, documents or information that Sellers reasonably request in connection with this Agreement, the Related Agreements and the transactions contemplated hereby or thereby, in form and substance reasonably satisfactory to Sellers.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS AND OWNERS

Except as expressly set forth in the corresponding sections or subsections of the Disclosure Schedules delivered to Buyers concurrently with the execution and delivery of this Agreement, each Seller jointly and severally, and each Owner, with respect to Sections 4.1(a)(ii), 4.1(b)(ii), 4.5(g) and 4.5(j), severally, represents and warrants to Buyers that the statements contained in this Article 4 are true and correct as of the date hereof and as of the Closing Date, as set forth below:

4.1 Sellers and Owners.

(a) Organization and Good Standing.

(i) Sellers. LD Services is a limited liability company duly formed and validly existing under the laws of Texas and has an active right to transact business in the State of Texas. Each of National Pump and GulfCo is a limited partnership duly formed and validly existing under the laws of Texas and has an active right to transact business in the State of Texas. Canadian Pump is a corporation duly incorporated, organized and validly existing under the laws of the Province of Alberta and is in good standing under such laws. Each Seller has all requisite power and authority to own, lease and operate all properties and assets owned or leased by it and to conduct the Business as currently conducted by it. Each of LD Services, National Pump and GulfCo is qualified to do business and has an active right to transact business in the State of Texas, and is qualified to do business in all other jurisdictions that it is required to be qualified, except where a failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Canadian Pump is extra-provincially registered in the Province of British Columbia, and neither the nature of the Business currently conducted by it nor the location or character of any of its assets or operations requires Canadian Pump to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any other jurisdiction, except where a failure to be so registered, licensed or otherwise qualified or to be in good standing would not have a Material Adverse Effect. Other than Canadian Pump, none of the other Sellers carries on any business in Canada for purposes of the Investment Canada Act.

(ii) Owners. If any Owner is a Person other than a natural person, such Owner is duly organized or formed, validly existing and, to the extent such concept is recognized, in good standing or has an active right to transact business under the Legal Requirements of its jurisdiction of organization or formation.

(b) Validity and Authorization; Power and Authority.

(i) Sellers. Each Seller has all necessary corporate, limited partnership or limited liability company power and authority, as the case may be, to execute and deliver this Agreement, the Related Agreements and the other instruments called for hereby to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Related Agreement to which any Seller is a party has been duly authorized by all necessary corporate, limited partnership or limited liability company action, as the case may be, executed and delivered by each such Seller, and each such agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms.

(ii) Owners. If any Owner is a Person other than a natural person: (A) such Owner has all necessary corporate, limited liability company, partnership or trust power and authority, as the case may be, to execute and deliver this Agreement and the Related Agreements to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby; and (B) the execution and delivery by such Owner of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by such Owner of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate, limited liability company or partnership, as applicable, action on the part of such Owner and no other corporate, limited liability company or partnership, as applicable, proceedings on the part of such Owner are necessary to authorize the execution and delivery by such Owner of this Agreement and the Related Agreements or to consummate the transactions contemplated hereby or thereby by such Owner. If any Owner is a natural person, such Owner has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) Capitalization of Sellers; Subsidiaries.

(i) Disclosure Schedule 4.1(c) sets forth a complete and accurate table of the Equity Interests of each Seller, and the Persons that hold such Equity Interests, as of the date hereof. The Equity Interests constitute all of the issued and outstanding capital stock or other equity interests of Sellers. The Equity Interests have been duly authorized and are validly issued, fully paid and non-assessable, were issued in compliance with all applicable Legal Requirements and have not been issued and were not issued in violation of any preemptive or other similar rights. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind (absolute, contingent or otherwise), under which any Seller is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Interests of any Seller, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are (A) no outstanding or authorized stock appreciation, phantom stock, profit participation or other equity-based compensation or similar rights (other than stock options) with respect to any Seller or the value or price of the Equity Interests of any Seller, and (B) no restrictions upon, or voting trusts, proxies or other agreements or understandings of any kind with respect to the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the Equity Interests of any Seller.

(ii) No Seller owns, controls, or has voting rights with respect to, directly or indirectly, any interest in any other corporation, partnership, association or other business entity, and no Seller is a party to any agreement relating to the acquisition or disposition of such an interest.

(d) No Conflict.

(i) Sellers. Neither the execution, delivery or performance by Sellers of this Agreement or the Related Agreements to which any Seller is a party, nor the consummation of the transactions contemplated hereby or thereby will (A) result in any violation or breach of the terms of, contravene or conflict with or constitute a default under, in each case, the certificate of formation or other equivalent organizational document or the operating agreement, limited liability company agreement, agreement of limited partnership or other governing document of any Seller, as the case may be, (B) result in any violation or breach of the terms of, or contravene or conflict with, any Legal Requirement (assuming the receipt of all Seller Consents set forth in Disclosure Schedule 4.1(e)) or (C) result in any violation or breach of the terms of, contravene or conflict with, accelerate the performance of the obligations required under, constitute a default under, give any right of, or result in, termination, cancellation or acceleration under or give any right to make, or result in, the change in any of the liabilities or obligations under, in each case, any agreement, contract, note, bond, debenture, indenture, mortgage, deed of trust, lease, license or other restriction applicable to any Seller or to which any Seller is a party or by which any Seller or its property or assets are bound or affected (assuming the receipt of all Seller Consents set forth in Disclosure Schedule 4.1(e)). Neither the execution, delivery and performance of this Agreement or the Related Agreements to which any Seller is a party, nor the consummation of the transactions contemplated hereby or thereby will result in the creation of any Lien (other than any Permitted Lien) upon any of the Acquired Assets.

(ii) Owners. Neither the execution, delivery or performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby will (A) result in any violation or breach of the terms of, or contravene or conflict with, any Legal Requirement (assuming the receipt of all Seller Consents set forth in Disclosure Schedule 4.1(e)), (B) result in any violation of the terms of, contravene or conflict with, accelerate the performance of the obligations required under, constitute a default under, give any right of, or result in, the termination, cancellation or acceleration under or give any right to make, or result in, the change in any of the liabilities or obligations under, in each case, any agreement, contract, note, bond, debenture, indenture, mortgage, deed of trust, lease, license or other restriction applicable to any Owner or to which any Owner is a party or by which any Owner or his property or assets are bound or affected (assuming the receipt of all Seller Consents set forth in Disclosure Schedule 4.1(e)), or (C) in the case such Owner is a Person other than a natural person, will result in any violation or breach of the terms of, contravene or conflict with or constitute a default under, in each case, the certificate of formation or other equivalent organizational document or the operating agreement, limited liability company agreement, agreement of limited partnership or other governing document of such Owner, as the case may be.

(e) Seller Consents Required. Disclosure Schedule 4.1(e) lists all Seller Consents. Except as set forth on Disclosure Schedule 4.1(e), no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Seller or any of its Affiliates from, or to be given by any Seller or any of its Affiliates to, or made by any Seller or any of its Affiliates with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by Sellers, Owners or any of their respective Affiliates of this Agreement and the Related Agreements.

4.2 Financial Information.

(a) Financial Statements; Books and Records. Disclosure Schedule 4.2(a) contains true and correct copies of (i) the Annual Financial Statements and (ii) the unaudited internally generated, balance sheet (the “Interim Balance Sheet”) for each Seller at January 31, 2014, and the related statement of income for the one-month period then ended (collectively, with the Interim Balance Sheet, the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”).

The Financial Statements have been prepared in accordance with Agreed Principles and fairly present, in all material respects, the financial position of each Seller as of the dates thereof and the results of each Seller’s operations and cash flows for the periods then ended. Each Seller maintains a standard system of accounting, including without limitation internal accounting controls, established and administered in accordance with GAAP. There are no off-balance sheet transactions, arrangements, obligations, or relationships attributable to the Business that may have a Material Adverse Effect on the financial condition, results of operations, liquidity or capital resources, of the Business.

Each Seller’s books and records (including without limitation, all financial records, business records, minute books, equity transfer records, client lists, referral source lists and records pertaining to Products) (i) are complete and correct in all material respects and all transactions to which such Seller is or has been a party are accurately reflected therein in accordance with the Agreed Principles, (ii) reflect all discounts, returns and allowances granted by such Seller with respect to the periods covered thereby, (iii) have been maintained in accordance with commercially reasonable business practices for the Business in all material respects, (iv) form the basis for the Financial Statements and (v) accurately reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of such Seller in accordance with the Agreed Principles.

(b) Conduct of Business. Except as set forth on Disclosure Schedule 4.2(b), since December 31, 2013, each Seller or any of its Affiliates has not taken any action that would, after the date of this Agreement, be prohibited, or omitted to take any action that would, after the date of this Agreement, be required, as the case may be, by Section 6.2.

(c) No Adverse Change. Since December 31, 2013, (i) each Seller has conducted the Business in the Ordinary Course, (ii) the Business has not experienced any event or condition, and to Sellers’ Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect, and (iii) no Seller has suffered the loss of service of any directors, employees, consultants, independent contractors or agents who are material, individually or in the aggregate, to the operations or conduct of each such Seller.

4.3 Assets; Title.

(a) Personal Property.

(i) Title. Each Seller is the sole owner of the assets reflected in its respective Annual Financial Statements and has good, valid and marketable title to, or a valid and subsisting leasehold interest, sublease interest or other comparable contract right in, all Personal Property of such Seller that is included in the Acquired Assets free and clear of all Liens, except for Permitted Liens. With respect to any Personal Property that is leased by any Seller, each such Seller is in compliance, in all material respects, with each such lease and is the sole holder of actual and exclusive possession of all leasehold interests, free and clear of any Liens, other than Permitted Liens. Disclosure Schedule 4.3(a)(i) lists each lease agreement, service agreement or other agreement related to each item of the leased Personal Property that is included in the Acquired Assets. The Acquired Assets are not subject to, and the Business is not dependent upon, any capital lease obligations or similar arrangements.

(ii) Inventory. Disclosure Schedule 4.3(a)(ii) lists all Inventory that is included in the Acquired Assets. The Inventory consists of items of a quantity, type and quality reasonably usable, saleable or leasable, as appropriate, in the Ordinary Course of Business, and except as set forth on the Interim Balance Sheet, none of which was obsolete or slow-moving. Except as set forth on Disclosure Schedule 4.3(a)(ii), all Inventory is located at the Leased Premises, with third-party vendors or on service vehicles of any Seller.

(iii) Equipment. Disclosure Schedule 4.3(a)(iii)(1) lists all Equipment (including any IT Assets) that are included in the Acquired Assets. For each such item of Equipment, Disclosure Schedule 4.3(a)(iii)(1) includes the make, model number and serial number, original cost and net book value of such Equipment and identifies whether such item of Equipment is owned or leased by such Seller. Each item of Equipment owned or leased by each

Seller is merchantable, fit for the purpose for which it was procured, is usable in the Ordinary Course of Business, is in good working order and condition (normal wear and tear excepted) or, in the case of any item of Rental Equipment, each such item of Rental Equipment is Rental Ready, is in conformity with all applicable Legal Requirements, express and implied warranties, product and service specifications and quality standards customary to the Business. Except as set forth on Disclosure Schedule 4.3(a)(iii)(2), all items of Equipment and other IT Assets listed on Disclosure Schedule 4.3(a)(iii)(1) have been, to Sellers’ Knowledge, maintained in a manner that is consistent with standards customary for the Business, and are, in all material respects, in compliance with all applicable Legal Requirements.

(iv) Personal Property Taxes. With respect to the Personal Property, there are no disputes or appeals pending regarding the amount of Property Taxes, or the assessed valuation of the Personal Property, and no special arrangements or agreements exist with any Governmental Authority with respect to Property Taxes; provided that the representations and warranties contained in this paragraph (iv) shall not be deemed to be breached by any prospective general increase in Property Tax rates. Except for the normal, annual general Property Tax assessments, there is no Property Tax assessment pending or, to any Seller’s Knowledge, threatened with respect to any portion of the Personal Property.

(v) Notes and Accounts Receivable. All notes payable to, and Accounts Receivable of, each Seller were created in the Ordinary Course of Business and, except to the extent billed, paid or credited prior to the Closing Date, are, or will be, enforceable against payor in the amounts thereof reflected in the books and records of such Seller, net of reserves or contractual allowances reflected in such Seller’s Annual Financial Statements. Payments to each Seller in respect of Accounts Receivable are deposited, upon receipt, directly into the Bank Accounts and such amounts can only be withdrawn therefrom by such Seller or its duly authorized agents. To each Seller’s Knowledge, none of the Accounts Receivable is or was subject to any counterclaim or set-off. All of such Accounts Receivable arose out of bona fide, arms-length transactions. No Seller has any outstanding sales on consignment, sales on approval, or guaranteed sales. Disclosure Schedule 4.3(a)(v) includes an aging report for all Accounts Receivable (excluding accrued but unbilled revenues) as of a date not earlier than two Business Days prior to the date hereof.

(vi) Bank Accounts. Disclosure Schedule 4.3(a)(vi) sets forth (A) the names and locations of the banks, trust companies, savings and loan associations and other financial institutions at which Sellers maintain the Bank Accounts, (B) a complete and accurate list and description of each Bank Account, including the numbers of such accounts, and (C) the names of all Persons authorized to draw thereon or to make withdrawals therefrom.

(b) Real Property.

(i) Each Seller and its Affiliates have, and at the Closing Seller and its Affiliates will transfer to Buyers, good and indefeasible fee simple title to, or a valid and binding leasehold interest in, the Real Property (to the extent such Real Property is an Acquired Asset), free and clear of all Liens, except Permitted Liens. Disclosure Schedule 4.3(b)(i) identifies (A) that certain tract of land, together with the building(s) located thereon, owned by LD Services having a street address of 3405 West Cardinal Drive, Beaumont, Jefferson County, Texas 77705 (the “Owned Real Property”), and (B) each Assigned Lease.

(ii) Sellers have made available to Buyers complete and accurate copies of each of the Assigned Leases, including all amendments thereto, and any documents or instruments affecting the rights or obligations of any of the parties thereto. No unwritten amendments or waivers exist to or under any Assigned Lease, and the Owned Real Property is not subject to any lease, license or sublicense. Each Assigned Lease is in full force and effect and is enforceable, in all material respects, in accordance with its terms. No Seller is in breach or default of the Assigned Leases thereunder and, to Sellers’ Knowledge, no event has occurred that with or without notice or lapse of time, or both, would constitute such a breach or default by any Seller under such Assigned Leases or permit termination, acceleration or material modification of such Assigned Leases. No party to any Assigned Lease has repudiated any provision thereof and, to the Knowledge of Sellers, there are no material disputes, oral agreements or forbearance programs in effect as to such Assigned Leases.

(iii) The Owned Real Property, and to Sellers’ Knowledge, the Leased Premises: (A) is, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, structurally sound and free of defects, with no material alterations or repairs required thereto under applicable Legal Requirements or insurance company requirements; and (B) is suitable in all material respects for its current use, operation and occupancy.

(iv) The ownership, occupancy, use and operation of the Owned Real Property and, only with respect to Sellers’ use and operation of the Leased Premises, the Leased Premises has complied and complies in all material respects with all Legal Requirements and Governmental Authorizations, except for failures to comply or violations that would not have a Material Adverse Effect, and does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property.

(v) There are no pending, or to Sellers’ Knowledge, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property or, to Sellers’ Knowledge, the Leased Premises.

(vi) None of the Owned Real Property or the Leased Premises have suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, materially impair the conduct of the Business.

(vii) None of the Owned Real Property or, to Sellers’ Knowledge, the Leased Premises, or the conduct by any Seller of the Business thereon, (A) are in material violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easement or (B) encroach on the property rights of any other Person, provided that this clause (B) shall be qualified by Sellers’ Knowledge with respect to each of the Owned Real Property and the Leased Premises. Each facility located on the Owned Real Property or the Leased Premises currently is served by gas, electricity, water, sewage and waste disposal and other utilities necessary to operate such facility for its current use, and to Sellers’ Knowledge none of the utility companies serving any such facility has notified any Seller of a material reduction in service. The continued maintenance and operation of the Owned Real Property, and to Sellers’ Knowledge, the Leased Premises, as currently maintained and operated is not dependent on facilities, Equipment or other assets located at other real property, and the continued maintenance and operation of any other property is not dependent on facilities, Equipment or other assets located on the Owned Real Property or, to Sellers’ Knowledge, the Leased Premises.

(viii) Except as set forth on Disclosure Schedule 4.3(b)(viii), all land, buildings, facilities, offices or improvements on real estate owned or leased by each Seller and used by Sellers in the conduct of the Business have been maintained in accordance with practices that are commercially reasonable for the Business, and such practices are, in all material respects, in compliance with all applicable Legal Requirements.

(ix) Real Property Taxes. There are no challenges or appeals pending regarding the amount of the Property Taxes on, or the assessed valuation of, the Owned Real Property or, to Sellers’ Knowledge, the Leased Premises, and no special arrangements or agreements exist with any Governmental Authority with respect to the Owned Real Property or, to Sellers’ Knowledge, the Leased Premises (the representations and warranties contained in this paragraph (ix) shall not be deemed to be breached by any prospective general increase in Property Tax rates). There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending with respect to the Owned Real Property or, to Sellers’ Knowledge, the Leased Premises, or, to Sellers’ Knowledge, threatened, with respect to any portion of the Owned Real Property or the Leased Premises.

(c) Intellectual Property.

(i) Disclosure Schedule 4.3(c) lists: (1) each Registered item of Acquired Intellectual Property that is owned by any Seller and indicates for each such Registered item (A) the name of the owner thereof; (B) the registration or application number; (C) the applicable filing jurisdiction (or, for domain names, the applicable registrar); and (D) the date of filing or issuance, and (2) each license in the Acquired Intellectual Property under which any Seller is a licensee or licensor of Intellectual Property (other than licenses to use software for personal computer operating systems that were provided when the computers were purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened in writing concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Acquired Intellectual Property.

(ii) To the Knowledge of each Seller, the conduct of the Business and the Products sold and services provided by any Seller or any of its Affiliates in connection therewith, has not, does not, and immediately following the Closing, will not, infringe, constitute the misappropriation of or otherwise violate any Intellectual Property of any Person. To the Knowledge of each Seller, none of the Acquired Intellectual Property is being infringed upon, misappropriated or otherwise violated by any other Person.

(iii) There are no pending, or to the Knowledge of each Seller, threatened, proceedings, administrative claims, litigation or adverse claims alleging that the conduct of the Business or the Products sold and services provided by any Seller or any of its Affiliates infringes, misappropriates or otherwise violates the Intellectual Property of any Person.

(iv) The Acquired Intellectual Property constitutes all Intellectual Property that is used in the Business and, immediately after the Closing, necessary for Buyers to conduct and operate the Business as now being conducted by Sellers and their Affiliates. One of the Sellers or its respective Affiliates (A) owns, solely and exclusively, all rights, title and interest (beneficially and of record where applicable) in and to the Owned Intellectual Property, free and clear of all Liens, and such Owned Intellectual Property is, to the Knowledge of each Seller, valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting any Seller’s or any Seller’s Affiliates’ use thereof or rights thereto, or (B) has the right to use, pursuant to valid license, (1) the Acquired Intellectual Property, as such Intellectual Property is currently used in the Business, and (2) the software used by such Seller or Affiliate.

(v) Immediately after the Closing, Buyers will own or have the right to use in the operation of the Business all of the Acquired Intellectual Property, on terms and conditions the same, in all material respects, as those in effect immediately prior to the Closing.

(vi) Each Seller and each of its Affiliates have properly executed and recorded all documents necessary to perfect its title to each item of Owned Intellectual Property that is Registered, and has filed all documents and paid all fees, and other financial obligations required to maintain in full force and effect all such items until the Closing.

(vii) Each Seller and its Affiliates have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets that are either (A) owned by any Seller and Related to the Business or (B) owned by a third party where any Seller or its respective Affiliates have an obligation to maintain such Trade Secret(s) in confidence, and to each Seller’s Knowledge, the Trade Secrets included in (A) above have not been used, disclosed to or discovered by any person or entity except pursuant to valid and appropriate non-disclosure and/or license agreements, which, to Sellers’ Knowledge, have not been breached. To each Seller’s Knowledge, no Active Employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by any Seller or its Affiliates in the furtherance of the Business that have not been assigned to any such Seller and/or its Affiliates.

(viii) To each Seller’s Knowledge, no Active Employee’s performance of his or her employment activities violates the Intellectual Property or other rights of any person or entity.

(ix) The IT Assets operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required in connection with the Business, and have not materially malfunctioned or failed within the past three years. To each Seller’s Knowledge, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. A Seller or one of its Affiliates takes and has taken reasonable measures to protect the confidentiality, integrity and security of the IT Assets, and all information stored or contained therein or thereon or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. To each Seller’s Knowledge, no Person has gained unauthorized access to the IT Assets. Each Seller has implemented reasonable backup and disaster recover technology consistent with industry practices.

(d) Contracts.

(i) All of the Contracts are in full force and effect, and constitute valid and binding obligations of any Seller(s) party thereto and, to Sellers’ Knowledge, each other party thereto. Each Seller and/or each of its Affiliates has fulfilled and performed in all material respects its obligations under each Contract that it is party thereto (to the extent performance has been required of any such party), and neither Seller nor any of its Affiliates are in, or to such Seller’s Knowledge, are alleged to be in, any material breach or material default under any Contract. To Sellers’ Knowledge, no party to any of the Contracts is in violation of or default under any of the Contracts such that the violation or default is likely to result in a Material Adverse Effect. No event, occurrence or condition exists under any Contract which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would constitute a violation, breach or event of default by any Seller or, to Sellers’ Knowledge, any other party thereto, except for such violations, breaches or events that would not have a Material Adverse Effect. No disputes or disagreements are outstanding with respect to any Contract, and none are threatened to any Seller’s Knowledge. No Seller has released any rights under any Contract, and to Sellers’ Knowledge, there are no outstanding powers of attorney in favor of any Person relating to the Business that would affect any Acquired Asset. No Seller is subject to any legal obligations to renegotiate, nor is there any right to renegotiate, any Material Contract, except as may be set forth in the Material Contracts.

(ii) The Contracts (including the Material Contracts), together with the Assigned Leases and the Replacement Leases, constitute all of the agreements reasonably necessary for the conduct of the Business in the manner and to the extent currently conducted.

(iii) Sellers have delivered or made available to Buyers true and complete copies of each Material Contract, including all amendments thereto and accurate written descriptions of all material terms of all oral Contracts. Except as set forth on Disclosure Schedule 4.3(d)(iii), no unwritten amendments or waivers exist to or under any Contract.

(iv) Disclosure Schedule 4.3(d)(iv) lists every Contract in effect as of the Effective Date to which any Seller is a party or by which any Seller is bound or otherwise subject as of the Effective Date, which are in the categories listed below (collectively, the “Material Contracts”):

(A) any Contract under which any Seller has borrowed any money or issued any note, bond, debenture or similar instrument, or has directly or indirectly guaranteed any borrowed money of any other Person or any note, bond, debenture or similar instrument issued by any other Person, in any such case involving principal amounts in excess of $50,000.00;

(B) any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of any Seller, the performance of which involves unpaid commitments or liabilities in excess of $100,000.00;

(C) any collective bargaining agreement;

(D) any Contract with a Governmental Authority;

(E) each joint venture, partnership or similar Contract involving a sharing of profits, Losses, costs or Liabilities with any other Person;

(F) each Contract relating to the acquisition (by merger, consolidation or acquisition of stock or assets) of any Person or division thereof or collection of assets constituting all or substantially all of a business or business unit entered into at any time during the three years prior to the Effective Date;

(G) any Contract containing (x) a covenant not to compete or (y) any other restriction, in each case that impairs the ability of any Seller to freely conduct the Business in the Ordinary Course of Business, including the ability to solicit employees, or compete in any line of business or with any Person or in any geographic area or during any period of time (excluding any confidentiality, nondisclosure and non-solicit agreements or arrangements which are entered into by any Seller with Buyers or their Affiliates in connection with this Agreement and the transactions contemplated hereby);

(H) any Contract to which any Seller is a party (w) relating to the acquisition, issuance, voting, registration, sale or transfer of any equity securities of any Seller, (x) providing any Person with any preemptive right or any similar right with respect to any equity securities of any Seller, (y) providing any Seller with any right of first refusal with respect to, or right to repurchase or redeem, any equity securities of any Seller or (z) under which any Seller has any executory indemnification obligations;

(I) any Contract under which any Seller has made or promised to make any loan or advance to any Person in excess of $100,000.00;

(J) all currency exchange, interest rate exchange, commodity exchange, forward or similar Contracts (other than Contracts entered into in the Ordinary Course of Business in connection with spot foreign exchange transactions);

(K) all Contracts providing by its terms for any Seller to be the exclusive provider of any Product or service to any Person;

(L) all Contracts creating a Lien (other than a Permitted Lien) upon any Acquired Asset;

(M) all Contracts pursuant to which any Seller provides a guarantee, support, indemnification, assumption or surety for, endorsement of, or any similar commitment with respect to, the Liabilities of any other Person;

(N) all Contracts pursuant to which a customer of any Seller is entitled to purchase from such Seller, Rental Equipment that is rented or leased under any such Contract;

(O) all Contracts requiring, or that reasonably could be expected to require, any Seller to purchase or sell a stated portion of its requirements or outputs;

(P) all Contracts that include a “most-favored nation” provision or similar concept;

(Q) all Contracts, or series of related Contracts with the same party or group of parties, the performance of which is reasonably likely to involve consideration payable to or by any Seller in excess of $250,000.00 in the aggregate;

(R) all Contracts (other than any Benefit Plans that cover persons employed outside of the United States) that may not be terminable by any Seller with thirty (30) days’ or less notice and without penalty;

(S) all Contracts to which any Related Party of any Seller (including any other Seller) or any Owner is a party or otherwise bound;

(T) any Contract to which any Seller is a party providing any Person with any preferential right, right of first offer or right of first refusal with respect to any Acquired Asset;

(U) all Contracts with customers which are subject to any terms beyond, different from or in addition to the applicable standard terms and conditions of sale or rental customary to the Business and as provided in Sellers’ sample contract and terms set forth on Disclosure Schedule 4.4(e)(1) (including, without limitation, any Contracts (x) with a term of no less than six (6) months; or (y) pursuant to which any Seller is obligated to afford discounts or rebates to customers, or the terms of which reflect any such discounts or rebates);

(V) all other Contracts, whether or not made in the Ordinary Course of Business, which are material to the Business, or the absence of which, individually, would reasonably be expected to have a Material Adverse Effect; and

(W) any outstanding written commitment to enter into any Contract of the type described in clauses (A) through (V) of this Section 4.3(d)(iv).

(e) Necessary Assets. The Acquired Assets constitute all of the assets, properties and rights necessary to conduct of the Business as currently conducted and, immediately after the Closing, necessary for Buyers to continue to operate and conduct the Business in substantially the same manner as currently conducted.

4.4 Liabilities.

(a) No Undisclosed Liabilities. No Seller has any Liabilities, except (i) to the extent specifically reflected or specifically reserved against in full in the Annual Financial Statements and (ii) current liabilities incurred in the Ordinary Course of the Business since December 31, 2013 that are not material to the Business.

(b) Tax Matters.

(i) Each Seller has timely filed (including extensions) with the appropriate Governmental Authority all material Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable by any Seller (whether or not shown on any Tax Return) have been paid in full. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Disclosure Schedule 4.4(b)(i), no Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes.

(ii) No Governmental Authority has claimed, raised, discussed, proposed or threatened in writing any assessment, deficiency, adjustment, dispute or claim concerning any Tax Return or any Tax liability of any Seller. Except as set forth on Disclosure Schedule 4.4(b)(ii), none of the Tax Returns of any Seller is now under audit or examination by any Governmental Authority, and there are no suits, actions, proceedings or investigations pending or threatened against any Seller with respect to any Taxes. There are no Tax liens on any of the Acquired Assets (other than for current Taxes not yet delinquent).

(iii) No Seller has entered into with or obtained from a Governmental Authority any closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings. No Seller is a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(iv) Canadian Pump is not a non-resident of Canada for purposes of the Income Tax Act (Canada). Each other Seller is not disposing of any Acquired Assets used in a business carried on by it in Canada, any real property situated in Canada nor any other “taxable Canadian property” within the meaning of the Income Tax Act (Canada) pursuant to this Agreement or the Related Agreements.

(c) Litigation.

(i) Except as set forth on Disclosure Schedule 4.4(c), there is no pending action, arbitration, audit, hearing, complaint, litigation or suit (whether civil, criminal, administrative (including without limitation the EEOC, OSHA, Department of Labor and similar state, provincial, territorial or federal agencies), investigative or informal), grievance, unfair labor practice charge or charge of harassment, discrimination or retaliation (A) that has been commenced by or against any Seller or that otherwise relates to or may affect the Business, the Acquired Assets, this Agreement, any Related Agreement or the transactions contemplated herein or therein or (B) that has been commenced by or against any Owner or any Related Party of any Owner or any Seller or, to Sellers’ Knowledge, against any employee or agent of any

Seller and that relates to or may affect the Business, the Acquired Assets, this Agreement, any Related Agreement or the transactions contemplated herein or therein (collectively, the “Proceedings”). To Sellers’ Knowledge, (X) no Proceeding has been threatened, except as set forth on Disclosure Schedule 4.4(c), and (Y) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding.

(ii) There is no award, decision, injunction, judgment, order, ruling, subpoena, settlement, writ or verdict of any court, arbitrator or Governmental Authority (A) to which this Agreement, any Related Agreement or the transactions contemplated herein or therein is subject or by which any of the foregoing may be adversely affected or (B) to which any Seller or any Owner is subject and that relates to or may adversely affect the Business, the Acquired Assets, this Agreement, any Related Agreement or the transactions contemplated herein and therein.

(d) No Assumption of Liabilities. Neither the execution of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby shall result in Buyers, or any of their Affiliates, assuming, succeeding to, being liable for, being subject to or being obligated for, or the Acquired Assets being subject to, any of the Retained Liabilities.

(e) Product Quality, Warranty Claims, Product Liability. To Sellers’ Knowledge, all Products sold, rented, leased, provided or delivered on or prior to the Closing Date were, in all material respects, in conformance to applicable contractual commitments, Legal Requirements, express and implied warranties, product and service specifications and quality standards customary to the Business, and there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Authority relating to any Product, or claim or lawsuit involving a Product which is pending or, to Sellers’ Knowledge, threatened, by any Person. There has not been, nor is there under consideration by the Business, any Product recall or post-sale warning of a material nature conducted by or on behalf of the Business concerning any Product. No Product sold, rented, leased, provided or delivered on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease customary to the Business and as provided in each such Seller’s standard rental contract set forth on Disclosure Schedule 4.4(e)(1). Except as set forth on Disclosure Schedule 4.4(c), no Seller has any Liability (and no basis exists for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Seller which might give rise to any Liability) arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any Product sold, rented, leased, provided or delivered on or prior to the Closing Date. Each product liability claim that has been asserted against any Seller since December 31, 2010, whether covered by insurance or not and whether litigation has resulted or not, is listed and summarized on Disclosure Schedule 4.4(e)(2).

4.5 Business.

(a) Customers and Suppliers. Disclosure Schedule 4.5(a) sets forth (i) the name and the amount of annual rental and/or equipment sales to each Significant Customer and (ii) the name and the amount of annual purchases from each Significant Supplier. No Seller has received any written or, to Sellers’ Knowledge, oral notice from any Significant Customer that (i) it intends to terminate any existing contractual relationship with any Seller, other than commitments or relationships that expire or terminate by their terms, or materially decrease the pricing or volume of purchasing Products from, or decrease respective business levels with, any Seller, or (ii) any Seller will in the future be disqualified from submitting bids in response to requests for proposals from such Significant Customer. No Seller has received any written or, to Sellers’ Knowledge, oral notice from any Significant Supplier that (i) it intends to terminate any existing contractual relationship with any Seller, other than commitments or relationships that expire or terminate by their terms, or materially increase the pricing or decrease the volume of products or services, or (ii) the credit or other terms of such relationship in the future will be curtailed or modified in any manner likely to result in a Material Adverse Effect or that such Significant Supplier will no longer provide products or services to any Seller.

(b) Insurance. Each Seller maintains insurance on its assets, and upon the operation of the Business, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by corporations similarly situated and engaged in the same or similar businesses, under valid and enforceable policies and in amounts sufficient for compliance with applicable Legal Requirements (the “Policies”). The premiums due and owing with respect to the Policies have been paid, premiums not yet due have been adequately accrued for, and no Seller has received any notice of cancellation or of intention not to renew any such Policy. Disclosure Schedule 4.5(b) contains a true, correct and complete list of the Policies, copies of which have been provided to Buyers, as well as a description of each claim currently pending under any Policy. The Policies are in full force and effect.

(c) Employees.

(i) Disclosure Schedule 4.5(c)(i) contains a true, complete and accurate list of the following information for each employee of the Business, including each employee on leave of absence, on medical leave or layoff status: employer; name; job title; date of commencement of employment or engagement; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan, or any other employee, member or manager benefit plan. Sellers have provided to Buyers a true, complete and accurate list of current compensation paid or payable to each employee of the Business. Except with respect to any services provided in connection with the Transition Services Agreement, the Active Employees, when taken together, constitute all of the employees necessary to conduct the Business as currently conducted and, immediately after the Closing Date, necessary for Buyers to continue to operate and conduct the Business as currently conducted.

(ii) No Seller has violated or incurred any liability or obligation that remains unsatisfied under the WARN Act or any similar applicable state, provincial, territorial or local Legal Requirement. Except as set forth on Disclosure Schedule 4.5(c)(ii), during the 90-day period prior to the Closing Date, no Seller has terminated any employees.

(iii) Except as set forth on Disclosure Schedule 4.5(c)(iii), to each Seller’s Knowledge, no officer, partner or employee of any Seller is bound by any contract that purports to limit the ability of such officer, partner or employee (A) to engage in or continue or perform any conduct, activity, duties or practice for the benefit of the Business or (B) to assign to any Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of any Seller is a party to, or is otherwise bound by, any contract that materially adversely affects, or will affect the ability of Sellers or Buyers to conduct the Business as heretofore carried on by Sellers in all material respects.

(d) Workers’ Compensation; OSHA. Each Seller subscribes to, and is otherwise insured under, the workers’ compensation or similar statute in each state, province or territory in which such Seller has any employees and such coverage is in effect as of the Closing Date and has been in effect during the period when such Seller has had employees in such state. Disclosure Schedule 4.5(d) describes all claims currently pending or filed by employees of each Seller in respect to any employment-related injury or illness since December 31, 2012. No Seller has received any report, complaint or notice from the OSHA or other federal, state, provincial or territorial regulatory authority regarding any material violation, alleged violation or other problem relating to the operation of the Business. Each Seller represents that: (i) there are no pending unanswered citations for alleged violations of the Occupational Safety and Health Act or similar legislation in other jurisdictions, (ii) no Seller has any obligation to file a notice of contest, (iii) there is no pending litigation regarding complaints of Occupational Safety and Health Act (or similar legislation in other jurisdictions) violations, and (iv) no Seller is obligated to adhere to any compliance or settlement agreements concerning alleged Occupational Safety and Health Act (or similar legislation in other jurisdictions) violations.

(e) Benefit Plans; ERISA.

(i) Disclosure Schedule 4.5(e) contains a true, accurate and complete list of the Benefit Plans. Sellers have delivered or made available to Buyers true and complete copies of all Benefit Plans, as they may have been amended to the date hereof, and all related trust documents, insurance contracts or other funding vehicles and the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Qualified Plan and any pending request for such a determination letter.

(ii) Each Benefit Plan has been operated, in all material respects, in accordance with applicable Legal Requirements, including, without limitation, ERISA and the Code, and the terms of the Benefit Plan. Each Qualified Plan, in both form and operation, is, in all material respects, in compliance with all applicable Legal Requirements and with the terms and provisions of the plan document. Each Qualified Plan has (A) received a favorable determination letter from the Internal Revenue Service relating to the most recently completed Internal Revenue Service qualification cycle applicable to such Benefit Plan, or (B) been timely filed, or caused to be timely filed, with an application for a determination letter for the most recently completed qualification cycle applicable to such Qualified Plan and there are not existing circumstances that could reasonably be expected to adversely affect the qualified status of any such Qualified Plan.

(iii) There are no pending or, to the Knowledge of Sellers, threatened claims by any Person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Authority and neither any Seller nor any ERISA Affiliate has any obligation under any Benefit Plan or with respect to which Buyers would have any liability or that could result in a Lien attaching to the Acquired Assets, including without limitation any obligations of any Seller or any ERISA Affiliate relating to: (A) any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code; (B) any withdrawal liability relating to any multiemployer plan (within the meaning of Section 3(37)(A) or 4001(a)(3) of ERISA); (C) any benefits provided under any life, medical or health plan (other than as an incidental benefit under any Qualified Plan) that provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA; (D) any transactions in violation of subsections (a) or (b) of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (E) any coverage under or failure to comply with COBRA.

(iv) No U.S. Benefit Plan is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code). Neither any Seller nor any of their Affiliates has any obligation to gross up, indemnify or otherwise reimburse any individual for any interest or penalties incurred pursuant to Section 409A of the Code.

(v) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employee of the Business to severance pay that will not be satisfied exclusively by Sellers or any increase in severance pay upon termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or finding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material increase in compensation pursuant to any of the Benefit Plans (other than any vesting under the applicable Seller’s 401(k) Plan), or (C) cause any amounts payable under the U.S. Benefit Plans to fail to be deductible for United States federal income Tax purposes by virtue of Section 280G of the Code.

(f) Labor Disputes; Compliance.

(i) Each Seller (A) has complied in all material respects with all applicable Legal Requirements relating to employment practices, terms and conditions of employment, fair employment practices, equal employment opportunity, workers’ compensation, nondiscrimination, employee privacy, immigration, wages, hours, benefits, collective bargaining and other employment-related requirements, the payment of social security and similar Taxes and occupational safety and health; (B) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority; and (C) is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Each individual who is classified by any Seller or any Affiliate thereof as an “employee” or as an “independent contractor” is properly so classified, and each such employee employed primarily in the United States has been properly classified as an “exempt” or “non-exempt” employee under applicable Legal Requirements. No Seller is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(ii) Except as set forth on Disclosure Schedule 4.5(f), (A) no Seller has been, or is now, a party to any collective bargaining agreement or other similar labor contract; (B) since December 31, 2012, there has not been, there is not presently pending or existing, and, to each Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing or work stoppage involving any Seller; (C) to each Seller’s Knowledge, no event has occurred or circumstance exists that could provide the reasonable basis, in Sellers’ determination, for any work stoppage or other labor dispute; (D) there is not pending nor, to any Seller’s Knowledge, threatened against any Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable governmental body, and, to each Seller’s Knowledge, there is no organizational activity or other labor dispute against any Seller; (E) no application or petition for an election of or for certification of a collective bargaining agent is pending; (F) there are no pending grievances or arbitration Proceedings arising under any collective bargaining agreement or any similar labor contract between any Seller and any of its employees; (G) there is no lockout of any employees by any Seller, and no such action is contemplated by any Seller; (H) to each Seller’s Knowledge, there has been no complaint or charge of discrimination filed against or threatened against any Seller with the EEOC or other Governmental Authority; and (I) to each Seller’s Knowledge, there has been no complaint or charge filed or threatened against any Seller with the Department of Labor and/or OSHA regarding alleged discrimination, retaliation or whistleblowing.

(g) Affiliated Transactions. Except as set forth on Disclosure Schedule 4.5(g), no Owner or Affiliate or Related Party of any Seller or any Owner has or since January 1, 2012, (i) has had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, or (ii) (A) owns, engages in, manages, operates, controls, establishes or participates in the ownership, management, operation or control of, or (B) is an equity holder, agent, representative, partner, director, joint venturer, member, manager, operator, landlord, employee, consultant or lender to, has a business arrangement with, or has any interest in or a right to obtain any interest in, any Person that has (X) since January 1, 2012, has had business dealings or a financial interest in any transaction with any Seller or (Y) engaged in competition with the Business within the Target Area. Except for this Agreement and the Related Agreements, no Owner or Related Party of any Seller or any Owner is a party to any contract with, or has any claim or right against, any Seller.

(h) Legal Requirements.

(i) Compliance with Laws. Except as disclosed on Disclosure Schedule 4.5(h)(i), (A) the Business, since January 1, 2012 has, and currently is, being conducted, in all material respects, in compliance with all applicable Legal Requirements and (B) neither any Seller nor any Affiliates of any Seller has received any notice from a Governmental Authority or any other Person, alleging any material violation under any applicable Legal Requirement.

(ii) Governmental Authorizations. Except as set forth on Disclosure Schedule 4.5(h)(ii)(1), each Seller has all Governmental Authorizations necessary to, and the Acquired Assets include all of the Governmental Authorizations necessary to, conduct the

Business in the manner and to the extent that it is currently being conducted, except for Governmental Authorizations, (A) the absence of which would not, individually or in the aggregate, have a Material Adverse Effect, and (B) containing a notation on Disclosure Schedule 4.5(h)(ii)(2), which indicates each such Governmental Authorization shall not be transferred or assigned to Buyers on or before the Closing Date. Disclosure Schedule 4.5(h)(ii)(2) sets forth a true, correct and complete list of Governmental Authorizations used in, or required for the operation of, the Business.

To the Knowledge of Sellers, all Governmental Authorizations of the Business are in full force and effect. There does not exist under any Governmental Authorization of the Business any default or violation, or event which, with notice or lapse of time or both, would constitute a material default or violation or would result in the withdrawal of such Governmental Authorization, nor to Sellers’ Knowledge is there any basis for assertion of any default or violation. To Sellers’ Knowledge, there has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Governmental Authorization. No Proceeding is pending or, to Sellers’ Knowledge, threatened, to suspend, revoke, withdraw, modify or limit any material Governmental Authorization, and, to Sellers’ Knowledge, there is no fact, error or admission relevant to any material Governmental Authorization that would permit the suspension, revocation, withdrawal, modification or limitation of, or result in the threatened suspension, revocation, withdrawal, modification or limitation of, or in the loss of any material Governmental Authorization. Sellers have delivered to Buyers true and complete copies of all of the Governmental Authorizations of the Business, including any amendments thereto.

(iii) Certain Acts. Neither any Seller or its Affiliates nor, to the Knowledge of each Seller, any of their respective former or current officers, partners, employees, agents or representatives has made or agreed to make, directly or indirectly, with respect to the Business or assets of each such Seller, any (A) bribes or kickbacks, illegal political contributions, payments from company funds not recorded on the books and records of such Seller, or funds to governmental officials (or any such official’s family members or affiliates) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or made or agreed to make illegal payments from company funds to obtain or retain business or (B) payments from company funds to governmental officials for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions. Without limiting the generality of the foregoing, none of the foregoing Persons has made or agreed to make, directly or indirectly, (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales. Sellers, their Affiliates, and, to the Knowledge of each Seller, their respective former or current officers, partners, employees, agents or representatives have conducted the Business in compliance with the Foreign Corrupt Practices Act of 1977, 15 U.S.C. 78dd-2, and any other applicable Legal Requirements relating to bribery or corruption and have instituted and maintain policies and procedures designed to ensure compliance therewith.

(i) Environmental Matters.

(i) Compliance. Each Seller is, and has at all times operated the Business in material compliance with all applicable Environmental Laws and no Seller has received any communication (written or oral), from any Person that alleges that any Seller is not in material compliance with applicable Environmental Laws.

(ii) Environmental Permits. Each Seller has obtained, and has timely applied for renewal of, all material Environmental Permits necessary for the conduct of the Business, and all such Environmental Permits are in good standing and each Seller is in compliance in all material respects with all terms and conditions of the Environmental Permits. Each Seller will use commercially reasonable efforts to assist Buyers in timely effecting all necessary Environmental Permit transfers.

(iii) Environmental Claims. There are no material Environmental Claims pending or, to any Seller’s Knowledge, threatened (A) against any Seller, (B) against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations currently or, to any Seller’s Knowledge, formerly owned, leased, operated or managed, in whole or in part, by any Seller. To each Seller’s Knowledge, there are no circumstances reasonably forming the basis for the assertion of any presently unasserted Environmental Claims.

(iv) Environmental Releases. There have been no Environmental Releases of any Hazardous Materials that were caused by the acts or omissions of any Seller or by any other Person from or at the Leased Premises or any other location that would be likely to reasonably form the basis of any material Environmental Claim against any Seller or the Business or against any other Person whose liability for any Environmental Claim any Seller has or may have retained or assumed either contractually or by operation of law.

(v) Underground Storage Tanks. Disclosure Schedule 4.5(i)(v) lists all underground storage tanks currently or formerly located on the Owned Real Property or, to any Seller’s Knowledge, the Leased Premises, or otherwise owned or operated by any Seller, and the current regulatory status of each such tank.

(vi) Orders. Neither Sellers nor the Business are subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law.

(vii) Environmental Assessments. Sellers have provided Buyers with copies of or notices of and an opportunity to review all reports, assessments, studies and analyses in their possession relating to any potential Environmental Conditions of any real property or operations currently or formerly owned, leased, operated or managed, in whole or in part, by any Seller, and documents pertaining to any non-compliances with Environmental Laws relating to Sellers.

(viii) Environmental Disclosure. Disclosure Schedule 4.5(i)(viii) sets forth: (A) known material environmental liabilities of each Seller, (B) any written notices of any violation of, or any liability under, any Environmental Laws (including common law) and (C) all formerly owned properties that have handled, used or stored Hazardous Materials.

(j) Territorial Restrictions. Except as disclosed on Disclosure Schedule 4.5(j), neither any Seller nor any Owner is restricted by any agreement or understanding with any Person from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses, including any Contract that impairs the ability to freely conduct the Business in the Ordinary Course of Business, except for such restrictions that, individually or in the aggregate, would not be material to the Business and that would not apply to the Business or Buyers following the Closing.

(k) Operation of the Business. No part of the Business is currently operated by Sellers through any entity other than Sellers.

4.6 Solvency. No Seller is insolvent, and no Seller will be rendered insolvent by the occurrence of the transactions contemplated by this Agreement and the Related Agreements. In addition, immediately after giving the reasonably anticipated effect to the consummation of the transactions contemplated by this Agreement and the Related Agreements, (a) each Seller will be able to pay its liabilities as they become due, (b) no Seller will have unreasonably small capital with which to conduct the Business as presently conducted, (c) each Seller will have assets (calculated at fair market value) that exceed its liabilities and (d) to Sellers’ Knowledge, taking into account all pending and threatened litigation, final judgments against any Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, each such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller. The cash available to each Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. As used in this Section, “insolvent” means that the sum of the present fair saleable value of each Seller’s assets does not and will not exceed its debts and other probable liabilities.

4.7 No Broker Fees; No Commissions. All negotiations on behalf of Sellers and Owners relative to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been carried on by Sellers and/or Owners directly with Buyers, without any act by any Seller, any Owner or any of their respective Affiliates that would give rise to any claim against any Buyer for a brokerage commission, finder’s fee or other similar payment.

4.8 Competition Act (Canada). Calculated in accordance with the requirements of the Competition Act (Canada), the total book value of the Acquired Assets in Canada does not exceed CAN$82,000,000.00 and the annual gross revenues in or from Canada generated by the Acquired Assets in Canada do not exceed CAN$82,000,000.00.

4.9 Investment Canada Act. Calculated in accordance with the requirements of the Investment Canada Act, the total book value of the assets of Canadian Pump does not exceed CAN$344,000,000.00.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as expressly set forth in the corresponding sections or subsections of the Disclosure Schedules delivered to Sellers and Owners concurrently with the execution and delivery of this Agreement, Buyers represent and warrant to each Seller as of the date hereof and as of the Closing Date, as set forth below:

5.1 Entry into Agreements.

(a) Organization and Good Standing. URNA is a corporation duly organized and validly existing under the laws of the State of Delaware. URC is a corporation duly incorporated, organized and validly existing under the laws of the Province of Alberta and is in good standing under such laws.

(b) Power and Authority; Validity and Authorization. Each Buyer has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Related Agreement to which any Buyer is a party has been duly authorized by all necessary corporate action, executed and delivered by each such Buyer, and each such agreement constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its respective terms.

(c) WTO Investor. URC is a “WTO Investor” within the meaning of that term in the Investment Canada Act.

5.2 No Conflict. Neither the execution, delivery or performance of this Agreement or the Related Agreements to which either Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby will (A) result in any violation or breach of the terms of, contravene or conflict with or constitute a default under the certificate of incorporation or bylaws of any Buyer or (B) result in any violation or breach of the terms of, or contravene or conflict with, any Legal Requirement (assuming the receipt of all Seller Consents set forth in Disclosure Schedule 4.1(e)), in each case except as would not, individually or in the aggregate, have a material adverse effect on Buyers’ ability to perform its obligations under this Agreement or any Related Agreement, or to consummate the transactions contemplated hereby or thereby.

5.3 No Brokers Fees; No Commissions. All negotiations on behalf of Buyers relative to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been carried on by Buyers directly with Sellers, without any act by any Buyer that would give rise to any claim against any Seller or any of its Affiliates for a brokerage commission, finder’s fee or other similar payment.

5.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyers’ knowledge, threatened against or by any Buyer or any Affiliate of any Buyer that challenge or seek to prevent, enjoin or otherwise materially delay the transactions contemplated by this Agreement, and to Buyers’ knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, claim, investigation or other proceeding.

5.5 Independent Investigation. Buyers have conducted their own independent investigation, review and analysis of the Business and the Acquired Assets, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers for such purpose.

ARTICLE 6

COVENANTS

6.1 Access and Information. From the date hereof until the Closing, subject to reasonable rules and regulations of Sellers and any applicable Legal Requirements, Sellers shall (i) afford Buyers and their representatives reasonable access, during normal business hours upon reasonable advance notice and under supervision of Sellers’ personnel and in such a manner as to not interfere with the conduct of the Business, to employees of the Business, the Acquired Intellectual Property, and the assets, books and records of the Business, (ii) furnish, or cause to be furnished, to Buyers and their representatives any financial and operating data and other information that is available with respect to the Business as Buyers from time to time reasonably request and (iii) instruct the Active Employees, and their counsel and financial advisors to cooperate with Buyers and their representatives in their investigation of the Business, including instructing their accountants to give Buyers and their representatives access to their work papers; provided, however, that in no event shall Buyers or their representatives have access to any information that based on advice of Sellers’ counsel, could create any potential liability under applicable Legal Requirements, including the HSR Act or Competition Act (Canada), jeopardize any attorney-client or other privilege, or contravene any fiduciary duty or binding agreement entered into prior to the date hereof; provided further that the parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (y) would not (1) risk waiving any applicable privilege, cause such privilege to be undermined with respect to such information, or (2) result in the violation of any such Legal Requirement or confidentiality obligations, and (z) could reasonably be managed through the use of customary “clean-room” arrangements pursuant to which non-employee representatives of Buyers could be provided access to such information. All requests for information made pursuant to this Section 6.1 shall be directed to the Seller Representative. All information received pursuant to this Section 6.1 shall be governed by the Confidentiality Agreement pursuant to Section 6.15. For the avoidance of doubt, no investigation pursuant to this Section 6.1 shall alter any representation or warranty given hereunder by any Seller and/or any Owner. Prior to Closing, without the prior written consent of Sellers, which shall not be unreasonably withheld, Buyers shall not contact any suppliers to, or customers of, the Business.

6.2 Conduct of Business.

(a) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyers otherwise agree in writing in advance, each Seller shall conduct, and shall cause its Affiliates to conduct, the Business in the Ordinary Course and shall use commercially reasonable efforts to preserve intact the Business and its relationship with its customers, suppliers, creditors and employees.

(b) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyers shall otherwise consent in writing (which consent shall not be unreasonably withheld), and except with regards to the Excluded Assets, each Seller shall not, and shall cause each of its Affiliates not to (in the case of Sellers’ Affiliates, solely in relation to each Seller):

(i) effect any change in the capitalization or issued or outstanding Equity Interests of any Seller or make any amendment to the organizational documents of any Seller;

(ii) (A) incur or suffer to exist any additional Indebtedness (except for working capital borrowings under the Existing Credit Facility and the financing of acquisitions of additional Inventory and Equipment in the Ordinary Course of Business consistent with past practice, provided that such borrowings and financing shall not exceed $25,000,000.00 in the aggregate), or issue any debt securities or assume, guarantee or endorse any material obligations of any other Person, or (B) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance);

(iii) incur, create or assume any Lien on any of the Acquired Assets other than a Permitted Lien and Liens incurred in the Ordinary Course of Business consistent with past practice in connection with the financing of acquisitions of additional Inventory and Equipment (which financings shall be subject to clause (ii)(A) of this Section 6.2(b) above);

(iv) sell, lease, license, transfer or dispose of any assets other than in the Ordinary Course of Business, including the sale of Inventory;

(v) terminate, extend or modify or waive any right under any Material Contract, any Assigned Lease or Non-Compete Agreement, or modify or waive any material claims or rights of Sellers;

(vi) enter into any contract, arrangement or commitment other than in the Ordinary Course of Business;

(vii) dispose of or permit to lapse any rights in, to or for the use of any Acquired Intellectual Property or disclose to any Person not an Active Employee any Acquired Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process;

(viii) (A) increase in any material manner the base compensation or incentive award opportunity of any of the directors, officers or employees or independent contractors of the Business, except in the Ordinary Course of Business or pursuant to the terms of a Benefit Plan, (B) pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any director, officer, employee or independent contractor of the Business, (C) adopt or amend any employee benefit plan for the benefit of any Business employees, except as required by Legal Requirements, (D) adopt, enter into, establish, amend, modify, terminate or renew (other than by its terms) any employment, retirement or severance contract with any employee of the Business, (E) hire any Business employee or individual independent contractor with annual compensation in excess of $100,000.00, other than in the Ordinary Course of Business, (F) increase in any manner the severance or termination pay of any Business employee, (G) terminate any Business employee who is an executive critical to the Business other than for cause, or (H) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan;

(ix) assume or enter into any labor or collective bargaining agreement Related to the Business;

(x) settle any claims, actions, arbitrations, disputes or other proceedings (A) that would result in any Seller, any Owner or any Affiliates of any Seller or any Owner being enjoined in any respect material to the transactions contemplated by this Agreement or the Business or (B) for an amount, in the aggregate, exceeding $100,000.00;

(xi) accelerate the delivery or sale of Products or the incurrence of capital expenditures, or offer discounts on sale of Products or premiums on purchase of raw materials, except in the Ordinary Course of Business;

(xii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

(xiii) cancel or compromise any material debt or claim or waive any rights of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;

(xiv) make or change any election, change an annual accounting period, adopt or change any accounting method, policy or procedure (except as required by changes in GAAP); file any amended material Tax Return, enter into any closing agreement, or settle any Tax claim or assessment relating to the Acquired Assets; or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquired Assets;

(xv) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Equity Interests of any Seller or securities convertible or exchangeable into or exercisable for any such Equity Interests or other securities of such Seller, or any options, warrants or other rights of any kind to acquire any such Equity Interests or other securities of such Seller or such convertible or exchangeable securities;

(xvi) repurchase, redeem, repay or otherwise acquire any outstanding Equity Interests or other securities of any Seller;

(xvii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Equity Interests or other securities of any Seller;

(xviii) willfully do any other act which would cause any representation or warranty of any Seller or any Owner in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

(xix) authorize or enter into any agreement or commitment with respect to any of the foregoing.

6.3 Commercially Reasonable Efforts.

(a) Each Seller, on the one hand, and each Buyer, on the other hand, shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent in Article 7 in order to consummate the Closing. Each party hereto shall, as promptly as practicable, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, waiver and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Related Agreements. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, waivers and approvals. Without limiting the generality of the foregoing, Buyers and Sellers will, as promptly as practicable, make all filings and submissions required by any applicable Legal Requirement, including all filings under the HSR Act within five (5) Business Days after the date of this Agreement and the Competition Act (Canada), and promptly file any additional information requested as soon as practicable after receipt of such request therefor, including any filings and submissions necessary to cause the expiration or termination of the applicable waiting period under any Legal Requirement as soon as practicable. Notwithstanding anything to the contrary contained herein, neither any Seller nor any Buyer shall be required to (i) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably limit their freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, or (ii) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any Legal Requirements.

(b) Each Seller, on the one hand, and each Buyer, on the other hand, shall use their respective commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing with, and which consents or other Governmental Authorizations are required to be obtained prior to the Closing from any Governmental Authority pursuant to any applicable Legal Requirements in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated, (ii) furnishing to the other party information as such other party may reasonably request and that is necessary or desirable in connection with such filings, (iii) resolving any investigation or other inquiry by any Governmental Authority under any applicable Legal

Requirements and (iv) timely making all such filings and timely seeking all such consents or other Governmental Authorizations. Each of the parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither any Seller or any Owner, on the one hand, nor any Buyer, on the other hand, shall participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting.

(c) Buyers shall be responsible for any and all filing fees incurred as a result of any filings and submissions required by any applicable Legal Requirement, including without limitation the HSR Act and the Competition Act (Canada), and made pursuant to this Section 6.3.

6.4 Tax Matters.

(a) Sellers’ Liability for Taxes. Sellers shall be jointly liable for (A) any Taxes imposed with respect to the Business or any Acquired Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business or any Acquired Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, and (C) any Transfer Taxes for which Sellers are liable pursuant to Section 6.4(c).

(b) Buyers’ Liability for Taxes. Buyers shall be jointly liable for (A) any Taxes imposed with respect to the Business or any Acquired Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business or any Acquired Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, and (C) any Transfer Taxes for which Buyers are liable pursuant to Section 6.4(c).

(c) Transfer Taxes. Sellers, jointly, and Buyers, jointly, shall each bear responsibility for one-half (1/2) of the Transfer Taxes; provided, that Buyers shall be jointly liable for all Transfer Taxes that would not have been imposed on the transactions contemplated by this Agreement but for any assignment, transfer, sale, or other disposition of any of the Acquired Assets by the Buyers (including to or by their Affiliates) after the Closing, including pursuant to Section 2.15; provided further, Buyer shall be solely responsible for GST. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable local Legal Requirements for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Buyers and Sellers shall cooperate in the timely completion and filing of all such Tax Returns. Sellers and Buyers shall promptly pay all Transfer Taxes. Any Transfer Taxes resulting from any subsequent increase in the Initial Consideration for the Acquired Assets shall be borne in accordance with the provisions of this Section 6.4(c). Prior to, or in no event later than Closing, Buyers and Sellers shall provide to the other copies of any applicable exemption certificates, including sale for resale exemption certificates, necessary to establish the right to any exemption from Transfer Taxes (“Exemption Certificates”). Buyers and Sellers shall thereafter provide the other with any additional Exemption Certificates and other documentation as may be required by the Governmental Authorities for such purpose. Sellers shall reasonably cooperate with Buyers, including providing Buyers with reasonable access to Sellers’ books, records, and such other data as Buyers may reasonably request in order to support all applicable exemptions from Transfer Taxes.

(d) Proration of Taxes. To the extent necessary to determine the liability for real property, personal property, ad valorem and similar Taxes (“Property Taxes”) for a portion of a taxable year or period that begins before and ends after the Closing Date, such Property Taxes relating to the Acquired Assets (and any tax refunds relating to such Property Taxes) shall be prorated between such Seller and Buyers as of the Closing Date based upon actual amounts paid or payable as evidenced by appropriate invoices from the applicable Governmental Authorities or, if actual amounts of Property Tax are not known, then estimates of the amount of such Property Taxes and assessments that are due and payable with respect to the Acquired Assets during the year during which the Closing Date occurs. With respect to pro rata determinations, Property Taxes and assessments payable (and any Property Tax refunds relating to such Property Taxes and assessments payable) shall be allocable, based upon the Closing Date, over the taxable year with respect to which the Property Tax is paid. If such Seller and Buyers estimate any such actual amount of such Property Tax assessments, then as soon as practicable after the actual amount of such Property Taxes and assessments is known, such Seller and Buyers shall determine if there is any amount owed either by such Seller to Buyers or vice versa based on such Seller’s being liable for those Property Taxes and assessments attributable to the time period up to and including the Closing Date, and Buyers being liable for those Property Taxes and assessments attributable to the post-Closing Date period. Any such liability by each such Seller to Buyers or vice versa shall be paid promptly following the delivery of a calculation of such liability by either party to the other party.

(e) Contest Provisions. Each Buyer, on the one hand, and each Seller, on the other hand, shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder. Each such Seller shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, any Tax audit or administrative or court proceeding relating to Taxes for which it may be liable, and to employ counsel of its choice at its expense. No party may agree to settle any claim for Taxes for which any other party may be liable without the prior written consent of such other party, which consent shall not be unreasonably delayed, conditioned, or withheld.

(f) Assistance and Cooperation. After the Closing Date, the parties shall cooperate fully in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns and payments in respect thereof. Each party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which any other party or any of its Affiliates may have a liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any Governmental Authority in connection with any audit or information request with respect to any Taxes referred to in clause (i).

(g) Additional Canadian Tax Matters. URC or one of its Affiliates and Canadian Pump shall make the joint election in prescribed form pursuant to Section 167 of the Excise Tax Act (Canada) such that no GST is payable by URC or its Affiliates in respect of the purchase of the Acquired Assets.

(h) Employee Withholding and Reporting Matters. With respect to those Transition Employees who are employed by Buyers within the same calendar year as the Closing, Buyers shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004-53, assume all responsibility for preparing and filing each Form W-2, Wage and Tax Statement, Form W-3, Transmittal of Income and Tax Statements, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate, and Form W-5, Earned Income Credit Advance Payment Certificate. Sellers and Buyers agree to comply with the procedures described in Section 5 of the Revenue Procedure 2004-53.

6.5 Post-Closing Obligations Regarding Employees and Employee Benefits.

(a) Employment of Active Employees by Buyers.

(i) Buyers are not obligated to hire any Active Employee but may interview certain Active Employees. Prior to the Closing Date, Buyers shall provide Sellers with a list of Active Employees to whom Buyers intend to make an offer of employment (the “Transition Employees”). Subject to Legal Requirements, each Seller hereby grants Buyers access to the personnel records (including performance appraisals, disciplinary actions and grievances) of such Seller for the purpose of administering the employment of the Transition Employees. Access will be provided by each such Seller during normal business hours upon reasonable prior notice. If requested by Buyers, each Seller will terminate the employment of all of its Transition Employees as of Closing. The employment offers provided by Buyers shall provide for employment of each Transition Employee with either Buyer or either Buyer’s Affiliates effective as of immediately after the Closing.

(ii) It is understood and agreed that (A) Buyers’ extension of offers of employment as set forth in this Section 6.5(a) shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyers to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyers may establish pursuant to individual offers of employment, and (B) employment offered by Buyers is “at will” and may be terminated by Buyers or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyers or an employee and any Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyers to terminate, reassign, promote or demote any of the Transition Employees or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(iii) In addition to and notwithstanding the foregoing, (A) without the express written consent or request of Buyers, no Seller shall (1) enforce any obligations of any Transition Employees to any Seller pursuant to any non-competition agreement, inventions assignment agreement or any other type of agreement Related to the Business each such Seller may have with the Transition Employees or (2) assign any such obligations to any Person other than Buyers, and (B) each Seller shall use its commercially reasonable efforts, at Buyers’ expense, to enforce its rights against (1) any Active Employee who is not hired by Buyer and (2) any Transition Employee at Buyer’s request pursuant to any non-competition agreement, inventions assignment or any other type of agreement any Seller may have with the Active Employees who are not hired by Buyers.

(iv) No Seller or its Affiliates shall engage in any activity intended to discourage any Transition Employee from accepting an offer of employment from Buyers; provided, however, that each Seller and its Affiliates shall be permitted to take any action they are legally required to take in order to comply with local employment-related Legal Requirements.

(v) Sellers shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Active Employees and governmental authorities required by the WARN Act or by any other applicable Legal Requirements relating to plant closings, mass layoffs or employee separations or severance pay that are required to be provided on or before the Closing as a result of the transactions contemplated by this Agreement, and Buyers shall be responsible for any and all such matters following the Closing. Sellers shall cooperate in providing information related to employment with the Business reasonably requested by Buyers in connection with any notices that Buyers may desire to provide prior to the Closing in connection with actions by Buyers after the Closing that would result in a notice requirement under such Legal Requirements.

(b) Salaries and Welfare Benefits.

(i) Each Seller shall be responsible for: (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of such Seller through the Closing Date, including pro rata bonus payments, all commission payments, all vacation pay earned through the Closing Date and all earned and unused sick days and other paid leave earned through the Closing Date; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of Sections 601 through 608 of ERISA.

(ii) Buyers and Sellers acknowledge and agree that neither Buyer shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Benefit Plans of such Seller.

(iii) Notwithstanding any other provision of this Agreement, each Seller acknowledges and agrees that Buyers shall have no obligation to provide continuation coverage under COBRA (or any state health care continuation coverage law) with respect to any individual who either prior to, on or after the Closing Date was covered under any group health plan contributed to or maintained by such Seller or any ERISA Affiliate, and that such Seller shall be solely responsible for compliance with all such continuation coverage requirements with respect to such individuals in connection with such group health plan(s); provided, however, that Buyers and their Affiliates shall be responsible for compliance with such continuation coverage requirements with respect to such individuals who become employed by either Buyer or an

Affiliate thereof. Each Seller shall ensure that Buyers have no obligation to give any notices required by COBRA and any other applicable law or to make continuation coverage available in connection with the transaction contemplated by this Agreement to those individuals covered under any group health plan contributed to or maintained by such Seller and who become “qualified beneficiaries” within the meaning of Section 4980B(g)(1) of the Code or any analogous applicable state law.

(c) General Employee Provisions.

(i) If any of the arrangements described in this Section 6.5 are determined by the Internal Revenue Service or other Governmental Authority to be prohibited by law, Sellers and Buyers shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(ii) Sellers shall provide Buyers with completed I-9 forms and attachments with respect to all U.S. Transition Employees.

(iii) Buyers shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries, “M&A qualified beneficiaries” (as such term is defined in Treasury Regulation Section 54.4980B-9), or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of coverage extension provided by Sections 601 through 608 of ERISA) maintained by any Seller.

(d) Sellers’ Retirement and Savings Plans. Each Seller will adopt, or will cause to be adopted, any necessary amendments to its 401(k) Plan to provide that upon a termination of employment each Transition Employee who actually accepts an offer of employment with either Buyer or either Buyer’s Affiliates will have at least 90 days to repay any outstanding loan balances from such 401(k) Plan and that each such Transition Employee will be able to direct a rollover from such Seller’s 401(k) Plan into a 401(k) Plan of the applicable Buyer with any associated loans without such loans becoming due for repayment, if applicable. Each Buyer will adopt, or will cause to be adopted, any necessary amendments to its 401(k) Plan such that the plan will accept a direct rollover from Seller’s 401(k) Plan with any associated loans without such loans becoming due for repayment, if applicable. Upon Closing, in accordance with all applicable Legal Requirements, each Transition Employee who actually accepts an offer of employment with either Buyer or either Buyer’s Affiliates shall become fully vested in his or her 401(k) benefits under the applicable Seller’s 401(k) Plan to the extent required by such applicable Legal Requirements. For purposes of this paragraph, the term “401(k) Plan” means any plan intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. Each Seller shall provide Buyers and each Buyer shall provide Sellers with a copy of (i) the amendments and the resolutions duly adopted by such Seller’s general partners, members or board of directors, as the case may be, to effectuate the amendments or (ii) the terms of the party’s respective 401(k) Plan that indicate that no amendment is necessary.

(e) No Transfer of Assets. Neither any Seller nor any of its Affiliates will make any transfer of pension or other employee benefit plan assets to Buyers or any of Buyers’ retirement or savings plans or welfare benefit plans.

(f) Other Required Actions. Each Seller and each Buyer acknowledge and agree that each, as applicable, shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section as may be necessary to carry out the arrangements described in this Section 6.5. Nothing contained in this Agreement shall (i) amend, or be deemed to amend, any Benefit Plan, (ii) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan or a right to enforce any provision of this Agreement, or (iii) limit in any way any each Seller or Buyer (and their respective Affiliates) ability to amend or terminate any Benefit Plan at any time. Sellers shall update and modify each of Disclosure Schedule 4.5(c)(i) and Disclosure Schedule 4.5(c)(ii) prior to the Closing and deliver such updated disclosure schedules to Buyers no later than three (3) Business Days prior to the Closing.

6.6 Conduct of Environmental Proceedings.

(a) Information. Each Seller shall at any time following the date hereof through the Closing (i) provide to Buyers such information with respect to the real property of such Seller included in the Leased Premises relating to the environment and compliance with Environmental Laws as reasonably requested by Buyers and in possession of or available to Sellers, including any audits, assessments, studies, reports, memoranda, documents and written communications relating to the environment, and (ii) make available to Buyers and their representatives and advisors such Active Employees or outside advisors of such Seller or its Affiliates who have knowledge of such matters. Buyers agree that they shall not disclose the environmental assessments or any of the findings or results thereof relating to the Leased Premises to any Person, except as required to be disclosed by any Legal Requirement or by any Governmental Authority.

(b) Pre-Closing Access. Prior to the Closing, each Seller shall grant Buyers and their representatives access to the Real Property for the purpose of conducting American Society of Testing Materials 1527e Phase I environmental assessments (“Phase I Assessments”) and assessments of compliance with Environmental Laws. Buyers shall not conduct any sampling without the prior written consent of Sellers, which consent shall not be unreasonably withheld; provided, however, that no sampling shall be conducted on any Real Property if such activity is not permitted by the relevant lease. Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Real Property (“Invasive Activity”) following the date hereof, Buyers shall furnish for each Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operations of any Seller, Sellers may request an appropriate modification of the proposed Invasive Activity. Each Seller shall have the right to be present during any environmental assessments of the Real Property and shall have the right, at its option and expense, to split samples with Buyers. After completing any environmental assessment of any Real Property, Buyers shall, at their sole cost and expense, restore the property to its condition prior to the commencement of such environmental assessment, unless a Seller requests otherwise, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the environmental assessment. Buyers shall maintain, and shall cause their officers, employees, representatives, consultants and advisors to maintain, all information obtained by Buyers pursuant to any environmental assessment as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any Environmental Laws. Buyers shall provide Sellers with a copy of the final draft of all environmental reports prepared by or on behalf of Buyers with respect any Phase I Assessments and any Invasive Activity conducted on the Real Property. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any environmental assessment conducted by, for or on behalf of Buyers, Buyers agree that Sellers shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities.

(c) Buyers shall abide by each Seller’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Real Property, including any Invasive Activities. Buyers agree to defend, indemnify, release, and hold Seller Indemnitees harmless from and against all claims or losses for injury to or death of any person or damage to or destruction of any property resulting from any Phase I Assessments or Invasive Activity conducted by either Buyer or any of their agents, employees, or representatives with on the Real Property, to the extent that such damage or injury is caused by the negligence, gross negligence or willful misconduct of either Buyer or its agents, employees, or representatives.

(d) Each Buyer and each Seller acknowledge and agree that, in performing any Invasive Activity or Remedial Action in connection with this Agreement, the party’s agents, contractors or representatives who conduct such Invasive Activity or Remedial Action shall carry customary liability insurance appropriate to such work.

(e) Certain Actions.

(i) Sellers hereby acknowledge and agree to reimburse Buyers or their Affiliates, as applicable, for all actual and reasonable out-of-pocket costs incurred by Buyers and/or their Affiliates during the Reparation Period in connection with the installation of wash bays and/or recycling systems on the Real Property (to the extent such Real Property is an Acquired Asset and identified on Disclosure Schedule 6.6(e)(i)) in an amount not to exceed $900,000.00 in the aggregate; provided that to the extent such installation is required on any Leased Premises, Sellers shall cooperate with Buyers in obtaining all necessary consents from the owners of such Leased Premises in connection with any such installation; it being understood that if any such consent is not obtained prior to the Closing, Buyers shall not acquire any right, title or interest in and to the applicable Leased Premises or Assigned Lease, nor assume any Liability thereof, and Buyers and Sellers agree that any such Leased Premises and Assigned Lease shall be considered an Excluded Asset, any Liability relating to any such Leased Premises and Assigned Lease shall be considered a Retained Liability, hereunder. Buyers shall prepare and deliver to the Seller Representative a cost estimate of any projects intended to be undertaken under this Section 6.6(e)(i) no later than ten (10) Business Days prior to entry into any contract relating to such project. Buyers shall prepare and deliver to the Seller Representative on a monthly basis an invoice setting forth the costs incurred by Buyers in connection with this Section 6.6(e)(i), and the Seller Representative, on behalf of Sellers, shall remit such payment as promptly as practicable but in any event, no later than the date that is ten (10) Business Days after the date of any such invoice. Notwithstanding the foregoing, Sellers shall not be obligated to reimburse Buyers for any costs incurred by Buyers and/or their Affiliates under this Section 6.6(e)(i) until the aggregate amount of such costs exceeds $35,000.00, in which event Sellers shall only be required to pay for costs in excess of such amount.

(ii) Sellers hereby acknowledge and agree to reimburse Buyers or their Affiliates, as applicable, for all actual and reasonable out-of-pocket costs incurred by Buyers and/or their Affiliates on or after the Effective Date in connection with the repair of drainage systems at the locations set forth on Disclosure Schedule 6.6(e)(ii); provided that to the extent such repairs are required on any Leased Premises, Sellers shall cooperate with Buyers in obtaining all necessary consents from the owners of such Leased Premises in connection with such repairs; it being understood that if any such consent is not obtained prior to the Closing, Buyers shall not acquire any right, title or interest in and to the applicable Leased Premises or Assigned Lease, nor assume any Liability thereof, and Buyers and Sellers agree that any such Leased Premises and Assigned Lease shall be considered an Excluded Asset, any Liability relating to any such Leased Premises and Assigned Lease shall be considered a Retained Liability, hereunder.

6.7 Further Actions.

(a) From and after the Closing Date, (i) each Seller and each Owner shall execute and deliver at its own expense such further instruments of transfer and conveyance, documents and certificates as may be reasonably requested by Buyers in order (A) to more effectively convey and transfer to Buyers the Acquired Assets and, upon the request of Buyers, the rights and benefits of each Seller and each Owner under the Non-Compete Agreements, (B) to aid and assist in reducing to possession or exercising rights with respect to the Acquired Assets or (C) to consummate any of the transactions contemplated by this Agreement or the Related Agreements; and (ii) each Seller shall deliver to Buyers, any and all certificates and other documents of title necessary for the transfer of title with respect to any Acquired Asset, the title, certificate or similar document for which is determined after the Closing Date to have not been delivered on the Closing Date. Without limiting the generality of the foregoing, to the extent that Buyers or Sellers discover following the Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Sellers shall or shall cause its Affiliates promptly to assign and transfer to the applicable Buyer all right, title and interest in such asset. Each Seller shall be responsible for closing (promptly after the Closing) any heavy equipment dealer accounts and any taxes or fees relating to the closing of such accounts.

(b) From and after the Closing, each Seller shall, as promptly as practicable but in no event later than five (5) Business Days after receipt, deliver to Buyers any cash, checks, mail, packages, notices and other similar communications it receives pertaining to the Business, the Acquired Assets and the Contracts (but for the avoidance of doubt, excluding the Excluded Assets) and any other matter properly belonging to Buyers as a result of the transactions consummated pursuant to this Agreement or the Related Agreements. From and after the Closing Date, each Buyer shall, as promptly as practicable but in no event later than five (5) Business Days after receipt, deliver to Sellers any cash, checks, mail, packages, notices and other similar communications it receives pertaining to the Excluded Assets or Retained Liabilities of Sellers and any other matter properly belonging to Sellers after the transactions consummated pursuant to this Agreement or the Related Agreements. Each Seller shall endorse in favor of the applicable Buyer any checks or other instruments of payment payable to such Seller but acquired by Buyers hereunder, and each Buyer shall endorse in favor of each Seller any checks or other instruments of payment payable to such Buyer but retained by such Seller hereunder. Each Seller shall immediately forward to Buyers any telephone calls and any telecopy, telegraph or other communications that such Seller receives in respect of the Acquired Assets or the Business, and each Buyer shall immediately forward to each Seller any telephone calls and any telecopy, telegraph or other communications that such Buyer receives in respect of the Retained Liabilities of such Seller.

(c) Sellers may request in writing, no later than five (5) Business Days prior to the Closing Date, that Buyers consent to certain Excluded Assets (as specified by Sellers in such written request) (i) remaining on the Leased Premises or the Owned Real Property, as the case may be, after the Closing Date, and (ii) being used and/or operated on such premises by Sellers after the Closing Date. Buyers may grant or withhold such consent in writing in their sole discretion. Notwithstanding the foregoing, Sellers shall remove all Excluded Assets from such premises as soon as possible but in any event no later than thirty (30) days following the Closing Date.

6.8 Cooperation; Seller Third Party Consents.

(a) Each Seller and each Owner shall use its reasonable best efforts to aid each Buyer in establishing itself as the new owner of the Acquired Assets, including the pursuit of any Seller Consents that are not secured in writing prior to Closing, and, in connection therewith, shall use reasonable best efforts to maintain each Seller’s goodwill and reputation with all suppliers, customers, distributors, creditors and others having relations with each such Seller and in the community generally.

(b) Without limiting the generality of the foregoing, Sellers shall use its commercially reasonable efforts to obtain prior to the Closing: (i) estoppel certificates from each applicable landlord/sublandlord in connection with each Assigned Lease and (ii) any and all consents duly executed by the applicable landlord/sublandlord required in connection with the assignment of each Assigned Lease and/or any post-Closing alteration, improvements, branding and/or signage. In the event that Sellers are unable to obtain prior to the Closing any such consent, Buyers shall not acquire any right, title or interest in and to the applicable Leased Premises or Assigned Lease, nor assume any Liability thereof, and Buyers and Sellers agree that any such Leased Premises and Assigned Lease shall be considered an Excluded Asset, and any Liability relating to any such Leased Premises and Assigned Lease shall be considered a Retained Liability, hereunder.

6.9 Restrictive Covenants. Each Seller and each Owner (on its or his behalf and on behalf of its or his respective Affiliates) hereby acknowledges and agrees: (i) Buyers, as the purchasers of the Acquired Assets, is and will be engaged in the Business; (ii) each Seller and each Owner is intimately familiar with the Business and the Acquired Assets; (iii) the Business is currently conducted within the United States and Canada, Buyers intend to continue the Business throughout the United States and Canada and further intend, by acquisition or otherwise, to expand the Business into other geographic areas where it is not presently conducted; (iv) each Seller and each Owner has had access to Trade Secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 6.9 are essential to protect the Business and the value of the goodwill and other Acquired Assets being acquired by Buyers, including valuable employee and customer relationships; (vi) each Owner has the means to support himself and its Affiliates other than by engaging in a business substantially similar to the Business and the provisions of this Section 6.9 will not impair such ability; and (vii) each Seller can continue to operate its other business without engaging in a business substantially similar to the Business and the provisions of this Section 6.9 will not impair such ability.

(a) Non-Solicitation of Employees. During the Restricted Period, without the written consent of Buyers, which may be granted or withheld by Buyers in their sole discretion, each Seller and each Owner shall not, directly or indirectly, and shall cause its or his respective Affiliates not to, solicit, hire or encourage to leave the employ of any Buyer or its Affiliates (i) any Transition Employee or any other person employed by any Seller from July 1, 2013, through the Closing, or (ii) any employees of any Buyer or its Affiliates employed or performing his or her duties within the Target Area (including without limitation any employee hired by any Buyer during the Restricted Period).

(b) Non-Solicitation of Significant Customers. During the Restricted Period, without the written consent of Buyers, which may be granted or withheld by Buyers in their sole discretion, each Seller and each Owner shall not, directly or indirectly, and shall cause its or his respective Affiliates not to, solicit, attempt to solicit, interfere with, seek to curtail the business of, accept the business of, or do business with, any Significant Customer relating to any Products within the Target Area.

(c) Non-Compete.

(i) General Prohibition.

(A) During the Restricted Period, without the written consent of Buyers, which may be granted or withheld by Buyers in their sole discretion, neither any Seller nor any Restricted Owner shall, directly or indirectly, and each Seller and each Restricted Owner shall cause its or his Affiliates not to, (1) (x) own, engage in, manage, operate, control, establish or participate in the ownership, management, operation or control of or (y) be a stockholder, agent, representative, partner, director, joint venturer, member, manager, operator, landlord, employee, consultant, contractor, advisor or lender to, or have any interest in or a right to obtain any interest in, any entity, organization or individual that engages in any activity that competes with the business of Buyers; or (2) use any Confidential Information for the benefit of itself or himself or others, in each case as of the Closing Date (other than the continued ownership and operation of the Excluded Assets, including but not limited to, ownership and operation by the Pump Entities of that portion of the Business related to the Compressor Assets) within the Target Area; it being understood that any activities of a Restricted Owner set forth in this Section 6.9(c)(i)(A) with respect to the following entities shall be disregarded for purposes of this Section 6.9(c)(i)(A): (I) National Fittings & Hose, (II) Comanche Equipment, L.P., a Texas limited partnership and (III) Well Water Solutions and Rentals Inc., a Wyoming corporation; provided, however, that notwithstanding anything to the contrary herein, no actions shall be taken, directly or indirectly, to expand the business or operations of any entity listed in (I) through (III) above such that any such entity would be considered to be engaging in any activity that competes with the business of Buyers as such business is conducted by Buyers as of the Closing Date. For the avoidance of doubt, and notwithstanding anything to the contrary herein, for so long as Mr. Walter “Loddie” Naymola owns the Pioneer Pump Equity Interest, such Pioneer Pump Equity Interest shall fall within the provisions of Section 6.9(c)(ii) and shall not constitute a breach of this Section 6.9(c)(i); provided, however, that in the event Mr. Walter “Loddie” Naymola receives or acquires any additional interests in Pioneer Pump such that the total amount of all interests owned in Pioneer Pump by Mr. Walter “Loddie” Naymola exceeds the Pioneer Pump Equity Interest, all such interests, including the Pioneer Pump Equity Interest, shall be subject to the provisions of this Section 6.9(c)(i).

(B) For purposes of this Section 6.9, the term “engage in any activity that competes with the business of Buyers” shall include, without limitation, maintenance of business assets and properties, and dealings (including the use of any telecommunication equipment or device, including without limitation any telephone, modem, intranet or extranet, internet or satellite communications device) with actual or potential customers, licensees, suppliers, vendors, partners or any other Person, the principal business function of which is the business of Buyers as such business is conducted by Buyers as of the Closing Date.

(ii) Passive Investment Exception. Ownership by any Seller or any Restricted Owner, as a passive investment, of less than 5% of the publicly traded securities of any company listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market, that is competitive with any business of Buyers as of the Closing Date, shall not constitute a breach of this Section 6.9(c).

(d) Confidential Information. From and after the Closing, each Seller and each Owner shall, and shall use reasonable efforts to cause its and its Affiliates to, keep secret and retain in strictest confidence all Confidential Information.

(e) Rights and Remedies Upon Breach. If any Seller, any Owner or any of their respective Affiliates breaches or threatens to commit a breach of the Restrictive Covenants, Buyers shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyers at law or in equity:

(i) Specific Performance. For the avoidance of doubt, the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyers and that money damages would not provide an adequate remedy to Buyers. Accordingly, in addition to any other rights or remedies, Buyers shall be entitled to equitable and injunctive relief, including by temporary restraining order, temporary injunction, permanent injunction or otherwise, without posting a bond, to enforce the terms of the Restrictive Covenants and to restrain any Seller, any Owner or any of their respective Affiliates from any violation thereof.

(ii) Accounting. The right and remedy to require any Seller or Owner to account for and pay over to Buyers all compensation, profits, monies, accruals, increments or other benefits derived or received by each such Seller or Owner as a result of any transaction constituting a breach of the Restrictive Covenants.

(iii) Severability of Covenants. Each Seller and each Owner acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any portion of the Restrictive Covenants is invalid, the remaining portions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, geographic scope or other limitation of such provision, such court shall reduce the duration or scope of such provision, or otherwise revise such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

(iv) Enforceability in Jurisdiction. Notwithstanding any other provision of this Agreement, each Buyer, each Seller and each Owner intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each Buyer, each Seller and each Owner that such determination not bar or in any way affect Buyers’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(f) Tolling. If any Seller or any Owner or any of their Affiliates violates any of the restrictions contained in this Section 6.9, the Restricted Period will be suspended and will not run in favor of the breaching Seller or Owner, as the case may be, until such time that such Seller or Owner cures the violation to the satisfaction of Buyers, at which point such suspension will be lifted.

(g) Canadian Tax Election. Each Seller, each Owner and each Buyer agrees to make a joint election under paragraph 56.4(7)(g) of the Income Tax Act (Canada).

(h) Louisiana Non-Compete Rider. Notwithstanding any other provision of this Section 6.9, each Seller and each Owner shall contemporaneously with the execution of this Agreement execute, deliver to Buyers, and be subject to, the Louisiana Non-Compete Rider attached hereto as Exhibit N.

6.10 Use of Names.

(a) National Pump. From and after the Closing Date, National Pump and each Owner thereof shall cease using the names “National Pump & Compressor,” “National Pump” and all similar or derivative names. Without limiting the foregoing, National Pump shall take such actions as may be required to (i) change its legal name effective as of the Closing Date so that it does not include any such name, (ii) file any business name registration statements to cancel the use by National Pump of any such name as a business name in the State of Texas and any other jurisdiction where any such name has been registered as a business name and (iii) reasonably assist URNA, to the extent reasonably requested by URNA, in filing and obtaining a business name registration for “National Pump” and/or “National Pump & Compressor” in the State of Texas and any other applicable jurisdiction.

(b) Canadian Pump. From and after the Closing Date, Canadian Pump and each Owner thereof shall cease using the names “Canadian Pump & Compressor,” “Canadian Pump” and all similar or derivative names. Without limiting the foregoing, Canadian Pump shall take such actions as may be required to (i) change its legal name effective as of the Closing Date so that it does not include any such name, (ii) file any business name registration statements to cancel the use by Canadian Pump of any such name as a business name in the Province of Alberta and the Province of British Columbia and any other jurisdiction where any such name has been registered as a business name and (iii) reasonably assist URC, to the extent reasonably requested by URC, in filing and obtaining a business name registration for “Canadian Pump” and/or “Canadian Pump & Compressor” in the Province of Alberta, the Province of British Columbia and any other applicable jurisdiction.

(c) GulfCo. From and after the Closing Date, GulfCo and each Owner thereof shall cease using the names “GulfCo Industrial Equipment,” “GulfCo” and all similar or derivative names. Without limiting the foregoing, GulfCo shall take such actions as may be required to (i) change its legal name effective as of the Closing Date so that it does not include any such name, (ii) file any business name registration statements to cancel the use by GulfCo of any such name as a business name in the State of Texas and any other jurisdiction where any such name has been registered as a business name and (iii) reasonably assist URNA, to the extent reasonably requested by URNA, in filing and obtaining a business name registration for “GulfCo” and/or “GulfCo Industrial Equipment” in the State of Texas and any other applicable jurisdiction.

(d) From and after the Closing Date, no Seller or Owner shall use any of the names listed above in this Section 6.10 in connection with any business similar to the Business. Buyers shall have the exclusive right after the Closing Date to use such names and register any of such names as a trademark.

(e) From and after the Closing Date, Sellers and Owners shall execute any documents which may be necessary or desirable for Buyers to effect the foregoing provisions of this Section 6.10.

6.11 Domain Names. Promptly after the Closing Date, each Seller shall perform all actions and sign all documents reasonably requested by Buyers to authorize the applicable domain name registrar to transfer the Domain Names to any Buyer or Buyers’ designee.

6.12 Existing Non-Compete Obligations. Disclosure Schedule 6.12 lists each non-competition agreement in favor of any Seller or any Owner in effect as of the date of this Agreement (the “Non-Compete Agreements”). In the event that Sellers or Owners are unable to assign and Buyers are unable to assume Sellers’ or Owners’ rights under any Non-Compete Agreement prior to the Closing, (a) each Seller and each Owner shall use its respective commercially reasonable efforts (i) to enforce the provisions set forth in the Non-Compete Agreements and (ii) to ensure that the current and former partners and employees of each Seller comply with such provisions; and (b) Sellers and Owners and their respective successors and assigns, as applicable, shall not amend or modify the Non-Compete Agreements, or assign any of their interests in any Seller or rights under the Non-Compete Agreements without the express written consent of Buyers, in each case from and after the Closing until the later of the date on which (x) such Non-Compete Agreements are assigned to and assumed by Buyers and (y) such Non-Compete Agreements are no longer enforceable.

6.13 No Shop.

(a) Until the earlier of the termination of this Agreement and the Closing, each Seller and each Owner shall not and shall cause their respective Affiliates and their respective officers, directors, employees, agents and representatives not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business to any Person other than Buyers or their Affiliates or (ii) knowingly disclose, directly or indirectly, to any Person any Confidential Information except as necessary to conduct the Business in the Ordinary Course. In the event that any Seller, any Owner or any of their respective Affiliates receives an offer for such a transaction, Sellers will provide Buyers with notice thereof as soon as practical after receipt thereof, which notice shall include the material terms of such offer and the identity of the prospective buyer or soliciting party.

(b) The parties acknowledge that there may be no adequate remedy at law for a breach of Section 6.13(a) and that money damages may not be an appropriate remedy for breach of such Section. Therefore, the parties agree that Buyers have the right to injunctive relief and specific performance of Section 6.13(a) in the event of any breach of such Section in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 6.13(b) are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

6.14 Required Updates. Between the date of this Agreement and the Closing, Sellers will promptly notify Buyers in writing if any Seller or any Owner becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the representations or warranties of any Seller or any Owner made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated under this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the discovery of, such fact or condition.

6.15 Confidentiality. Each Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to any Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.15 shall nonetheless continue in full force and effect.

6.16 Bulk Sales. Sellers and Buyers agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Acquired Assets are located to the extent that such Article is applicable to the transaction contemplated thereby.

6.17 Insurance. Sellers shall cause the Business to remain insured up to and including the Closing Date in substantially the same way as it is insured on the date hereof and that all premiums due for such insurances are duly and timely paid. Sellers agree (a) that any insurance claim arising out of, relating to, or in connection with events or occurrences first occurring prior to the Closing Date shall be processed in good faith and (b) to transfer to the Business, as soon as practicable upon receipt by Sellers, any proceeds (or the right to any proceeds) received by Sellers after the Closing Date, if any, relating to any such claim under any business interruption or similar insurance policy maintained by any Seller, in the amount of the actual value of the loss.

6.18 Financing Assistance.

(a) Prior to the Closing Date, Sellers shall promptly take such actions in respect of the Existing Credit Facility and all other existing Indebtedness of each Seller as requested by Buyers to repay in full and terminate or satisfy and discharge all obligations under the Existing Credit Facility and such other existing Indebtedness of each Seller or directly or indirectly encumbering the Acquired Assets at the time of the Closing, including obtaining consents or waivers that may be required to effect such repayment at Closing, provided that the effectiveness of such repayment or prepayment and satisfaction and discharge shall be conditioned on the Closing and the receipt of funds thereafter from Buyers.

(b) Prior to the Closing, each of the Owners shall, and shall cause each Seller to, provide to Buyers, and shall use reasonable best efforts to cause its and their respective officers, employees, accountants, legal counsel, agents and other advisors and representatives (collectively, the “Representatives”) to provide to Buyers, all cooperation and assistance reasonably requested by Buyers in connection with the arrangement, syndication and consummation of any debt financing (including the marketing efforts in connection therewith) undertaken by Buyers in connection with the transactions contemplated by this Agreement (collectively, the “Debt Financing”), in each case in a timely manner, including:

(i) furnishing Buyers and Buyers’ financing sources, as promptly as practicable, with (A) the Financial Statements, (B) an unaudited consolidated balance sheet of

Sellers and related unaudited consolidated statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date, and (C) all financial information and all other information regarding Sellers reasonably required for Buyers to prepare pro forma financial statements, as well as financial projections and a financial model for Buyers after giving effect to the transactions contemplated by this Agreement, in each case consistent with the type required for a registered public offering of debt securities, and of type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the Debt Financing;

(ii) upon reasonable notice, during business hours and at Buyers’ expense, providing reasonable cooperation with the marketing efforts of Buyers and lenders, underwriters or initial purchasers for the Debt Financing, including using reasonable best efforts to cause its Representatives (including senior management and advisors of Sellers) to participate in a reasonable number of meetings or conference calls;

(iii) assisting with the preparation of customary materials for rating agency presentations, offering documents, registration statements, prospectuses, road show presentations and similar documents reasonably necessary or advisable in connection with the Debt Financing (collectively, the “Offering Documentation”);

(iv) using reasonable best efforts to cause Sellers’ independent auditors to provide, consistent with customary practice, (A) audit reports, comfort letters (including “negative assurance” comfort), authorization letters and consents of accountants and auditors with respect to financial statements and other financial information for Sellers and their reports thereon for inclusion in any Offering Documentation, (B) assistance in the preparation of pro forma financial statements by Buyers, and (C) assistance to and cooperation with Buyers, including attending accounting due diligence sessions;

(v) executing and delivering any representation and authorization letters to accountants and auditors, customary closing certificates and any other certificates, letters and documents as may be reasonably requested by Buyers;

(vi) facilitating the granting of a security interest (and perfection thereof) in collateral, including by cooperating with Buyers to arrange for customary pay-off letters, lien terminations, notices and instruments of discharge to be delivered at Closing providing for the pay-off, discharge and termination on the Closing Date of all existing Indebtedness (subject to receipt from the Buyers of the funds necessary to effectuate the pay-off contemplated by such pay-off letters, lien terminations and instruments of discharge);

(vii) providing Buyers and Buyers’ financing sources promptly with all documentation and other information regarding the Owners and Sellers required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, as amended from time to time;

(viii) providing customary authorization letters, in a form reasonably acceptable to Sellers, to Buyers’ financing sources authorizing the distribution of information to prospective lenders; and

(ix) cooperating with Buyers’ financing sources and their respective agents with respect to their due diligence, including (A) giving access to documentation reasonably requested by persons in connection with capital markets transactions and (B) permitting Buyers’ financing sources and other lenders to evaluate Sellers’ current assets, receivables and inventory for the purposes of establishing collateral arrangements as of the Closing (and using reasonable best efforts to provide all relevant information or documentation reasonably requested in connection therewith) (provided that, for the avoidance of doubt, the permissions afforded to the financing sources and other lenders and the efforts to provide such information and documentation does not require that any such audits, appraisals and evaluations be completed, or any such information be furnished, as conditions to Closing).

(c) Notwithstanding the foregoing, (i) none of the Owners, Sellers or their respective Representatives shall be required to (A) authorize, execute or enter into or perform any agreement (other than authorization and representation letters as set forth herein) with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (B) take any action that would unreasonably interfere with the ongoing operations of the Business or Sellers, (C) take any action that would cause any representation or warranty in this Agreement to be breached or (D) take any action that would cause any condition to Closing set forth in Article 7 to fail to be satisfied; (ii) Sellers shall not be required to make any representation, warranties or certifications as to which, after Sellers’ use of reasonable best efforts to cause such representation, warranty or certification to be true, Sellers in their good faith determined that such representation, warranty or certification is not true; and (iii) nothing shall obligate Sellers to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of any applicable Legal Requirements or loss of any privilege. Sellers hereby consent to the use of their logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not violate any existing contractual obligation of Sellers.

6.19 National Fittings & Hose. Each Owner set forth on Exhibit O (any such Owner to be referred to as a “Specified Owner”) agrees to divest all of its outstanding equity interests in National Fittings & Hose on or prior to January 1, 2015, and as a consequence, as of January 1, 2015, no Specified Owner (i) shall own, engage in, manage, operate, control, establish or participate in the ownership, management, operation or control of, or (ii) shall be an equity holder, agent, representative, partner, director, joint venturer, member, manager, operator, landlord, employee, consultant or lender to, have a business arrangement with, or have any interest in or a right to obtain any interest in, National Fittings & Hose.

6.20 Restricted Stock. After the Closing and in accordance with applicable Legal Requirements, Parent shall, upon the reasonable request of any holder of Restricted Stock, take all customary actions reasonably necessary in order for its transfer agent to effect for such holder the transfer of the Restricted Stock in accordance with Rule 144 or other applicable exemptions under the Securities Act or applicable Canadian securities laws, including requesting Parent’s transfer agent to withdraw any stop transfer instructions and the removal of restrictive legends from the Restricted Stock certificates in connection with their transfer in accordance with Rule 144. In addition, in connection with the resale of Restricted Stock by residents of Canada, Parent represents and warrants that it is not a reporting issuer in any jurisdiction of Canada and that after the contemplated issuance of Restricted Stock hereunder no holder of

Restricted Stock will, to the knowledge of Parent (1) own directly or indirectly more than 10% of Parent’s common stock, par value $0.01 per share or (2) represent in number more than 10% of the total number of owners directly or indirectly of Parent’s common stock, par value $0.01 per share.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Buyers and Sellers. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) HSR and Other Competition Laws. The waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and the consents, notices, reports and other filings required to be made or obtained in connection with the transactions contemplated by this Agreement and the Related Agreements at or prior to the Closing under any Legal Requirements shall have been made or obtained.

(b) No Prohibition. No Legal Requirement shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement or the Related Agreements.

(c) Consents and Approvals. All consents set forth on Disclosure Schedule 7.1(c) shall have been obtained.

(d) Pioneer Pump Agreement. The Pioneer Pump Supply Agreement shall have been duly executed by Pioneer Pump and Buyers, pursuant to which Pioneer Pump agrees to provide certain pump equipment on a long-term basis with terms no less favorable than the terms of the currently existing arrangements between Sellers and Pioneer Pump.

7.2 Conditions to the Obligations of Buyers. The obligations of each Buyer to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of each Seller and each Owner contained in this Agreement shall be true and correct in all material respects (in each case without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein), other than the representations and warranties in Sections 4.1(a), 4.1(b) and 4.1(c), which shall be true and correct in all respects (in each case without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein), as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

(b) Covenants. Each Seller and each Owner shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by such Seller or such Owner under this Agreement (provided that with respect to those agreements and covenants qualified by materiality or Material Adverse Effect, Sellers and Owners shall have performed such agreements and covenants as so qualified, in all respects) at or prior to the Closing Date, and shall have delivered all items required to be delivered by such Seller or Owner at the Closing pursuant to Section 3.2.

(c) Related Agreements. Each Seller, each Owner and their respective Affiliates, as applicable, shall have executed and delivered each Related Agreement to which it is a party.

(d) Pay-off Letters. Each Seller shall have delivered customary pay-off letters from the applicable agent(s) for all existing Indebtedness and evidence of release (or agreement to release concurrently with the Closing) of all Liens (other than Permitted Liens) on the assets and properties of the Business that secure Indebtedness Related to the Business or directly or indirectly encumbering the Acquired Assets (including UCC-3 termination statements or similar provincial filings in Canada, together with the return of any collateral in the possession of any agent or lender) to be paid off by Buyers pursuant to Section 2.7.

(e) Certificate. Buyers shall have received a certificate, signed by a duly authorized officer of each Seller and dated the Closing Date, to the effect that the conditions set forth in subsections (a) and (b) of this Section 7.2 have been satisfied.

(f) No Proceedings. There shall not be pending or threatened by any Governmental Authority any suit, action or proceeding, reasonably likely to succeed on its merits, challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from any Buyer in connection with the transactions contemplated by this Agreement any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by any Buyer or any of its Affiliates of any material portion of the business or assets of any Buyer (including the Business) or any of its Affiliates.

(g) No Material Adverse Effect. Since the date of this Agreement, there has not occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

(h) Employment and Consulting Agreements. Buyers shall have: (i) entered into employment agreements duly executed by each U.S. Key Employee and each Canadian Key Employee in substantially the form attached hereto as Exhibit L; (ii) entered into the Recoupment Agreement duly executed by each U.S. Key Employee and each Canadian Key Employee in substantially the form attached hereto as Exhibit P; (iii) entered into consulting agreements duly executed by each of Mr. Walter “Loddie” Naymola and Mr. Don S. Shaver, in substantially the form attached hereto as Exhibit M; and (iv) entered into employment agreements duly executed by each of certain other employees of Sellers, as determined in Buyers’ discretion and listed on Disclosure Schedule 7.2(h).

(i) Financing. Buyers shall be in receipt of funds from debt financing (which shall be on terms and conditions satisfactory to Buyers in their sole discretion) sufficient to enable Buyers to make payment of the Purchase Price, as adjusted (subject to Section 2.7), and consummate the transactions contemplated by this Agreement.

7.3 Conditions to the Obligations of Sellers. The obligation of each Seller and each Owner to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of each Buyer contained in this Agreement shall be true and correct in all material respects (in each case without giving effect to any limitations as to materiality or material adverse effect set forth therein) as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

(b) Covenants. Each Buyer shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by such Buyer under this Agreement (provided that with respect to those agreements and covenants qualified by materiality or material adverse effect, Buyers shall have performed such agreements and covenants as so qualified, in all respects) at or prior to the Closing Date, and shall have delivered all items required to be delivered at the Closing pursuant to Section 3.3.

(c) Related Agreements. Each Buyer shall have executed and delivered the Related Agreements to which it is a party.

(d) Certificate. Sellers shall have received a certificate, signed by a duly authorized officer of each Buyer and dated the Closing Date, to the effect that the conditions set forth in subsections (a) and (b) of this Section 7.3 have been satisfied.

ARTICLE 8

INDEMNIFICATION

8.1 Survival, Etc..

(a) Contents of this Agreement. The representations and warranties in this Agreement, and any qualifications or limitations contained therein, shall not affect the allocation between the parties of responsibility (and indemnification obligations) for the Retained Liabilities.

(b) No Effect on Liability. None of (i) the consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) the delay or omission of any party to exercise any of its rights under this Agreement or any Related Agreement or (iii) any investigation or disclosure (other than in Disclosure Schedules with regard solely to the representations and warranties with respect to which such Disclosure Schedule relates) that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (A) affect the liability of the parties to one another for any Breach of this Agreement or any Related Agreement by any Seller or any Owner or (B) prevent any party from relying on the representations or warranties contained in this Agreement or any Related Agreement.

(c) Survival. The representations and warranties of each Buyer and each Seller and each Owner made in this Agreement shall survive the consummation of the transactions described herein and therein until the date that is eighteen (18) months after the Closing Date, other than the Fundamental Representations, which shall continue and survive indefinitely; provided that, notwithstanding the foregoing, the representations and warranties set forth in Sections 4.4(b) (Tax Matters) and 4.5(e) (Benefit Plans; ERISA), shall survive for thirty (30) days after the expiration of the statute of limitations applicable to the subject matter of such representations and warranties, giving effect to any extension thereof, and the representations and warranties set forth in Section 4.5(i) (Environmental Matters) shall survive the later of (x) five (5) years after the Closing and (y) thirty (30) days after the expiration of the applicable statute of limitations, giving effect to any extension thereof. For purposes of this Article 8, the covenants and agreements of the parties contained in this Agreement shall survive the Closing and remain in full force and effect until the date that is twelve (12) months after the date on which they are fully performed in accordance with their terms or are otherwise terminated, whether by their terms or as a matter of applicable Legal Requirement; it being understood that this Section 8.1(c) shall not supersede the terms of such covenants and such agreements as set forth therein. For the avoidance of doubt, if no date for full performance is specified, such covenants and agreements shall survive for five (5) years after the Closing.

(d) Exclusivity of Remedy. Subject to Section 10.13, the provisions of this Article 8 shall be each party’s sole and exclusive remedy (absent fraud, intentional misrepresentation or intentional breach) for breaches of all representations and warranties set forth in this Agreement.

8.2 Indemnification of Each Buyer.

(a) Subject to the other provisions of this Article 8, each Seller and each Owner shall jointly and severally defend, indemnify and hold harmless each Buyer, together with its respective directors, officers, employees, shareholders, subsidiaries, agents, advisors, attorneys, accountants, consultants and Affiliates (collectively, the “Buyer Indemnitees”), from and against, and promptly reimburse the Buyer Indemnitees for, any Losses that any Buyer Indemnitee incurs or to which any Buyer Indemnitee becomes subject, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of, relating to, or in connection with (including, without limitation, future costs and expenses to the extent reasonably expected to be incurred in connection with any Loss reasonably calculable at the time of such indemnity claim):

(i) any Breach of or inaccuracy in any representation or warranty made by any Seller or any Owner contained in this Agreement, the Disclosure Schedules or any other certificate or instrument delivered pursuant to this Agreement (it being understood and agreed that in the case of a breach of Sections 4.1(a)(ii), 4.1(b)(ii), 4.5(g) or 4.5(j) by any Owner, the indemnification obligations in connection with such breach shall be limited to such Owner);

(ii) any Breach or non-fulfillment of any covenant or agreement of any Seller or any Owner contained in this Agreement, the Disclosure Schedules or any other certificate or instrument delivered pursuant to this Agreement (it being understood and agreed that in the case of a breach of Section 6.9 by any Owner or Restricted Owner, as the case may be, the indemnification obligations in connection with such breach shall be limited to such Owner or Restricted Owner, as the case may be);

(iii) the Retained Liabilities, including without limitation (A) to the extent not expressly assumed by Buyers in this Agreement, any and all known or unknown Liabilities, now-existing or contingent, arising out of, relating to or in connection with the operation of the Business prior to Closing; and (B) any and all Liabilities under Environmental Law to the extent arising out of the ownership or operation of the Acquired Assets prior to Closing or relating to any Seller’s operation of the Business prior to the Closing;

(iv) any Benefit Plan established or maintained by any Seller;

(v) any and all Taxes or Transfer Taxes for which any Seller is responsible in accordance with Section 6.4;

(vi) solely in his capacity as the Seller Representative, the acts and omissions of, or reliance in accordance with Section 10.17 upon, the Seller Representative to the extent that the Seller Representative has acted outside the scope of his authority or has failed to act in accordance with his obligations set forth in Section 10.17;

(vii) the presence or use of certain Excluded Assets on the Leased Premises or the Owned Real Property pursuant to Section 6.7(c); and

(viii) any adjustment to the Purchase Price owed by any Seller in accordance with Section 2.10 that is not timely paid by any such Seller pursuant to Section 2.10.

(b) For purposes of determining or calculating the amount of Losses resulting from a Breach pursuant to Section 8.2(a), and therefore, any indemnification obligation under this Section 8.2, any qualification as to “materiality”, “Material Adverse Effect”, “Knowledge” or words of like meaning included in any applicable representation and warranty in this Agreement shall be disregarded as if such qualification was not included.

8.3 Indemnification of Each Seller and Each Owner.

(a) Subject to the other provisions of this Article 8, each Buyer shall jointly and severally defend, indemnify and hold harmless each Seller and each Owner, together with its or his employees, agents, advisors, attorneys, accountants, consultants and Affiliates (collectively, the “Seller Indemnitees”), from and against, and promptly reimburse the Seller Indemnitees for, Losses that any Seller Indemnitee incurs or to which any Seller Indemnitee becomes subject, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of, relating to, or in connection with (including, without limitation, future costs and expenses to the extent reasonably expected to be incurred in connection with any Loss reasonably calculable at the time of such indemnity claim):

(i) any Breach of or inaccuracy in any representation or warranty made by any Buyer contained in this Agreement or any other certificate or instrument delivered pursuant to this Agreement;

(ii) any Breach or non-fulfillment of any covenant or agreement of any Buyer contained in this Agreement or any other certificate or instrument delivered pursuant to this Agreement;

(iii) any of the Assumed Liabilities; and

(iv) any and all Taxes and Transfer Taxes for which any Buyer is responsible in accordance with Section 6.4.

(b) For purposes of determining or calculating the amount of Losses resulting from a Breach pursuant to Section 8.3(a), and therefore, any indemnification obligation under this Section 8.3, any qualification as to “materiality”, “material adverse effect”, “knowledge” or words of like meaning included in any applicable representation and warranty in this Agreement shall be disregarded as if such qualification was not included.

8.4 Indemnification Procedure. A Buyer Indemnitee or a Seller Indemnitee (as applicable, the “Indemnified Party”) will promptly give the party or parties obligated to indemnify the Indemnified Party under this Article 8 (the “Indemnifying Party”) written notice of any claim (including any pending or threatened claim by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement) to indemnification under this Article 8; provided, that in the event that any Seller or any Owner is an Indemnifying Party, such notice shall be given to the Seller Representative. The failure to provide notice will not affect any rights under this Agreement, except to the extent the failure actually prejudices the Indemnifying Party. Any notices and communications under this Article 8 will be given to or made in accordance with Section 10.4. The parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.1(c) for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, an Indemnified Party shall have notified the Indemnifying Party in accordance with this Section 8.4 of a claim for indemnification under this Article 8 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article 8 notwithstanding the passing of such applicable date, until such claim is resolved.

8.5 Limitations on Indemnity.

(a) Minimum Indemnity. No Indemnifying Party shall have any liability to Buyer Indemnitees or Seller Indemnitees, as applicable, for indemnifiable Losses under Section 8.2(a) or Section 8.3(a), as applicable, until such Losses (together with other Losses of Buyer Indemnitees or Seller Indemnitees, as applicable) exceed an aggregate amount equal to the Minimum Threshold, in which case the Indemnifying Party shall be obligated to indemnify the Buyer Indemnitees or Seller Indemnitees, as applicable, for the total amount of all indemnifiable Losses. No Loss may be claimed under Section 8.2(a) or Section 8.3(a), as the case may be, by an Indemnified Party or included in calculating the Minimum Threshold unless it exceeds, individually or together with all Losses resulting from the same or series of related claims arising out of the same facts, events or circumstances, $50,000.00.

(b) Maximum Indemnity. Neither any Seller nor any Owner shall be required to indemnify Buyer Indemnitees for Losses under Section 8.2(a) in an aggregate amount greater than the Cap. Neither Buyer shall be required to indemnify Seller Indemnitees for Losses under Section 8.3(a) in an aggregate amount greater than the Cap.

(c) Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any indemnifiable Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds, net of any actual costs, expenses or premiums incurred by the Indemnified Party in connection with securing or obtaining such proceeds, including any proceeds transferred to an Indemnifying Party under Section 6.17, and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, in each case except to the extent that the deduction itself would excuse, exclude or limit the coverage of all or part of such Loss (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article 8 and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).

(d) Notwithstanding anything to the contrary herein, none of the limitations on indemnification set forth in this Section 8.5 shall apply to: (i) any Loss that any Buyer Indemnitee incurs or to which any Buyer Indemnitee becomes subject, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of, relating to, or in connection with (including, without limitation, future costs and expenses to the extent reasonably expected to be incurred in connection with any Loss reasonably calculable at the time of such indemnity claim) (A) any Breach or inaccuracy of any representation or warranty in the Fundamental Representations; or (B) any Breach or non-fulfillment of the covenants and agreements set forth in Section 6.6(e); and (ii) Sections 8.2(a)(iii), 8.2(a)(iv), 8.2(a)(v), 8.2(a)(vii) and 8.2(a)(viii); provided, that notwithstanding the foregoing, in no event shall the Sellers and Owners, be liable, collectively, for Losses to any Buyer Indemnitees in excess of the Aggregate Cap (other than for Losses arising out of, relating to or in connection with any Retained Liability or any Breach or non-fulfillment of the covenants and agreements set forth in Section 6.6(e), neither of which, for the avoidance of doubt, shall be subject to any limitations set forth in this Article 8).

8.6 Third Party Claims.

(a) In the event an Indemnified Party receives notice of any action, audit, claim, demand or assessment (each, a “Third Party Claim”) against the Indemnified Party which may give rise to a claim for Loss under this Article 8, within ten (10) Business Days from its receipt of such notice (the “Notice Period”), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the delay of any Indemnified Party in giving notice of any such Third Party Claim shall not affect such Indemnified Party’s rights under this Article 8 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled, to the extent permitted by applicable Legal Requirement, to be represented by counsel approved by the Indemnified Party (which approval may not be unreasonably withheld) to assume the defense of the Third Party Claim if it (i) promptly notifies the Indemnified Party in writing within the Notice Period whether or not the Indemnifying Party shall assume the defense of such Third Party Claim and (ii) has expressly agreed in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge such Third Party Claim and that the claims made in such Third Party Claim are within the scope of and subject to indemnification by the Indemnifying Party in accordance with the terms hereof.

(b) Notwithstanding the foregoing, if (i) the Indemnified Party shall have reasonably concluded that there is a reasonable probability that the Third Party Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which the Indemnified Party would be entitled to indemnification or reimbursement under this Article 8, (ii) the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or (iii) Seller Representative is subject to bankruptcy, insolvency or receivership proceedings, then, in any such case, the Indemnifying Party shall not have the right to assume or control such defense. If the Indemnified Party duly elects to undertake a defense against a Third Party Claim, the Indemnified Party may do so at its sole cost and expense, provided, that the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees of such separate counsel if the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party. The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such Third Party Claim. The Indemnified Party and the Indemnifying Party also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such Third Party Claim. The Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into any settlement, compromise or discharge of such Third Party Claim, or if the defense of such Third Party Claim has been assumed by the Indemnified Party, ceasing to defend against such Third Party Claim unless (1) as a result of such settlement or ceasing to defend, no injunctive or other equitable relief would be imposed against the Indemnified Party and no finding or admission of any violation of applicable Legal Requirement or violation of the rights of any Person is made against any Indemnified Party and, in the event of ceasing to defend, the Indemnifying Party has paid to the Indemnified Party an amount equal to the amount sought from the Indemnified Party pursuant to such Third Party Claim, or (2) in the case of a settlement, the Indemnified Party receives from the claimant an unconditional release from all further liability in respect of such Third Party Claim in a written agreement in a form reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall provide the Indemnified Party with prompt written notice of any such settlement (together with a copy thereof) or ceasing to defend. If the Indemnifying Party does not undertake within the Notice Period to defend against such Third Party Claim or after assuming such control fails to diligently defend against such Third Party Claim in good faith, then the Indemnified Party shall have the right to take over the defense of such claim and settle the Third Party Claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor. Except when the Indemnifying Party fails to diligently defend, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld) or unless a judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. With respect to each Third Party Claim, each party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought for purposes of any claim for indemnification with respect to such Third Party Claim or the matters alleged therein, and agrees that process may be served on such party with respect to any such claim anywhere in the world.

(c) Solely for purposes of this Section 8.6, in the event that any Seller or any Owner is an Indemnifying Party, the Seller Representative shall have all the rights and obligations of such Indemnifying Party, and all notices required by this Article 8 shall be provided to the Seller Representative.

(d) Cooperation. The parties shall reasonably cooperate with each other to implement the provisions of this Section 8.6.

8.7 Delays or Omissions, Waivers, Etc. Except as otherwise provided in this Agreement, including Section 8.1(c) and Section 8.6(a), no delay or omission to exercise any right, power or remedy inuring to any party upon any breach or default of any party under this Agreement or any Related Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Neither any Seller’s nor any Buyer’s right to indemnity pursuant to this Article 8 shall be adversely affected by its waiver of a condition to Closing set forth in Article 7 unless such party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver. Neither the exercise of nor the failure to exercise any remedy under this Agreement or any Related Agreement will constitute an election of remedies or limit in any manner enforcement of any remedies. All remedies either under this Agreement or any Related Agreement or by law or otherwise afforded to the parties shall be cumulative and not alternative.

8.8 Payments.

(a) If a Buyer Indemnitee is entitled to indemnification from Sellers or Owners under this Article 8, then such Losses shall first be satisfied from the Holdback Amount, including any interest or other amounts earned thereon, and no amount shall be recovered by any Buyer pursuant to this Article 8 unless and until the Holdback Amount has been exhausted or released pursuant to Section 2.11.

(b) Subject to Section 8.8(a), the Indemnifying Party shall pay all amounts payable pursuant to this Article 8, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

8.9 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss.

8.10 Remediation. Subject to the limitations set forth in Section 8.5 herein, with respect to any Environmental Condition for which any Seller is required to indemnify and defend any Buyer pursuant to the terms of this Agreement that requires any Remediation to respond to, remove or otherwise address Environmental Conditions, the appropriate standard for Remediation shall be to Commercial/Industrial standards, unless the lease for the affected Leased Premises requires that more stringent standards be achieved, in which case such standards shall apply.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyers and the Seller Representative;

(b) by either Buyers or the Seller Representative, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to the 150th day following the date hereof (the “Outside Date”), so long as the terminating party is not in material breach of its obligations under this Agreement;

(c) by either Buyers or the Seller Representative if the Closing shall not have occurred on or prior to five (5) Business Days following the satisfaction of all of the conditions to Closing as a result of any action or inaction by the other party;

(d) by Buyers (but only so long as each Buyer is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Sellers or Owners and such breach, inaccuracy or failure cannot by cured by Seller Representative or Owners, as the case may be, by the Outside Date, such that one or more of the conditions to Closing set forth in Sections 7.1 or 7.2 are not capable of being fulfilled as of the Outside Date;

(e) by Seller Representative (but only so long as each Seller and each Owner is not in material breach of its respective obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Buyers and such breach, inaccuracy or failure cannot by cured by Buyers by the Outside Date, such that one or more of the conditions to Closing set forth in Sections 7.1 or 7.3 are not capable of being fulfilled as of the Outside Date; or

(f) by either Buyers or Seller Representative in the event that (i) there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued any order, decree or injunction restraining or enjoining the transactions contemplated by this Agreement, and such order, decree or injunction shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 6.15, 10.1, 10.3, 10.4, 10.6, 10.7, 10.9, 10.11 and 10.13 (and any related definitional provisions contained herein), and except that nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article 8 shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE 10

MISCELLANEOUS

10.1 Governing Law; Submission to Jurisdiction; Selection of Forum; Attorneys’ Fees. THIS AGREEMENT AND THE RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, any Related Agreement or the transactions contemplated herein or therein exclusively in the Chosen Courts, and solely in connection with claims arising under this Agreement, any Related Agreement or the transactions contemplated herein or therein (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.4. Each party hereto irrevocably designates CT Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

10.2 Successors and Assigns to this Agreement. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned, voluntarily or involuntarily by operation of law or otherwise, without the written consent of all other parties and any attempted assignment without such consent shall be null and void; provided, however, that either Buyer may assign all of its rights hereunder to one of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in all such cases the applicable Buyer shall nonetheless remain responsible for the performance of its obligations hereunder).

10.3 Entire Agreement; Amendment. This Agreement (including the Disclosure Schedules and Exhibits hereto and the Related Agreements) constitute the final agreement between the parties and the complete and exclusive expression of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations, agreements, understandings, representations and warranties, both written and oral, between the parties on the matters contained herein are expressly merged into and superseded by this Agreement (other than with respect to the rights and obligations set forth in the Confidentiality Agreement). This Agreement supersedes that certain letter of intent dated December 10, 2013, between Parent and Sellers. In the event of any inconsistency between the statements in the body of this Agreement and in the Disclosure Schedules, Exhibits or any Related Agreement (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto. For the avoidance of doubt, the requirement to amend this Agreement in writing set forth in the immediately preceding sentence may not be waived orally or by the conduct of the parties.

10.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy or electronic mail (with confirmation of transmission and with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.

If to Sellers or Owners:	LD Services, LLC
3405 W. Cardinal Dr.
Beaumont, TX 77705
	Attn:	Don S. Shaver
	Tel:	(409) 980-7000
	Fax:	(409) 842-5715

with a copy to:	Fulbright & Jaworski LLP
Fulbright Tower
1301 McKinney, Suite 5100
Houston, TX 77010-3095
	Attn:	David S. Peterman
	Tel:	(713) 651-3635
	Fax:	(713) 651-5246

If to Buyers:	United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
	Attn:	Jonathan M. Gottsegen
	Fax:	(203) 618-7252
	Email:	jgottsegen@ur.com

with a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Attn:	Francis J. Aquila, Esq.
	Tel:	(212) 558-4000
	Fax:	(212) 558-5940
	Email:	aquilaf@sullcrom.com

10.5 No Third Party Beneficiary, Etc. This Agreement is for the sole benefit of the parties hereto and their respective successor and permitted assigns, and there shall be no third party beneficiary hereof. Neither the availability of, nor any limit on, any remedy hereunder shall limit the remedies of any party hereto against third parties. Notwithstanding the foregoing, Buyer Indemnitees and Seller Indemnitees are intended third party beneficiaries under this Agreement and will be entitled to directly enforce any indemnification rights to which they may be entitled under this Agreement.

10.6 Reformation; Severability. In case any provision hereof shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If such provision is not capable of reformation, it shall be severed from this Agreement and the enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile or by electronic mail in Portable Document Format (.pdf); provided that attachment thereof shall constitute the representation and warranty of the Person delivering such signature that such Person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

10.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs hereof are for convenience of reference only and are not to be considered in construing this Agreement. References to “Sections” herein are references to sections of this Agreement. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

10.9 Expenses. Except (i) as provided in Section 2.10(c), Section 2.12(g), Section 6.3(c) and Section 6.4(c), (ii) for (x) the Data Room Expenses that are evidenced by one or more invoices received by Buyers prior to the Closing Date and included in any adjustment to the Purchase Price pursuant to Section 2.8(c) and (y) any cost and expense related to obtaining certificates and/or other documents of title with respect to any Acquired Asset pursuant to Section 6.7(a)(ii), in each case, of which one-half (1/2) shall be borne by Buyers and one-half (1/2) shall be borne by Sellers, and (iii) as otherwise expressly provided in this Agreement, each party hereto will bear its respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, the Related Agreements and the transactions contemplated herein or therein, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

10.10 Knowledge. When reference is made to any Seller’s or Sellers’ “Knowledge”, it means receipt of notice of such fact or matter by, or actual knowledge of such fact or matter by, one or more of the following individuals: Walter “Loddie” Naymola, Don S. Shaver, each U.S. Key Employee and each Canadian Key Employee (collectively, the “Knowledge Individuals”). No representation or warranty made by any Seller or any Owner may be qualified or limited by reference to the knowledge of any Seller or any Owner unless due inquiry has actually been made by the Knowledge Individuals.

10.11 Public Disclosure. The parties acknowledge and agree that, except as required for the pursuit of any Seller Consents required by Section 6.8 and announcements to and discussions with employees of each Seller reasonably required in furtherance of the transactions contemplated by this Agreement and the Related Agreements and the performance of the parties’ obligations pursuant thereto, and except as otherwise required by any applicable Legal Requirement, any press release or similar public announcement, communication or disclosure of information concerning the execution or performance of this Agreement or any Related Agreement shall be developed by Buyers or their Affiliates and no Seller, Owner or Affiliate or Related Party of any Seller or any Owner shall develop, make or issue any such press release, announcement, communication or disclosure without the prior written consent of Buyers; provided that Buyers shall deliver to Sellers a draft of any such press release, announcement, communication or disclosure in advance of any dissemination thereof and shall consider any reasonable comments and changes timely submitted to Buyers by Sellers in relation thereto in good faith.

10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.13 Specific Performance.

(a) Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto are cumulative. The transactions contemplated under this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated under this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties irreparable harm.

(b) In the event of any breach or threatened breach by any Seller or any Owner, on the one hand, or any Buyer, on the other hand, as applicable, of any of their respective covenants or obligations set forth in this Agreement, any Seller or any Owner, on the one hand, or any Buyer, on the other hand, as applicable, is entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, as applicable, and to specifically enforce the terms and provisions of this Agreement for the avoidance of doubt, this Section 10.13 shall survive the Closing and shall be available with respect to any breaches or threatened breaches of this Agreement with respect to covenants and obligations required to be performed under this Agreement.

10.14 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, or any of the Related Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

10.15 Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as parties hereto, and no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

10.16 Relationship of the Parties. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The relationship of the parties is that of independent contractors. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

10.17 Seller Representative.

(a) In order to administer efficiently the adjustments to the Purchase Price pursuant to Section 2.10, the resolution of the Earnout Payment, the termination provisions of this Agreement and the defense or settlement of any claims for Losses for which the Sellers may be required to indemnify the Buyer Indemnitees pursuant to this Agreement, Sellers and the Owners, by their execution of this Agreement irrevocably appoint Mr. Don S. Shaver, or such other person as later designated by the general partner of National Pump, as their agent, attorney in fact and representative (with full power of substitution) from and after the Closing (the “Seller Representative”), and, by its execution of this Agreement, Mr. Don S. Shaver, or such other person as later designated by the general partner of National Pump hereby accepts such appointment.

(b) The Seller Representative is authorized (i) to take all action necessary in connection with the acceptance, rejection, determination and payment of any adjustment to the Purchase Price and the Earnout Payment pursuant to the terms of this Agreement, the termination of or the exercise of remedies under this Agreement, and the defense or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of Sellers or the Owners and to transact matters of litigation or arbitration) for which Sellers and/or the Owners may be required to indemnify the Buyer Indemnitees pursuant to this Agreement, (ii) to give and receive all notices required to be given under this Agreement to which any Seller is a party and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(i) to execute and deliver all amendments, waivers, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, including termination notices;

(ii) to receive funds, make payments of funds, and give receipts for funds;

(iii) to do or refrain from doing any further act or deed on behalf of the Sellers and/or Owners (or any subset thereof) that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present; and

(iv) to receive service of process in connection with any claims under this Agreement.

(c) In the event that the Seller Representative becomes unable to perform the Seller Representative’s responsibilities hereunder or resigns from such position, the general partner of National Pump shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement.

(d) All decisions and actions by the Seller Representative, including the defense or settlement of any claims for Losses for which Sellers and/or the Owners may be required to indemnify the Buyer Indemnitees pursuant to this Agreement, shall be binding upon all Sellers and Owners, and no Seller or Owner shall have the right to object, dissent, protest or otherwise contest the same.

(e) Notwithstanding anything to the contrary contained in this Agreement, each Buyer is entitled to rely exclusively upon any and all communications of the Seller Representative under this Agreement as the communications of each Seller and each Owner, as applicable. Each Buyer and the Buyer Indemnitees shall be entitled to rely conclusively on any decision, act, consent or instruction of the Seller Representative as to any adjustments of the Purchase Price, resolution of the Earnout Payment, the termination of this Agreement and the settlement of any claims for Losses for which Sellers or the Owners may be required to indemnify the Buyer Indemnitees pursuant to this Agreement and any other actions required to be taken by the Seller Representative hereunder as being the decision, act, consent or instruction of each Seller and each Owner, as applicable. Each Buyer is relieved from any causes of action, lawsuits, judgments, claims and demands of any Seller, any Owner or any Affiliate or Related Party of any Seller or any Owner, or any other Person for any acts taken in accordance with such decision, act, consent or instruction of the Seller Representative. Each Buyer (i) need not be concerned with the authority of the Seller Representative to act on behalf of Sellers and the Owners and (ii) will not be held liable or accountable by any Seller or any Owner or any other Person in any manner for any act or omission of, or any act or omission of such Buyer in accordance with or in reliance upon any act or omission of the Seller Representative.

(f) All actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all Sellers and Owners, and no Seller or Owner shall have any cause of action against the Seller Representative, and the Seller Representative shall not be liable to any Seller or Owner for any action taken or not taken, decision made or instruction given by the Seller Representative under this Agreement, except for fraud, gross negligence or willful misconduct by the Seller Representative. The Seller Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller by virtue of a failure or refusal of the Seller Representative to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(g) The provisions of this Section 10.17 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller or Owner may have in connection with the transactions contemplated by this Agreement.

(h) The provisions of this Section 10.17 shall be binding upon the legal representatives, successors and permitted assigns of each Seller and each Owner, and any references in this Agreement to Sellers or the Owners shall mean and include the successors to the rights of Sellers or the Owners hereunder.

* * * * *

This Agreement has been executed and delivered as of the date first written above.

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Jeffrey Fenton
	Name:	Jeffrey Fenton
	Title:	Senior Vice President, Business Development

UNITED RENTALS OF CANADA, INC.

By:	/s/ Jeffrey Fenton
	Name:	Jeffrey Fenton
	Title:	Senior Vice President, Business Development

[Signature Page to Asset Purchase Agreement]

LD SERVICES, LLC

By:	/s/ Don S. Shaver
	Name:	Don S. Shaver
	Title:	Member / Manager

NATIONAL PUMP & COMPRESSOR, LTD.

By:	NAYMOLA INVESTMENTS, INC.,
its General Partner

	By:	/s/ Don S. Shaver
		Name:	Don S. Shaver
		Title:	Vice President

CANADIAN PUMP & COMPRESSOR LTD.

By:	/s/ Don S. Shaver
	Name:	Don S. Shaver
	Title:	Secretary

GULFCO INDUSTRIAL EQUIPMENT, L.P.

By:	NAYMOLA INVESTMENTS, INC.,
its General Partner

	By:	/s/ Don S. Shaver
		Name:	Don S. Shaver
		Title:	Vice President

[Signature Page to Asset Purchase Agreement]

NAYMOLA INVESTMENTS, INC.		SHAVER FAMILY PARTNERS, LTD.

By:	/s/ Don S. Shaver	By:	/s/ Don S. Shaver

	Name: Don S. Shaver		Name:	Don S. Shaver
	Title: Vice President		Title:	General Partner

The MBN Trust		The BZN Trust

By:	/s/ Don S. Shaver	By:	/s/ Don S. Shaver

	Name: Don S. Shaver		Name:	Don S. Shaver
	Title: Trustee		Title:	Trustee

/s/ Matthew W. Adams	/s/ Owen Myhre
Matthew W. Adams	Owen Myhre

/s/ Matthew H. Ashabranner	/s/ Walter E. (Loddie) Naymola, Jr.
Matthew H. Ashabranner	Walter E. (Loddie) Naymola, Jr.

/s/ Karen F. Babineaux	/s/ Michael Nix
Karen F. Babineaux	Michael Nix

/s/ John H. Robert Briggs, Jr.	/s/ Charles E. Pugh
John H. Robert Briggs, Jr.	Charles E. Pugh

/s/ Ross T. Derouen	/s/ Jason R. Pyle
Ross T. Derouen	Jason R. Pyle

/s/ Brandon James Fontenot	/s/ Don S. Shaver
Brandon James Fontenot	Don S. Shaver

/s/ Brian Hardy	/s/ Samuel Lee Smith, Jr.
Brian Hardy	Samuel Lee Smith, Jr.

/s/ Jeffrey Hayden	/s/ Donald J. Surratt
Jeffrey Hayden	Donald J. Surratt

[Signature Page to Asset Purchase Agreement]

/s/ William A. Kiker	/s/ Cheryl A. Wisenbaker
William A. Kiker	Cheryl A. Wisenbaker

/s/ Rhett G. Lasserre
Rhett G. Lasserre

[Signature Page to Asset Purchase Agreement]